Exhibit 10.1

EXECUTION VERSION

HILL INTERNATIONAL, INC.

CREDIT AGREEMENT

Dated as of September 26, 2014

among

HILL INTERNATIONAL, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

THE U.S. LOAN PARTIES,

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent, Term Collateral Agent, U.S. Revolver Collateral Agent and L/C Issuer

TD BANK, N.A.,

as Syndication Agent,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Documentation Agent

♦ ♦ ♦

SG AMERICAS SECURITIES, LLC,
as Sole Bookrunner and Lead Arranger

i

Exhibits:

Exhibit A:	Form of Assignment
Exhibit B:	Form of Note
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Form of U.S. Revolving Borrowing Base Certificate
Exhibit E:	Form of L/C Request
Exhibit F:	Form of Notice of Conversion or Continuation
Exhibit G:	Form of Compliance Certificate
Exhibit H:	Form of Guaranty and Security Agreement
Exhibit I:	Form of Solvency Certificate
Exhibit J 1-4:	Form of U.S. Tax Compliance Certificates
Exhibit K:	Form of Accounts Detail Report
Exhibit L:	Form of Accounts Report

ANNEXES:

Annex I	Commitments
Annex II	Guarantors
Annex III	Notices
Annex IV	Excluded and Immaterial Subsidiaries
Annex V	Material Subsidiaries

SCHEDULES:

Schedule 4.3	Ownership
Schedule 4.7	Litigation
Schedule 4.8A	Taxes
Schedule 4.8B	Cash Balance and Tax Withholding
Schedule 4.14	Environmental
Schedule 4.15	Intellectual Property
Schedule 4.16C	Federal Assignment of Claims Act
Schedule 4.16D	Real Property
Schedule 4.18	Sanctioned Country
Schedule 6.1(h)	Permitted Countries
Schedule 8.1	Indebtedness
Schedule 8.2	Liens
Schedule 8.3	Investments
Schedule 8.15	Bank Accounts

This Credit Agreement, dated as of September 26, 2014, is entered into among HILL INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the U.S. Loan Parties signatory hereto, the lenders signatory hereto, SOCIÉTÉ GÉNÉRALE, as administrative agent and collateral agent for the Term Loan Lenders, U.S. Revolving Credit Lenders and the L/C issuers (in such capacities, the “Administrative Agent”, the “Term Collateral Agent” and the “U.S. Revolver Collateral Agent”), TD BANK, N.A., as syndication agent (the “Syndication Agent”), and HSBC BANK USA, NATIONAL ASSOCIATION, as documentation agent (the “Documentation Agent”).

The Borrower has requested, and the Lenders have agreed to make available to the Borrower hereunder, the U.S. Revolving Credit Facility and the Term Loan Facility upon and subject to the terms and conditions set forth in this Agreement to be used for the purposes set forth in Section 7.9.

Accordingly, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1            Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means (a) in respect of the Borrower and its Subsidiaries incorporated or otherwise organized in the United States, the generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination, and (b) in respect of any Subsidiary of the Borrower not incorporated or otherwise organized in the United States, the generally accepted accounting principles in such jurisdiction as in effect from time to time.

“Accounts Detail Report” means a report in form and substance similar to Exhibit K setting forth the amount of Receivables of the U.S. Loan Parties showing, by Client, the aggregate amount of Receivables due by aging bucket and including reasonable detail on chargebacks, open credit and returns memoranda, and amounts due and unpaid by 30-day aging categories and showing all Receivables unpaid more than 90 days after the original due date or 150 days after the original invoice date and segregating such Receivables based on the jurisdiction of domicile of the relevant U.S. Loan Party, and which Receivables are subject to the Lien of the U.S. Security Documents or the International Security Documents, as applicable.

“Accounts Report”  means a valuation report in form and substance similar to Exhibit L detailing the aggregate amount of Eligible Domestic Receivables of the U.S. Loan Parties

pledged as U.S. Collateral for the U.S. Facilities, after applying the criteria for Eligible Domestic Receivables set forth herein to the Receivables set forth on the Accounts Detail Report.

“Administrative Agent” has the meaning specified in the Preamble.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that none of the Agents nor any Lender shall be or be deemed to be an Affiliate of the Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means the Administrative Agent, the U.S. Collateral Agents, the Documentation Agent, the Syndication Agent, or any or all of them, as the case may be.

“Aggregate Excess Funding Amount” has the meaning specified in Section 2.2(c)(iv).

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104); (b) the United Kingdom Bribery Act of 2010 and (c) any other legal requirement having the force of law and relating to bribery, kickbacks or similar business practices.

“Anti-Money Laundering Laws” means any Requirement of Law related to money laundering, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Patriot Act, and its implementing regulations (collectively, the “Bank Secrecy Act”).

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable Fronting Exposure” means, with respect to any L/C Issuer at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such L/C Issuer that remains available for drawing at such time and (b) the aggregate amount of all payments made by such L/C Issuer pursuant to all Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Margin” means a percentage per annum equal to (a) 5.75% in the case of any Term Loan that is a Base Rate Loan, (b) 6.75% in the case of any Term Loan that is a LIBOR Rate Loan, (c) 2.75% in the case of any U.S. Revolving Loan that is a Base Rate Loan, and (d) 3.75% in the case of any U.S. Revolving Loan that is a LIBOR Rate Loan.

“Approved Fund” means, with respect to any Lender, any Person (other than an individual Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), acknowledged and recorded by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Available Amount” means, on any date of determination, an amount equal to (a) the sum, without duplication, of (i) for any date of determination after March 31, 2016, the aggregate amount (which shall not be less than zero) of Excess Cash Flow that has been certified to the Administrative Agent prior to such date of determination pursuant to Section 6.1(d) on a cumulative basis and that is not required to be applied to the repayment or prepayment of the Term Loans, plus (ii) the aggregate amount of proceeds received in cash after the date hereof and on or prior to such date of determination from any issuance or placement of Qualified Capital Stock of, or capital contribution to, the Borrower or any of its Wholly-Owned Subsidiaries plus (iii) an amount equal to all cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any of its Subsidiaries that is a U.S. Loan Party or International Loan Party in respect of any cash Investments previously made solely in reliance on the Available Amount, minus (b) the aggregate amount of all Investments, Restricted Payments, Liens and prepayments, redemptions, repurchases, defeasances and other satisfactions of Indebtedness made by the Borrower or any of its Subsidiaries pursuant to Sections 8.2(m), 8.3(p) or 8.5(b)(iii) of this Agreement or the International Credit Agreement, respectively, solely in reliance on the Available Amount on or prior to such date of determination.

“Available Cash” means, after giving pro forma effect to the Borrowing hereunder made on the Closing Date, any borrowing of revolving loans pursuant to Section 2.1 of the International Credit Agreement made on the Closing Date and the Equity Contribution, in respect of the Borrower and its Subsidiaries, (a) cash on deposit in demand deposit accounts in the United States and (b) cash on deposit in demand deposit accounts outside of the United States net of any estimated costs of the conversion of such cash into Dollars or of the repatriation of such cash to the United States (whether in the form of dividends or interest), including applicable Taxes (it being understood that the relevant withholding tax rate for each relevant Person shall be deemed to be 20%), as reported in the certificate delivered pursuant to Section 3.1(e); and in the case of each of clauses (a) and (b), such cash is not subject to any Liens (other than customary bank rights of set-off that are not currently exercisable against such cash and the Liens created pursuant to the U.S. Loan Documents or International Loan Documents), or to any contractual arrangement requiring the maintenance or segregation of, such cash for a specified use.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate” means, for any day, for any Loan, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of (i) LIBOR Rate in effect on such day for a one-month Interest Period plus (ii) 1.00% and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%.  If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (c) until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, LIBOR Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, LIBOR Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which the Borrower or any of its Subsidiaries incurs or otherwise has any Liability.

“Borrower” has the meaning specified in the Preamble.

“Borrowing” means a borrowing by the Borrower consisting of the same Type of Loan from all the Lenders having Commitments with respect to such Loans on a given date (or resulting from a conversion or conversions on such date), and in the case of LIBOR Rate Loans having the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.15(c) shall be considered part of the related Borrowing of LIBOR Rate Loans.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any LIBOR Rate or LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Business Line” means, with respect to any Person, Properties constituting an identifiable line or division of business operations conducted by such Person.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the equipment being traded in by the seller of such new equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be and (b) any expenditure under this definition shall be deemed a Capital Expenditure upon the acquisition of title to such asset notwithstanding the actual date of payment therefor.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with the Accounting Principles.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with the Accounting Principles.

“Cash Equivalents” means, at any time, (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof, (b) time or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the United States Federal Reserve System, (ii) has a long-term rating of BBB+ or higher from S&P and Baa1 or higher from Moody’s and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof, (c) (i) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P and (ii) up to $5,000,000 in the aggregate at any time outstanding of commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in the case of each type of commercial paper in clauses (i) and (ii) with maturities of not more than 180 days from the date of acquisition thereof, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria, at the time of acquisition thereof, described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into and (e) Investments, classified in accordance with the Accounting Principles as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“Cash Netting” means (a) cash on deposit in demand deposit accounts in the United States that is not subject to any Liens (other than customary bank rights of set-off that are not currently exercisable against such cash and the Liens created pursuant to the U.S. Loan Documents or International Loan Documents), or to any contractual arrangement requiring the maintenance or segregation of, such cash for a specified use, (b) cash of a Wholly-Owned Subsidiary of the Borrower on deposit in demand deposit accounts not in the United States that is subject to an International Account Control Agreement (as defined in the International Credit

Agreement) in form and substance reasonably satisfactory to the administrative agent under the International Credit Agreement but not subject to any other Liens (other than rights of set-off that are not currently exercisable against such cash), or to any contractual arrangement requiring the maintenance or segregation of, such cash for a specified use, and (c) cash of any Foreign Subsidiary of the Borrower on deposit in demand deposit accounts not in the United States, whose receivables are eligible to be included in the computation of the current International Revolving Borrowing Base (as defined in the International Credit Agreement) pursuant to Section 2.3(a)(ii) thereof (but for any failure to satisfy clause (B)(2) thereof) as of the relevant date of determination, provided that for purposes of calculating the Consolidated Net Leverage Ratio, the cash that is the subject of this clause (c) shall be netted solely against the aggregate outstanding principal amount of loans under the International Credit Agreement as of such date of determination (and shall not in any event be netted against the aggregate outstanding principal amount of the Loans hereunder).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the date hereof:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Management Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Voting Stock or economic power of the Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)           any Person or two or more Persons (other than the Permitted Management Shareholders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Stock or economic power of the Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of such Voting Stock or economic power of the Equity Interests; or

(d)           the Borrower shall cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of 100% of the aggregate direct or indirect Voting Stock or economic power of the Equity Interests of each Wholly-Owned Subsidiary of the Borrower (other than in connection with a transaction permitted pursuant to Section 8.7), free and clear of all Liens (other than Permitted Liens).

“Client” means the account debtor with respect to any Receivable or prospective purchaser of goods, services or both with respect to any contract or contract right, or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or any of its Subsidiaries, pursuant to which the Borrower or such Subsidiary is to deliver any personal property to perform any services.

“Closing Date” means the date on which the initial Loans are made.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment” means, with respect to any Lender, such Lender’s U.S. Revolving Credit Commitment, or Term Loan Commitment, as the context requires.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with the Accounting Principles.

“Consolidated Current Assets” means, with respect to any Person as of any date of determination, all amounts (other than cash and Cash Equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on a Consolidated balance sheet of the Borrower at such date on the most recent financial statements delivered or that should have been delivered pursuant to Sections 6.1(b) and (c).

“Consolidated Current Liabilities” means, with respect to any Person as of any date of determination, all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on a Consolidated balance sheet of the Borrower at such date on the most recent financial statements delivered or that should have been delivered pursuant to Sections 6.1(b) and (c).

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income plus (a) the following for such period to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Taxes, (iii) depreciation and amortization expense, (iv) Non-Cash Charges (provided that if any such Non-Cash Charges represent an accrual or reserve for potential cash items in any future period, the sum of cash paid in respect thereof in such future period shall be subtracted from the calculation Consolidated EBITDA for such future period), (v) any deductions attributable to minority interests of third parties in non-Wholly Owned Subsidiaries of the Borrower, except to the extent of cash dividends declared or paid on Equity Interests of such Subsidiaries held by third parties, (vi) cash expenses relating to earn-outs and similar obligations incurred in connection with Permitted Acquisitions, (vii) any transaction costs and expenses incurred in connection with the Loans or Equity Contribution referred to herein incurred (and reasonably backup documentation is provided to the Administrative Agent and satisfactory to the Administrative Agent in its reasonable discretion) within 180 days of the Closing Date, (viii) stock compensation expenses and (ix) any non-cash write-downs effected during such period for Receivables outstanding on the Closing Date payable by Clients located in Libya (in each of clauses (i) through (ix), of or by any Person and its Subsidiaries on a Consolidated basis) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all gains from investments recorded using the equity method, except to the extent of cash dividends or distributions received by such Person or any other Subsidiary in respect of such investments and (iii) all non-cash items increasing Consolidated Net Income (in each of clauses (i) through (iii), of or by such Person and its Subsidiaries on a Consolidated basis); provided that (A) in the event the Borrower or any of its Subsidiaries consummates the acquisition of any Person (or Properties constituting a division or line of business of any business entity, division or line of business) during any period, then the Borrower shall include on a Pro Forma Basis in its Consolidated EBITDA for such period prior to such consummation the Consolidated EBITDA of such acquired Person (or attributable to such acquired Properties), assuming for such purpose that such consummation occurred on the first day of such period included; provided, however, that if the Consolidated EBITDA proposed to be included would be in excess of $5,000,000, no amounts attributable to such acquisition may be so included unless the relevant amounts are satisfactorily described in a quality of earnings report prepared by an independent registered accounting firm reasonably satisfactory to the Administrative Agent; and (B) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, sold, transferred or otherwise disposed of by the Borrower or any of its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such sale or disposition or such designation, as the case may be, occurred on the first day of such period).

“Consolidated Interest Expense” means, for any period, (a) the sum, for such period, of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest, (ii) all interest paid or payable with respect to discontinued operations and (iii) the portion of rent expense under Capital Leases that is treated as interest, minus (b) the sum, for such period, of (i) paid-in-kind interest expenses or other non-cash interest expense, (ii) the amortization or write-off of any financing fees paid by the Borrower and (iii) the amortization of debt discounts; in each case of clauses (a) and (b), of or by the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses and gains or losses from discontinued operations for such period.

“Consolidated Net Leverage Ratio” means, for any date of determination, the ratio of (a) Consolidated Total Debt (net of Cash Netting not to exceed $10,000,000 in the aggregate) as at such date, to (b) Consolidated EBITDA for the most recently completed Test Period on or prior to such date.

“Consolidated Total Assets” means, for any date of determination, the Consolidated amount of all assets of the Borrower and its Subsidiaries as at such date reflected on the financial statements most recently delivered or that should have been delivered under Section 6.1(b) or (c), as the case may be, or, on any date prior to the delivery of financial statements under Section 6.1(b) or (c), the financial statements referred to in Section 4.4(a).

“Consolidated Total Debt” means, for any date of determination, all Indebtedness (excluding obligations consisting of undrawn letter of credit backing liabilities already reflected on the balance sheet or backing obligations that would be considered an expense item when calculating Consolidated EBITDA) of the Borrower and its Subsidiaries on a Consolidated basis as at such date.

“Consolidated Working Capital” means, for the Borrower and its Subsidiaries and for any period, (a) Consolidated Current Assets as at the last day of such period minus (b) Consolidated Current Liabilities as at the last day of such period.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interest of such Person.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Corporate Chart” means a document delivered pursuant to Section 6.1(e) setting forth, as of a date set forth therein, for each of the Borrower and its Subsidiaries, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the name of the holders of each Equity Interest of such Person and the ownership percentage thereof.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)           (i) Liens with respect to the payment of Taxes, assessments or other governmental charges for amounts that are not yet due, or (ii) statutory or common law Liens of landlords, suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business for amounts that are not more than 45 days past due and remain payable without penalty, or, in each case under clause (i) or (ii) above, that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions, if any, as shall be required to be maintained on the books of such Person in accordance with the Accounting Principles;

(b)           Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code (or similar Requirement of Law); Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction; Liens of banks arising from customary bank rights of set-off that are not currently exercisable; and Liens of securities firms arising in the ordinary course of business;

(c)           pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts or other similar obligations (other than for the repayment of borrowed money), (iii) made in lieu of, or to secure the performance of or the obligations under, surety, appeal, customs, reclamation and performance bonds or letters of credit (in each case not related to judgments or litigation);

(d)           except with respect to any Eligible Domestic Receivables, judgment liens (other than for the payment of Taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings; and

(e)           Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, conditions, rights of first refusal, rights of first offer, rights-of-way, utility easements, building restrictions, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real Property that do not, in the aggregate, materially (i) impair the value or marketability of such real Property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real Property.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Dilution Reserve” means, for any date of determination, an amount equal to 1% (or such higher percentage computed from time to time in the most recently delivered collateral audit described in Section 6.1(g)(i), which percentage shall be in effect for the next succeeding twelve months and thereafter until such percentage is reset; provided, however, that the Dilution Reserve may not be reset more frequently than once per twelve-month period) of Eligible Domestic Receivables at such date as set forth on the most recently delivered U.S. Revolving Borrowing Base Certificate pursuant to Section 6.1(f).

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related written materials prepared in connection with the syndication of the U.S. Facilities and (b) all other documents filed by the Borrower or any of its Subsidiaries with the United States Securities and Exchange Commission.

“Dispose” means, with respect to any Property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale, factoring at maturity, collection (exclusive of collections on account of Receivables) of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof, the past tense verb form “Disposed”, and the noun “Disposition” have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date at the time such Equity Interest is issued, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date at the time such Equity Interest is issued, (c) contains any repurchase obligation that may come into effect prior to the first anniversary of the Term Loan Maturity Date at the time such Equity Interest is issued, (d) requires the payment of any dividends (other than the payment of dividends solely in the form of Qualified Capital Stock) prior to the first anniversary of the Term Loan Maturity Date at the time such Equity Interest is issued or (e) provides the holders of such Equity Interests thereof with any rights to receive any cash upon the occurrence of a change of control or asset sale prior to the first anniversary of Term Loan Maturity Date at the time such Equity Interest is issued, unless the rights to receive such cash are contingent upon the prior payment in full in cash of the U.S. Secured Obligations (other than contingent indemnification obligations for which no claim has been made and obligations under Secured Hedging Agreements).

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary (a) that owns at least 51% of the Voting Stock of one or more Foreign Subsidiaries or (b) with which one or more Foreign Subsidiaries is required to be consolidated for accounting purposes.

“Documentation Agent” has the meaning specified in the Preamble.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any Person (a) that is not a “disregarded entity” for U.S. federal income tax purposes and is a “United States person” under and as defined in Section 770l(a)(30) of the Code or (b) that is a “disregarded entity” for U.S. federal income tax purposes and whose regarded owner (for U.S. federal income tax purposes) is a “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Effective Yield” means, as to any Loans, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, underwriting, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or otherwise to or from an E-System or other equivalent service.

“Eligible Domestic Receivables” means, with respect to each U.S. Loan Party, each of its Receivables arising in the ordinary course of business that are evidenced by an invoice or other documentary evidence (to include unbilled receivables to the extent such unbilled receivables are to be billed in the next billing cycle) and subject to the U.S. Secured Parties’ perfected Lien with the priority required by the U.S. Security Documents, provided that no such Receivable shall be an “Eligible Domestic Receivable” if:

(a)           such Receivable arises out of a sale made by a U.S. Loan Party to an Affiliate of such U.S. Loan Party or to a Person controlled by an Affiliate of such U.S. Loan Party;

(b)           such Receivable is due or unpaid more than (i) 90 days after the original due date or (ii) 150 days after the original invoice date;

(c)           the amount with respect to any such Receivable that is attributable to the excess of bona fide requests for credit, adjustments, disputes or liability in excess of $100,000 minus the amount of credit memoranda previously issued in connection therewith, but limited in any event to the amount of such excess;

(d)           any covenant, representation or warranty contained in the U.S. Loan Documents with respect to such Receivable has been breached;

(e)           any Client with respect to such Receivable shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)            the services giving rise to such Receivable are provided to a Client in Libya;

(g)           the services giving rise to such Receivable are provided to the Client is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)           the services giving rise to such Receivable have not been performed by such U.S. Loan Party and accepted by the Client or the Receivable otherwise does not represent performance of service;

(i)            such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (but only to the extent of such offset, deduction, defense or counterclaim) or the Receivable is contingent in any respect or for any reason;

(j)            such Receivable is not payable to a U.S. Loan Party;

(k)           such Receivable is in connection with a discontinued operation that is no longer a going concern (it being understood that any such Receivable, so long as it meets the other requirements of this definition, shall be an Eligible Domestic Receivable for so long as it is connection with a discontinued operation that is currently a going concern); or

(l)            the Administrative Agent reasonably believes that collection of such Receivable could be in doubt either by reason of increased returns by a Client (to the extent of such increase) or by reason of the Client’s financial inability to pay.

“Environmental Laws” means any and all statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Governmental Authorizations, or any other binding requirements of any Government Authority relating to (a) pollution or protection of the environment, including those relating to any Hazardous Materials, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human, plant or animal health or welfare from exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Subsidiaries.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against the Borrower or any other U.S. Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of Property by the Borrower or any of its Subsidiaries, whether on, prior or after the date hereof.

“Equity Contribution” means an issuance by the Borrower of Equity Interests with gross proceeds of not less than $40,000,000, provided that as of the Closing Date, the Borrower and its Wholly-Owned Subsidiaries have, in the aggregate, at least $10,000,000 in Available Cash.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests or any other Equity Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Equity Interests or any other Equity Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of Property of, such partnership, whether outstanding on the date hereof or issued hereafter, but excluding debt securities convertible or exchangeable into such equity.

 “ERISA” means the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means, collectively, the Borrower or any of its Subsidiaries, and any Person under common control, or treated as a single employer, with the Borrower or any of its Subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Benefit Plan; (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (e) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the incurrence by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “€” means the lawful currency of Participating Member States of the European Union.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means for any period, an amount equal to the excess of:

(a)           the sum, without duplication, of: (i) Consolidated EBITDA minus any amounts included by operation of clause (A) of the proviso to the definition of Consolidated EBITDA and any amounts included by operation of clause (a)(ix) of the definition of Consolidated EBITDA; (ii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Disposition of Property by the Borrower or any of its Subsidiaries completed during such period or the application of purchase accounting); (iii) cash receipts in respect of interest income and Interest Rate Contracts during such period to the extent not otherwise included in Consolidated Net Income; and (iv) any reduction in Excess Cash Flow for the prior period resulting from Subcontractor Payables paid by the Borrower or any of its Subsidiaries during such period (to the extent not already included in the computation of Consolidated Working Capital); over

(b)           the sum, without duplication, of: (i) Consolidated Interest Expense paid in cash for such period; (ii) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Disposition of Property by the Borrower or any of its Subsidiaries completed during such period or the application of purchase accounting); (iii) the amount of Capital Expenditures made by the Borrower and its Subsidiaries in cash during such period to the extent not prohibited under this Agreement, except to the extent that such Capital Expenditures were financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, or the issuance of Equity Interests, of one or more of the Borrower or any of its Subsidiaries; (iv) Subcontractor Payables for such period (to the extent not already included in the computation of Consolidated Working Capital); provided that (A) the cash to be paid to subcontractors or vendors in connection with such Subcontractor Payables (1) results in a reduction to the Borrower’s or any of its Subsidiary’s accounts receivable for such period, (2) for which no payment by the Borrower or any of its Subsidiaries was made during the period resulting in a reduction to its accounts payable, and (3) the funds received from the relevant client to make such payment to the relevant subcontractors or vendors were received during the final 10 Business Days of such period and (B) the Subcontractor Payables were paid to the relevant subcontractors and vendors during the first 10 Business Days of the subsequent period; (v) the aggregate amount of all scheduled and mandatory principal payments of Indebtedness of the Borrower or any of its Subsidiaries made during such period (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.6(b) and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.8) but excluding any excess cash flow mandatory prepayment made pursuant to Section 2.8(a); (vi) the aggregate amount of cash consideration (including, post-closing purchase price adjustments, indemnification obligations and earnouts) paid by the Borrower and its Subsidiaries (on a Consolidated basis) in connection with Permitted Acquisitions and other Investments made during such period which are permitted under Section 8.3 (other than Section 8.3(p)) to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long term Indebtedness, or the issuance of Equity Interests, of the Borrower or its Subsidiaries; (vii) the amount of Restricted Payments permitted to be made during such period under Section 8.5 (other than Section 8.5(b)(iii)) and actually paid during such period (on a Consolidated basis) by the Borrower or any of its Subsidiaries in cash, to the extent such Restricted Payments were financed with internally generated cash flow of Borrower or its Subsidiaries; (viii) the aggregate cash payments made during such period to satisfy Taxes measured by net income; (ix) any Transaction Costs paid in cash during such period to the extent such payments were added back to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof for such period; and (x) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from net income in calculating Consolidated EBITDA to the extent such items represented a cash payment by the Borrower and its Subsidiaries, or did not represent cash received by the Borrower and its Subsidiaries, on a Consolidated basis during such period.

“Excess Date” has the meaning specified in Section 2.8(d).

“Excluded Subsidiary” means (a) those Subsidiaries listed on Annex IV under the heading “Excluded Subsidiaries” as of the date hereof, (b) any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary thereof (whether directly or indirectly), (c) any Foreign Subsidiary of the Borrower, (d) any CFC, (e) any Domestic Subsidiary of the Borrower which is a Subsidiary of a CFC, (f) any Subsidiary of the Borrower that is a Disqualified Domestic Subsidiary, (g) any Subsidiary of the Borrower that is prohibited by any Requirement of Law from guaranteeing the U.S. Secured Obligations or that would require the consent, approval, license or authorization of a Governmental Authority to guarantee the U.S. Secured Obligations (unless such Governmental Authorization has been received), and (h) any Subsidiary of the Borrower in respect of which the benefit to the U.S. Secured Parties of obtaining such Subsidiary’s guarantee of the U.S. Secured Obligations would, in the commercially reasonable opinion of the Borrower, be outweighed by fees, costs and expenses to such Subsidiary of granting such  guarantee and executing and delivering the U.S. Guaranty and Security Agreement.

 “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Tax Indemnitee, (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Tax Indemnitee as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes to the extent that the obligation to pay or withhold amounts existed on the date that such Person became a Tax Indemnitee under this Agreement in the capacity under which such Person makes a claim under Section 2.17, or the date such Person designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 2.18) of any other Tax Indemnitee that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 2.17 or such Person was entitled to receive additional amounts under Section 2.17 immediately prior to changing its lending office; (c) Taxes that are directly attributable to the failure by any Tax Indemnitee to deliver the documentation required to be delivered pursuant to Section 2.17(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any (i) proceeds of judgments or settlements, (ii) indemnity payments, (iii) tax refunds, (iv) pension plan reversions or (v) substantially similar payment, in each case received by or paid to or for the account of any U.S. Loan Party not in the ordinary course of business.

“FATCA means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upwards, if necessary, to the next 1/100 of 1%) on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System.

“Fee Letter” means the Fee Letter dated as of June 12, 2014 executed by Société Générale, SG Americas Securities, LLC and agreed and accepted by the Borrower and the International Borrower.

“First Lien U.S. Secured Parties” means, collectively, the U.S. Secured Parties for whose benefit a first lien security interest in certain U.S. Collateral is created pursuant to the U.S. Security Documents.

“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each twelve-month period ending on December 31.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement (a) maintained or contributed to by the Borrower or any of its Subsidiaries organized outside the United States with respect to employees employed outside the United States and (b) is not subject to ERISA.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any branch of government, agency, department, authority or instrumentality thereof and any Person or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, certificate, right, exemption, order or consent decree of or from, any Governmental Authority.

“Guarantor” means each Subsidiary of the Borrower listed on Annex II and any other Person that becomes party to the U.S. Guaranty and Security Agreement from time to time pursuant to Section 7.10 or the terms of the U.S. Guaranty and Security Agreement; provided that no Immaterial Subsidiary and no Excluded Subsidiary shall become a Guarantor pursuant to Section 7.10 or otherwise.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the Property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any Property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for Property or services irrespective of whether such Property is received or such services are rendered).

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Increased Commitment Agreement” has the meaning specified in Section 2.19(c).

“Incremental Amount Date” has the meaning specified in Section 2.19(a)(i).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.19(a)(i).

“Incremental Term Loan Lender” has the meaning specified in Section 2.19(a)(i).

“Incremental Term Loan Payment Date” means the dates (if any) scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Increased Commitment Agreement; provided that any such dates shall be consistent with the dates set forth in Section 2.6(b).

“Incremental Term Loans” has the meaning specified in Section 2.19(a)(ii).

“Immaterial Subsidiary” means (a) as of the date hereof, those Subsidiaries listed on Annex IV under the heading “Immaterial Subsidiaries” and (b) at any time, any other Subsidiary of the Borrower (i) the total assets of which, in the aggregate with all other Immaterial Subsidiaries, at the last day of any Fiscal Quarter for the most recently ended Test Period, were less than 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such day, (ii) the gross revenues of which, in the aggregate with all other Immaterial Subsidiaries, at such date were less than 5% of the Consolidated gross revenues of the Borrower and its Subsidiaries at such date, and (iii) that does not directly or indirectly own a Subsidiary that qualifies as a Material Subsidiary (without giving effect to the proviso in the definition thereof).

“Impacted Lender” means any Lender that fails to provide to the Administrative Agent, within three Business Days following the Administrative Agent’s request, assurance satisfactory to the Administrative Agent that such Lender will not become a Non-Funding Lender.

“Indebtedness” means, as applied to any Person, without duplication and whether or not matured, (a) all indebtedness for borrowed money, regardless of whether such indebtedness is an obligation of such Person as a result of the assumption thereof or otherwise and/or is nonrecourse to the credit of any other Person, (b) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions, (c) all Capitalized Lease Obligations of such Person, (d) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, (e) all obligations evidenced by notes, bonds, debentures or similar instruments (other than performance bonds and similar instruments not related to litigation or arbitration and otherwise incurred in the ordinary course of business), (f) any obligation of such Person owed for all or any part of the deferred purchase price of Property or services (excluding trade accounts payable and other similar liabilities incurred in the ordinary course of business due and payable within 180 days after the delivery of the relevant Property or services), (g) all indebtedness secured by any Lien on any Property owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (h) all Disqualified Capital Stock and all obligations, liabilities and indebtedness of such Person arising from such Disqualified Capital Stock, (i) solely for purposes of clause (d) of Section 9.1, the aggregate amount of all net obligations under any Interest Rate Contract or Other Hedging Agreement or under any similar type of agreement entered into by such Person (which, for avoidance of doubt, shall not otherwise be included in the definition of Indebtedness), and (j) all Guaranty Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above (which, for avoidance of doubt, shall in no event include any of the obligations referred to in the next sentence or any Guaranty Obligations in respect thereof).  Notwithstanding the foregoing to the contrary, the definition of Indebtedness shall not include performance bonds/letters of credit, bid bonds, advance payment bonds and similar obligations entered into in the ordinary course of business (including obligations under or relating to performance letters of credit, letters of credit and advance payment guarantees issued in connection with payments by a customer in advance of when such payments are due in an amount not to exceed the remaining amount of payments by such customer that have not yet been earned).

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the U.S. Loan Parties from time to time party thereto, certain other loan parties under the International Loan Documents, the International Collateral Agent (as defined in the International Credit Agreement) and the U.S. Collateral Agents.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date on which such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending one, two, three or six months (or, to the extent available to all relevant Lenders, 12 months) thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, and (c) the Borrower may not select any Interest Period (i) in the case of U.S. Revolving Loans, ending after the U.S. Revolving Credit Termination Date and (ii) in the case of Term Loans, ending after the Term Loan Maturity Date.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“International Borrower” means Hill International N.V.

“International Collateral” means all Property in or upon which a Lien is granted or purported to be granted pursuant to the International Security Documents.

“International Collateral Agent” has the meaning specified in the International Credit Agreement.

“International Credit Agreement” means the credit agreement, dated as of the date hereof, among the International Borrower, as borrower, certain lenders from time to time party thereto, and Société Générale, as administrative agent and international collateral agent.

“International Loan Documents” has the meaning specified in the International Credit Agreement.

“International Loan Parties” has the meaning specified in the International Credit Agreement.

“International Obligations” has the meaning specified in the International Credit Agreement.

“International Secured Parties” has the meaning specified in the International Credit Agreement.

“International Security Documents” has the meaning specified in the International Credit Agreement.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any U.S. Secured Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the Property of any other Person or a business conducted by any other Person or all or substantially all of the Properties constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make any arrangement pursuant to which the Person incurs debt of the type referred to in clause (f) of the definition of “Indebtedness” or (d) to make, directly or indirectly, any loan, advance or capital contribution to any other Person.  The outstanding amount of any Investment shall be calculated as the excess of (x) the initial cost of such Investment plus the cost of all additions thereto (without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment) over (y) the sum of (A) without duplication of amounts included in the Available Amount, any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents on account of such Investment and (B) all liabilities of the investing Person constituting all or a portion of the initial cost of such Investment expressly transferred prior to such time in connection with the Disposition of such Investment, but only to the extent that the investing Person is fully released from such liability by such transfer.

“IRS” means the Internal Revenue Service of the United States.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issuing”, “Issued” and “Issuance” have correlative meanings.

“L/C Cash Collateral Account” means any deposit account under the sole control (as defined in the applicable UCC) of the U.S. Revolver Collateral Agent in which amounts are deposited from time to time to cash collateralize the Letters of Credit in accordance with Section 2.4(k).

“L/C Issuer” means Société Générale and each Lender that shall have become an L/C Issuer hereunder as provided in Section 2.4(i) (other than any Person that shall have ceased to be an L/C Issuer as provided in Section 2.4(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a)(iii).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any currently outstanding or future Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof to pay all amounts drawn under such Letter of Credit (except for such amounts previously reimbursed in full by the Borrower).

“L/C Request” has the meaning specified in Section 2.4(b).

“Lead Arranger” means SG Americas Securities, LLC.

“Lender” means, collectively, any Person that (a) is listed on the signature pages hereof as a “Lender”, or (b) from time to time becomes a party hereto by execution of an Assignment.

“Lender Party” means each of the Agents, each Lender, each L/C Issuer, each SPV and each participant pursuant to Section 11.2(f).

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Letter of Credit Fee” has the meaning specified in Section 2.11(b).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means, for each Interest Period, the offered rate for deposits of Dollars in the London interbank market for the relevant Interest Period that appears on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such service, or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London, England time) two Business Days prior to the first day in such Interest Period adjusted for LIBOR Reserve Requirements or, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period for the applicable principal amount on such date of determination; provided that the LIBOR Rate for any Term Loan shall be no lower than 1.00% per annum.

“LIBOR Rate Loan” means any Loan that bears interest based on the LIBOR Rate.

“LIBOR Reserve Requirements” means, with respect to any Interest Period and for any LIBOR Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the Term Loans and the U.S. Revolving Loans, or any or all of them as the case may be.

“Marfin Facility” has the meaning specified in Section 7.14.

“Material Adverse Effect” means a material adverse effect on or material adverse developments with respect to (a) the business, operations, Properties, condition (financial or otherwise) or prospects of any of the U.S. Loan Parties taken as a whole, or the Borrower or any of its Material Subsidiaries individually; (b) the ability of any U.S. Loan Party to perform its obligations under any U.S. Loan Document to which it is a party; (c) the legality, validity, binding effect or enforceability against a U.S. Loan Party of a U.S. Loan Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any secured party under any U.S. Loan Document or the validity, enforceability or priority of the Liens purported to be created by the U.S. Security Documents.

“Material Subsidiary” means (a) as of the date hereof, the Subsidiaries set forth on Annex V, and (b) any other Subsidiaries of the Borrower as designated from time to time in accordance with Section 7.15, (i) the revenues of which, in the aggregate with the Borrower and all other Material Subsidiaries, as of the last day of any Fiscal Quarter for the most recently ended Test Period, were at least 80% of the Consolidated gross revenues of the Borrower and its Subsidiaries as of such date, and in any event (ii) the revenues or assets of which, individually, as of the last day of any Fiscal Quarter for the most recently ended Test Period, were at least 5% of the Consolidated gross revenues or at least 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date; it being understood that “Material Subsidiary” shall not include any Immaterial Subsidiaries or any non-Wholly-Owned Subsidiaries.

“Maximum Lawful Rate” has the meaning specified in Section 2.9(d).

“Monthly Report” has the meaning specified in Section 6.1(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any Liability.

“Net Cash Proceeds” means proceeds received in cash from (a) any Disposition of, or Property Loss Event with respect to, Property, net of (i) reasonable and documented attorneys’ fees, accountants’ fees, investment banking fees, sales commissions and other customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) Taxes paid or reasonably estimated to be payable as a result thereof, (iii) amounts set aside in escrow or as a reserve, in each case against any indemnities, liabilities (contingent or otherwise) associated with such Disposition or Property Loss Event (except that to the extent such amounts set aside pursuant to this clause (iii) are not used or disposed of in connection with such escrow or reserve within 365 days of such Disposition or Property Loss Event, as the case may be, such amounts shall not be netted out pursuant to this clause (iii)), (iv) in the event of a Property Loss Event, all of the costs and expenses reasonably incurred in connection with the settlement or collection of such proceeds, award or other payments, and (v) any amount required to be paid or prepaid on Indebtedness (other than the U.S. Secured Obligations and Indebtedness owing to the Borrower or any of its Subsidiaries) secured by the Property subject thereto or (b) any issuance or incurrence of Indebtedness, in each case net of attorneys’, accountant’s, brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction.

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-down related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to applicable Accounting Principles, (c) non-cash losses from investments recorded using the equity method, and (d) other non-cash charges, including paid-in-kind interest expenses or other non-cash interest expenses and non-recurring expenses, reducing Consolidated Net Income.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the U.S. Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given notice (and the Administrative Agent has not received a revocation), to the Borrower, the Administrative Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the U.S. Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has or any Person that directly or indirectly controls such Lender has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s Properties, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its Properties to be, insolvent or bankrupt, and for this clause (d), the Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the U.S. Loan Documents.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means a Lender Party that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to a Lender in any U.S. Facility in a principal amount equal to the amount of such Lender’s Commitment under such U.S. Facility (or, in the case of the Term Loan Facility, the aggregate initial principal amount of the applicable Term Loans).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10(b).

“Other Connection Taxes” means, with respect to any Tax Indemnitee, Taxes imposed as a result of a present or former connection between such Tax Indemnitee and the jurisdiction imposing such Tax, other than any such connection arising solely from the Tax Indemnitee having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a Lien under, engaged in any other transaction pursuant to or enforced any U.S. Loan Document, or sold or assigned an interest in any Loan or U.S. Loan Document.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Participant Register” has the meaning specified in Section 2.14(a).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” means the acquisition of all or any portion of the business and Property, or Equity Interest, of any Person or Business Line to the extent permitted pursuant to Section 8.3(g).

“Permitted Lien” has the meaning specified in Section 8.2.

“Permitted Management Shareholders” means Irvin E. Richter, David L. Richter and Stuart S. Richter, or any or all of them, as the case may be.

“Permitted Refinancing” means any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition of Permitted Refinancing, a “refinancing”) of any Indebtedness of any Person, including any successive refinancings, provided that (a) such refinancing shall have been consummated no later than the date that is 90 days after the stated maturity of the Indebtedness being refinanced and (b) after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, on a pro forma basis, no Default would occur or be continuing.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Disposition or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, Property useful in the business of the Borrower or any of its Subsidiaries (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to Property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prime Rate” means the rate of interest per annum that Administrative Agent announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Société Générale or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to any financial calculation or compliance with any test or covenant hereunder, performing such calculation or compliance with such test or covenant after giving effect to, as applicable, (a) any proposed Permitted Acquisition, (b) any Disposition of the Equity Interests of any Subsidiary of the Borrower or of all or substantially all of the assets of any Subsidiary that is an operating entity or (c) any incurrence or repayment of Indebtedness (including (i) pro forma adjustments arising out of actions which are directly attributable to the proposed Permitted Acquisition, Disposition or incurrence or repayment of Indebtedness (each, a “Specified Transaction”), are supportable and are expected to have a continuing impact and (ii) such other adjustments, synergies and cost savings as are projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower, in each case as certified by the chief financial officer thereof in reasonable detail) within twelve months after the date any such transaction is consummated) using, for purposes of making such calculation or determining such compliance, the available historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be calculated as if such Specified Transaction had been consummated at the beginning of the applicable Test Period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been incurred or repaid at the beginning of such Test Period (and assuming that any Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period).

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative,

investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Projections” means those financial projections, dated July 28, 2014, covering the Fiscal Years ending in 2014 through 2019 and delivered to the Administrative Agent by the Borrower prior to the date hereof, presented in the form of a three-statement financial model including six-year projections consistent with the financial model used during the syndication of the Facilities.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Property Loss Event” means, with respect to any Property, any loss of or damage to such Property or any taking of such Property or condemnation thereof.

“Pro Rata Outstandings” of any Lender at any time, means (a) in the case of the Term Loan Facility, the outstanding principal amount of the Term Loans outstanding under such facility owing to such Lender at such time and (b) in the case of the U.S. Revolving Credit Facility, the sum of (i) the outstanding principal amount of U.S. Revolving Loans owing to such Lender at such time and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit at such time.

“Pro Rata Share” means, with respect to any Lender and any U.S. Facility at any time, the percentage obtained by dividing (a) the sum of the Commitments of such Lender then in effect under such U.S. Facility by (b) the sum of the Commitments of all Lenders then in effect under such U.S. Facility; provided, however, that, if such Commitments in any such U.S. Facility are terminated, the calculations shall instead take into account (i) the outstanding principal amount of the Term Loans outstanding under the Term Loan Facility owing to such Lender, as applicable, or (ii) the sum of (A) the outstanding principal amount of U.S. Revolving Loans owing to such Lender and (B) the amount of the participation of such Lender in the L/C Obligations with respect to all Letters of Credit under the U.S. Revolving Credit Facility, as applicable; and provided, further, that if there are no Commitments and no outstanding amounts or participations in any such U.S. Facility, such Lender’s Pro Rata Share in such U.S. Facility shall be determined based on the Pro Rata Share in such U.S. Facility most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Qualified Capital Stock” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Quarterly Report” has the meaning specified in Section 6.1(b).

“Receivables” means all of any U.S. Loan Party’s “accounts”, as such term is defined in Section 9-102(a)(2) of the UCC, contract rights, instruments (including those evidencing indebtedness owed to such U.S. Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such U.S. Loan Party arising out of or in connection with the sale or lease of inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to a U.S. Secured Party under the U.S. Loan Documents.

“Refinancing Transactions” means the payment in full of, and the extinguishment of all documents associated with (except for provisions that are customarily stated to survive and any letters of credit that by their terms as in effect on the date hereof would thereafter remain outstanding), the following debt facilities of the Borrower: (a) the credit agreement, dated as of October 18, 2012, among the Borrower, certain lenders and Obsidian Agency Services, Inc. and (b) the $65,000,000 first lien credit agreement with Bank of America, N.A. dated as of June 30, 2009.

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds payable on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid, or required pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date to be paid, by the Borrower or any of its Subsidiaries to make Permitted Reinvestments with such Net Cash Proceeds to any Person that is not an Affiliate of the Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Disposition or Property Loss Event, the earliest of (a) the date that is 180 days after receipt of such Net Cash Proceeds and, if so committed to be reinvested within such 180 day period, the 180th date after the date of the relevant commitment, (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, and (c) the occurrence of any Default.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, controlling person, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article 3) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any U.S. Loan Document.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and maintenance with respect to any Hazardous Material.

“Repricing Premium” means a premium of 1.00% of the aggregate principal amount of any Loans being prepaid, to be applied to each of the following prepayments made prior to the first anniversary of the Closing Date:

(a)           any prepayment made pursuant to the Borrower’s election to substitute an Affected Lender or pay such Affected Lender’s U.S. Secured Obligations in full in accordance with Section 2.18(a)(v) to the extent required by the proviso to such Section 2.18(a)(v); or

(b)           any prepayment made pursuant to Section 2.8(b) that would have the effect of reducing the Effective Yield of the Term Loans after giving effect to such prepayment.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of (i) the aggregate U.S. Revolving Credit Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the U.S. Revolving Credit Facility), and (ii) Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Required Term Loan Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Required U.S. Revolving Credit Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate U.S. Revolving Credit Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the U.S. Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property, business or operations are subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the financial statements delivered hereunder.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment, whether in cash, Securities or other Property, on account of any Equity Interest or Equity Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, and (b) any payment, including sinking funds or similar deposits, on account of redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value of any Equity Interest or Equity Equivalent of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Measurement Date” means the earlier to occur of (a) the 15th day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day) and (b) the Business Day in such calendar month that the Borrower delivers the U.S. Revolving Borrowing Base Certificate, if prior to 1:00 p.m., or the next Business Day thereafter if delivered after 1:00 p.m.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any Property that, directly or indirectly, has been or is to be Disposed of by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such Property or any obligations of such obligor under such lease.

“Sanctioned Person” means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organized under the laws of, or a citizen or resident of, any country that is subject to general or country-wide Sanctions).

“Sanctions” means any economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of the following (or by any agency of any of the following):

(a)           the United Nations;

(b)           the United States; or

(c)           the European Union.

“Scheduled Maturity Date” means (a) with respect to the Term Loan Facility, the Term Loan Maturity Date and (b) with respect to the U.S. Revolving Credit Facility, the U.S. Revolving Credit Termination Date, as the case may be.

“Second Lien U.S. Secured Parties” means, collectively, the U.S. Secured Parties for whose benefit a second lien security interest in certain U.S. Collateral is created pursuant to the U.S. Security Documents.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into with a Secured Hedging Counterparty and (b) in the case of a Hedging Agreement not entered into with or provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from a U.S. Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement.

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a U.S. Loan Party if such Hedging Agreement was provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedging Agreement with a U.S. Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedging Agreement).

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Security” means all Equity Interests, Equity Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Solvent” means, with respect to any Person at any date of determination, that, as of such date, (a) the fair value of the Properties of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the Property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Subcontractor Payables” means such amounts contractually required to be paid to subcontractors and other vendors for work performed for a client (it being understood that the funds to pay such amounts to the relevant subcontractors or vendors shall be received whether as advances from or reimbursement by such client).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” has the meaning specified in the Preamble.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Indemnitee” means any U.S. Lender Party and any Non-U.S. Lender Party, as applicable.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term Collateral Agent” has the meaning specified in the Preamble.

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Commitment” has the meaning specified in Section 2.1(b).

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Term Loan Obligations” means, respect of the Term Loan Facility, all obligations of every nature of each U.S. Loan Party from time to time owed to the Lenders, Agents, Indemnitees, Secured Hedging Counterparties, in each case arising under the U.S. Loan Documents or the Secured Hedging Agreements, as applicable, whether for principal, premium, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Term Loans, (b) all interest in respect thereof, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any Insolvency Proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such U.S. Loan Party under any U.S. Loan Document in respect of the Term Loan Facility.  Notwithstanding the foregoing, (i) unless otherwise agreed to by the  Borrower and any applicable Secured Hedging Counterparty, the obligations of the U.S. Loan Parties under any such Secured Hedging Agreement shall be secured and guaranteed pursuant to the U.S. Loan Documents only to the extent that, and for so long as, the other Term Loan Obligations are so secured and guaranteed, (ii) any release of collateral or guarantors under the U.S. Loan Documents effected in the manner permitted by this Agreement and any other U.S. Loan Document shall not require the consent of any Secured Hedging Counterparty and (iii) the Term Loan Obligations shall not include any Excluded Swap Obligations.

“Term Secured Parties” means, collectively, in respect of the Term Loan Facility, the Term Loan Lenders, the Lead Arranger, the Agents, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Term Loan Obligation thereunder, and shall include all former Agents and Term Loan Lenders to the extent that any Term Loan Obligation owing to such Persons thereunder were incurred while such Persons were Agents or Term Loan Lenders, as applicable, and such Term Loan Obligation have not been paid or satisfied in full.

“Test Period” means, at any time, the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time for which financial statements have been delivered or should have been delivered to Administrative Agent pursuant to Section 6.1(b) and (c) at or prior to such time.

“Title IV Plan” means a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower and its Subsidiaries in connection with the execution, delivery and performance by each U.S. Loan Party of the U.S. Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds hereof and thereof in accordance with the terms hereof and the issuance of Letters of Credit hereunder.

“Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to any U.S. Collateral Agent pursuant to the applicable U.S. Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each U.S. Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11(a).

“U.S. Account Control Agreement” means any springing control agreement between the U.S. Collateral Agents and any U.S. Loan Party granting “control” over any deposit account, any securities account or commodity account over which a Lien is granted or purported to be granted pursuant to the U.S. Security Documents.

“U.S. Borrower Dutch Deed of Share Pledge” means the deed of share pledge governed by the law of the Netherlands, in form and substance reasonably satisfactory to the International Collateral Agent and the U.S. Collateral Agents, to be entered into by and among the Borrower, certain International Loan Parties and the International Collateral Agent, which purports to grant, as security for the International Obligations in favor of the International Collateral Agent for the benefit of the International Secured Parties and as security for the U.S. Secured Obligations in favor of the U.S. Collateral Agents for the benefit of the First Lien U.S. Secured Parties, Liens on the Property described therein.

“U.S. Collateral” means all Property in or upon which a Lien is granted or purported to be granted pursuant to the U.S. Security Documents.

“U.S. Collateral Agents” means the Term Collateral Agent and the Revolving Collateral Agent, or any or all of them, as the case may be.

“U.S. Facilities” means the Term Loan Facility and the U.S. Revolving Credit Facility, or any or all of them, as the case may be.

“U.S. Guaranty and Security Agreement” means the guaranty and security agreement, substantially in the form of Exhibit H, dated as of the date hereof, among the U.S. Collateral Agents and the U.S. Pledgors from time to time party thereto, which purports to grant, as security for the U.S. Secured Obligations in favor of the U.S. Collateral Agents for the benefit of the First Lien U.S. Secured Parties and the Second Lien U.S. Secured Parties, Liens on the Property described therein.

“U.S. L/C Sublimit” means $25,000,000.

“U.S. Lender Party” means a Lender Party that is a Domestic Person.

“U.S. Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents executed by Borrower in favor of L/C Issuers relating to, the Letters of Credit), the Fee Letter, the U.S. Security Documents, the Intercreditor Agreement, the L/C Reimbursement Agreements, any Increased Commitment Agreement and any other document executed by a U.S. Loan Party in favor of any U.S. Secured Party pursuant to the terms of the foregoing, which for avoidance of doubt shall not include any document that is intended to benefit only the secured parties under the International Loan Documents.

“U.S. Loan Parties” means the Borrower, each U.S. Pledgor and each Guarantor, or any or all of them, as the case may be.

“U.S. Pledgor” means the Borrower and each other party that is purporting to grant a Lien on Property pursuant to the U.S. Security Documents other than any Excluded Subsidiary or Immaterial Subsidiary.

“U.S. Revolver Collateral Agent” has the meaning specified in the Preamble.

“U.S. Revolver Obligations” means, respect of the U.S. Revolving Credit Facility, all obligations of every nature of each U.S. Loan Party from time to time owed to the Lenders, Agents, L/C issuers, Indemnitees, Secured Hedging Counterparties, in each case arising under the U.S. Loan Documents or the Secured Hedging Agreements, as applicable, whether for principal, premium, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all U.S. Revolving Loans and L/C obligations, (b) all interest in respect thereof, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any Insolvency Proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such U.S. Loan Party under any U.S. Loan Document in respect of the U.S. Revolving Credit Facility.  Notwithstanding the foregoing, (i) unless otherwise agreed to by the  Borrower and any applicable Secured Hedging Counterparty, the obligations of the U.S. Loan Parties under any such Secured Hedging Agreement shall be secured and guaranteed pursuant to the U.S. Loan Documents only to the extent that, and for so long as, the other U.S. Revolver Obligations are so secured and guaranteed, (ii) any release of collateral or guarantors under the U.S. Loan Documents effected in the manner permitted by this Agreement and any other U.S. Loan Document shall not require the consent of any Secured Hedging Counterparty and (iii) the U.S. Revolver Obligations shall not include any Excluded Swap Obligations.

“U.S. Revolver Secured Parties” means, collectively, in respect of the U.S. Revolving Credit Facility, the U.S. Revolving Credit Lenders, the L/C Issuers, the Lead Arranger, the Agents, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any U.S. Revolver Obligation thereunder, and shall include all former Agents, L/C Issuers and U.S. Revolving Credit Lenders to the extent that any U.S. Revolver Obligation owing to such Persons thereunder were incurred while such Persons were Agents, L/C Issuers or U.S. Revolving Credit Lenders, as applicable, and such U.S. Revolver Obligation have not been paid or satisfied in full.

“U.S. Revolving Assuming Lender” has the meaning specified in Section 2.19(b).

“U.S. Revolving Borrowing Base” has meaning specified in Section 2.3(a).

“U.S. Revolving Borrowing Base Certificate” has the meaning specified in Section 6.1(f).

“U.S. Revolving Credit Commitment” has the meaning specified in Section 2.1(a).

“U.S. Revolving Credit Commitment Increase” has the meaning specified in Section 2.19(b).

“U.S. Revolving Credit Commitment Increase Date” has the meaning specified in Section 2.19(b).

“U.S. Revolving Credit Facility” means the U.S. Revolving Credit Commitments and the provisions herein related to the U.S. Revolving Loans and Letters of Credit.

“U.S. Revolving Credit Lender” means each Lender that has a U.S. Revolving Credit Commitment, holds a U.S. Revolving Loan or participates in any Letter of Credit.

“U.S. Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, without duplication, (a) the aggregate principal amount of the U.S. Revolving Loans and (b) the L/C Obligations for all Letters of Credit (after giving effect to any Borrowing of U.S. Revolving Loans to refinance any outstanding L/C Reimbursement Obligations).

“U.S. Revolving Credit Termination Date” means with respect to any U.S. Revolving Loans or U.S. Revolving Credit Commitments, the earlier of the fifth anniversary of the Closing Date or such earlier date as the U.S. Revolving Credit Commitments shall have been terminated and the U.S. Secured Obligations shall have been paid and satisfied in full (other than any other contingent indemnification obligations).

“U.S. Revolving Increasing Lender” has the meaning specified in Section 2.19(b).

“U.S. Revolving Loan” has the meaning specified in Section 2.1(a).

“U.S. Revolving Loan Excess” has the meaning specified in Section 2.8(d).

“U.S. Secured Obligations” means the Term Loan Obligations and the U.S. Revolver Obligations, or any or all of them, as the case may be.

“U.S. Secured Parties” means the Term Loan Secured Parties and the U.S. Revolver Secured Parties, or any or all of them, as the case may be.

“U.S. Security Documents” means, collectively, the U.S. Guaranty and Security Agreement, the U.S. Borrower Dutch Deed of Share Pledge, any U.S. Account Control Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other instruments or documents delivered pursuant to this Agreement or any of the other U.S. Loan Documents in order to grant to U.S. Collateral Agents, on behalf of U.S. Secured Parties, a Lien on Property of a U.S. Loan Party as security for the U.S. Secured Obligations in accordance with the terms thereof.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (including any Equity Equivalents that have voting power).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products each obtained by computing the (i) the amount of each then remaining installment, sinking fund, serial maturity for other required payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b)           the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Equity Interests of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any Liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2            UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3            Accounting Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with the Accounting Principles.  All references to the “Accounting Principles” shall be to the Accounting Principles applied consistently with the principles used in the preparation of the financial statements described in Section 4.4(a), except in respect of any financial statement delivered pursuant to Sections 6.1(a), (b) or (c).  All components of financial calculations made to determine compliance with Article 8 shall be adjusted on a Pro Forma Basis.

Section 1.4            Payments.  The Administrative Agent may set up standards and procedures to determine or re-determine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any U.S. Loan Party or any L/C Issuer.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any U.S. Loan Party or L/C Issuer and no other currency conversion shall change or release any obligation of any U.S. Loan Party or of any U.S. Secured Party (other than the Administrative Agent and its Related Persons) under any U.S. Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5            Interpretation.  (a)  Certain Terms.  Except as set forth in any U.S. Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles.  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.  References to the “ordinary course of business” shall be with respect to business as conducted during the 12 months prior to the date hereof (with such subsequent reasonable increases or decreases in scope to reflect the overall growth or diminution of business of the relevant Person).

(b)           Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any U.S. Loan Document, to (A) any agreement (including any U.S. Loan Document) shall include all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any U.S. Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative, (C) any time of day shall be a reference to New York City time, (D) any reference herein to any Person shall be construed to include such Person’s successors and assigns and in the case of a specified Governmental Authority, any entity assuming the functions of such Governmental Authority.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any U.S. Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, and (E) any reference to amounts that include Property other than cash valued for purposes of making any determination hereunder, the value of such Property shall be determined in accordance with its fair market value as determined in good faith by the board of directors of the Borrower.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any U.S. Loan Document shall be equally applicable to both the singular and plural forms of such term.

(c)           Laws.  References to any statute or regulation may be made by using either the common or public name thereof or a specific citation reference and are to be construed as including all statutory and regulatory provisions relating thereto, amended, replacing, supplementing or interpreting the statute or regulation.

ARTICLE 2
THE U.S. FACILITIES

Section 2.1            The Commitments.

(a)           U.S. Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each U.S. Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “U.S. Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the U.S. Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex I under the heading “U.S. Revolving Loan Commitments” (as such amounts may be adjusted from time to time as a result of assignments to or from such Lender permitted hereunder, referred to herein as such Lender’s “U.S. Revolving Credit Commitment”); provided, however, that at no time shall any U.S. Revolving Credit Lender be obligated to make a U.S. Revolving Loan in excess of such Lender’s Pro Rata Share of the lesser of (i) the U.S. Revolving Borrowing Base and (ii) the amount by which the then-effective U.S. Revolving Credit Commitments exceeds the aggregate U.S. Revolving Credit Outstandings at such time.  Within the limits set forth in the first sentence of this clause (a), amounts of U.S. Revolving Loans repaid may be reborrowed under this

Section 2.1.  The aggregate amount of the U.S. Revolving Credit Commitments on the date hereof equals $30,000,000.

(b)           Term Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender with a Term Loan Commitment severally, but not jointly, agrees to make one loan in Dollars (each, a “Term Loan”) to the Borrower on the Closing Date, in the amount set forth opposite such Lender’s name on Annex I under the heading “Term Loan Commitments” (as such amounts as may be adjusted from time to time as a result of assignments to or from such Lender permitted hereunder, referred to herein as such Lender’s “Term Loan Commitment”).  Amounts of Term Loans repaid may not be reborrowed.  The aggregate amount of the Term Loan Commitments shall not exceed $120,000,000.

Section 2.2            Borrowing Procedures.

(a)           Notice From the Borrower.  Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 12:00 p.m. on the requested Borrowing date in the case of a Borrowing of Base Rate Loans, and (ii) 2:00 p.m. on the third Business Day, in the case of a Borrowing of LIBOR Rate Loans, prior to the date of the proposed Borrowing.  Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed and specifying, as applicable:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the allocation of requested Borrowing as between Term Loan or U.S. Revolving Loan;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          in the case of a Borrowing of LIBOR Rate Loans, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           in the case of U.S. Revolving Loans, the amount of the then-effective U.S. Revolving Borrowing Base, the current aggregate outstanding principal amount of the U.S. Revolving Loans (without regard to the requested Borrowing) and the pro forma aggregate outstanding principal amount of the U.S. Revolving Loans (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed.

Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15 on a date other than the Closing Date, the Notice of Borrowing specifies that all or a portion thereof shall be LIBOR Rate Loans and the Interest Period applicable thereto.  Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and multiples of $500,000 in excess of that amount.

(b)           Notice to Each Lender.  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if LIBOR Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable Interest Period.  Each Lender shall, before 2:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Annex IV, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and 3.2 and (ii) any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower in immediately available funds on the date of the proposed Borrowing to the account specified by the Borrower in the Notice of Borrowing delivered in respect of such proposed Borrowing.

(c)           Non-Funding Lenders.

(i)            Non-Funding Lenders Responsibility.  Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Letter of Credit that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article 2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount; provided that nothing herein or in any other U.S. Loan Document shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender.  The Borrower agrees to repay to the Administrative Agent within one Business Day of demand such corresponding amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the U.S. Secured Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrower or any L/C Issuer and the Borrower shall be without prejudice to any claim the Borrower may have against a Non-Funding Lender.  The failure of a Non-Funding Lender to make any U.S. Revolving Loan, to fund any purchase of any participation to be made or funded by it or to make any other payment required to be made by it under the U.S. Loan Documents, in each case on the date specified therefore, shall not relieve any other Lender of its obligations to make such loan, fund the purchase of such participation or make any other such payment under any U.S. Loan Document on such date, but neither the Administrative Agent nor, other than as expressly set forth herein, any Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required under any U.S. Loan Document.

(ii)           Reallocation.  If any U.S. Revolving Credit Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s L/C Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) shall, at the Administrative Agent’s election at any time or upon any L/C Issuer’s, as applicable, request as delivered to the Administrative Agent (whether before or after the occurrence of any Default), be reallocated to and assumed by the U.S. Revolving Credit Lenders that are not Non-Funding Lenders or

Impacted Lenders pro rata in accordance with their Pro Rata Share of the U.S. Revolving Credit Commitment (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other U.S. Revolving Credit Lender’s Pro Rata Share had been increased proportionately), provided that no U.S. Revolving Credit Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding U.S. Revolving Loans and outstanding L/C Obligations to exceed its U.S. Revolving Credit Commitment.

(iii)          Voting Rights.   Notwithstanding anything herein to the contrary, including Section 11.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any U.S. Loan Document or constitute a “Lender” or a “U.S. Revolving Credit Lender” (or be, or have its Loans or Commitments, included in the determination of “Required Lenders,” “Required U.S. Revolving Credit Lenders” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any U.S. Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to U.S. Secured Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.  For the purposes of determining Required Lenders and Required U.S. Revolving Credit Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)          Borrower Payments to a Non-Funding Lender.  The Administrative Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral.  The Administrative Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate U.S. Secured Parties thereof, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.2(c)(ii), of all funding obligations until the U.S. Secured Obligations are paid in full in cash, all L/C Obligations have been discharged or cash collateralized and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund U.S. Revolving Loans or purchase participations in Letters of Credit or L/C Obligations, any amounts applied by the Administrative Agent to satisfy such funding shortfalls shall be deemed to constitute a U.S. Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other U.S. Revolving Credit Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, U.S. Revolving Loans or Letter of Credit participation interests from the other U.S. Revolving Credit Lenders until such time as the aggregate amount of the U.S. Revolving Loans and participations in Letters of Credit and L/C Obligations are held by the U.S. Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the U.S. Revolving Credit Commitment.  Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to U.S. Revolving Loans that are Base Rate Loans.  In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Administrative Agent, L/C Issuers and other Lenders under the U.S. Loan Documents, including such Lender’s pro rata share of all U.S. Revolving Loans, L/C Obligations, plus, without duplication, (B) all amounts of such Non-Funding Lender’s L/C Obligations reallocated to other Lenders pursuant to Section 2.2(c)(ii).

(v)           Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of “Non-Funding Lender” if such Lender fully pays to the Administrative Agent, on behalf of the applicable U.S. Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon, and timely funds the next U.S. Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)          Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of L/C Obligations occurs pursuant to Section 2.2(c)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all U.S. Revolving Credit Lenders based on their pro rata share of such reallocation or (B) to the relevant L/C Issuer for any remaining portion not reallocated to any other U.S. Revolving Credit Lenders.

Section 2.3            U.S. Revolving Borrowing Base.

(a)           Calculation of U.S. Revolving Borrowing Base.            The “U.S. Revolving Borrowing Base” shall be equal, as at any date, to 85% of the difference between (x) the aggregate amount of Eligible Domestic Receivables at such date as set forth on the Accounts Report attached to the most recently delivered U.S. Revolving Borrowing Base Certificate pursuant to Section 6.1(f), and (y) the Dilution Reserve.

(b)           The U.S. Revolving Borrowing Base shall be computed on each Revolving Measurement Date (for or relating to the immediately preceding calendar month) pursuant to Section 6.1(f); and in the case of any Borrowing of the U.S. Revolving Loans prior to the first such date after the date hereof, the U.S. Revolving Borrowing Base shall be computed as of the most recent Revolving Measurement Date (for or relating to the immediately preceding calendar month) prior to the date hereof.

Section 2.4            Letters of Credit.

(a)           Commitment and Conditions.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower is a co-applicant under the Letter of Credit and remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any of its Subsidiaries), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date to the date five Business Days prior to the U.S. Revolving Credit Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)            (A) The aggregate U.S. Revolving Credit Outstandings would exceed the aggregate U.S. Revolving Credit Commitments, (B) the Applicable Fronting Exposure of such L/C Issuer would exceed the lesser of its Pro Rata Share of the U.S. Revolving Borrowing Base and its U.S. Revolving Credit Commitment, or (C) the L/C Obligations for all Letters of Credit would exceed the U.S. L/C Sublimit.

(ii)           The expiration date of such Letter of Credit (A) would not be a Business Day, (B) would be more than one year after the date of issuance thereof (or such longer period as shall be reasonably acceptable to the L/C Issuer) or (C) would be later than five Business Days prior to the U.S. Revolving Credit Termination Date (or such longer period as shall be reasonably acceptable to the L/C Issuer); provided, however, that any Letter of Credit may provide for its renewal for additional periods not exceeding one year or such longer period as shall be reasonably acceptable to the L/C Issuer or extend beyond the date set forth in clause (C) of this Section 2.4(a)(ii) as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) such renewal does not extend such expiration date beyond the date set forth in clause (C) of this Section 2.4(a)(ii), except to the extent such Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable L/C Issuer.

(iii)          (A) Any fee due in connection with, and on or prior to, such Issuance shall not have been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of any other U.S. Loan Party or any Subsidiary of a U.S. Loan Party, such other U.S. Loan Party or Subsidiary), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”), which documents, to the extent the provisions thereof address the same subject matter as the representations, warranties or covenants set forth herein, shall not be more onerous to the Borrower than those set forth herein.

(iv)          The requested amount of such Letter of Credit shall be less than $50,000.

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Lenders that any condition precedent contained in Sections 3.1 and 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (i) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 2.18 or Section 11.2, (ii) the L/C Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to such L/C Issuer, (iii) the U.S. Revolving Credit Commitments of the other U.S. Revolving Credit Lenders have been increased by an amount sufficient to satisfy the Administrative Agent and the L/C Issuer that all future L/C Obligations will be covered by all U.S. Revolving Credit Lenders that are not Non-Funding Lenders or Impacted Lenders, or (iv) the L/C Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other U.S. Revolving Credit Lenders in a manner consistent with Section 2.2(c)(ii).

(b)           Notice of Issuance.  The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 2:00 p.m. on the third Business Day or such shorter period as may be agreed by the applicable L/C Issuer and the Administrative Agent prior to the date of such requested Issuance.  Such notice may be made in a writing substantially the form of Exhibit E duly completed or in a writing in any other form reasonably acceptable to such L/C Issuer duly completed (each, an “L/C Request”).

(c)           Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each U.S. Revolving Credit Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (i) on or prior to (A) any Issuance of any Letter of Credit by such L/C Issuer, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (ii) upon the request of the Administrative Agent (or any U.S. Revolving Credit Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)           Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each U.S. Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such Lender’s Pro Rata Share of such L/C Obligations.

(e)           Reimbursement Obligations of the Borrower.  The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to the Administrative Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than 2:00 p.m. on the first Business Day after the Borrower receives notice from such L/C Issuer or from the Administrative Agent that payment has been made under such Letter of Credit

(the “L/C Reimbursement Date”), which notice shall be given on the same day that such payment is made, with interest thereon computed as set forth in clause (e)(i) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid (whether with the proceeds of U.S. Revolving Loans or otherwise) by the Borrower as provided in this clause (e) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each U.S. Revolving Credit Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to U.S. Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due U.S. Revolving Loans that are Base Rate Loans.

(f)            Reimbursement Obligations of the U.S. Revolving Credit Lenders.  On the same day that it receives the notice described in clause (e) above from the Administrative Agent, each U.S. Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation (as such amount may be increased pursuant to Section 2.2(c)(ii)).  By making such payment (other than during the continuation of an Event of Default under Section 9.1), such Lender shall be deemed to have made a U.S. Revolving Loan to the Borrower, which, upon receipt thereof by the Administrative Agent, for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a U.S. Revolving Loan pursuant to the foregoing sentence shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Administrative Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amount shall have been received by the Administrative Agent for the benefit of such L/C Issuer, the Administrative Agent shall promptly pay to such Lender all amounts received by the Administrative Agent for the benefit of such L/C Issuer) with respect to such portion.

(g)           Obligations Absolute.  The obligations of the Borrower and the U.S. Revolving Credit Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any U.S. Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense (other than payment in full of such obligation) or other right that any Person (including the Borrower or any of its Subsidiaries) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any U.S. Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, and (iii) any other act or omission to act or delay of any kind of any U.S. Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of the Borrower or any U.S. Revolving Credit Lender hereunder.  Nothing herein shall excuse the L/C Issuer for liability to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of L/C Issuer as determined by a court of competent jurisdiction in a final non appealable judgment or order.

(h)           Prior Maturity.  If the U.S. Revolving Credit Termination Date in respect of any U.S. Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then the Borrower shall, on or prior to such U.S. Revolving Credit Termination Date, cause all such Letters of Credit to be returned to the applicable L/C Issuer for cancellation or to the extent that the Borrower is unable to so return (or elects not to cause the return of) any such Letter(s) of Credit, such Letter(s) of Credit shall be cash collateralized or backstopped in full pursuant to arrangements reasonably acceptable to the applicable L/C Issuer.  For the avoidance of doubt, the parties hereto agree that upon the taking of the actions described in the foregoing sentence, all participations in Letters of Credit under the applicable terminated U.S. Revolving Credit Commitments shall terminate.

(i)            Designation of Additional L/C Issuers.  The Borrower may, at any time and from time to time, designate as additional L/C Issuers one or more Lenders that agree to serve in such capacity as provided below; provided that there shall not be more than three L/C Issuers at any time.  The acceptance by a Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (ii) references herein to the term “L/C Issuer” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(j)            Termination of an L/C Issuer.  The Borrower may terminate the appointment of any L/C Issuer as an “L/C Issuer” hereunder by providing notice thereof to such L/C Issuer, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such L/C Issuer’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the exposure attributable to Letters of Credit issued by such L/C Issuer (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.11(b).  Notwithstanding the effectiveness of any such termination, the terminated L/C Issuer shall remain a party hereto and shall continue to have all the rights of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit or be deemed an L/C Issuer for any other purpose.

(k)           Cash Collateral.  At any time (i) upon the U.S. Revolving Credit Termination Date, (ii) after the U.S. Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 105% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.8(d) or 2.12, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Annex IV, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the difference between (A) the L/C Obligations for all Letters of Credit at such time and (B) the amount of L/C Obligations that are otherwise secured to the reasonable satisfaction of the relevant L/C Issuer and for which the Borrower shall in any event provide the Administrative Agent prompt notice if such other arrangements expire, are replaced or are extended (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

Section 2.5            Reduction and Termination of the Commitments.

(a)           Optional.  The Borrower may, upon three  Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the U.S. Revolving Credit Commitments, without premium or penalty, but subject to any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such termination or reduction; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000 and multiples of $1,000,000 in excess of that amount; provided, further, that the Borrower shall not terminate or reduce the aggregate U.S. Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.8(d), the aggregate outstanding principal amount of the U.S. Revolving Loans would exceed the aggregate U.S. Revolving Credit Commitments or there would be any L/C Obligations outstanding at such time.  A reduction of the U.S. Revolving Credit Commitments shall not require a corresponding pro rata reduction in the U.S. L/C Sublimit except as, and to the extent, provided in Section 2.5(b)(ii).

(b)           Mandatory.  (i) Unless previously terminated, all outstanding Commitments shall terminate, in the case of the Term Loan Facility, on the Closing Date (after giving effect to any Borrowing of the Term Loans in full occurring on such date), and (ii) if at any time the aggregate amount of the U.S. Revolving Credit Facility is reduced by an amount that would cause the U.S. Revolving Credit Facility to be less than the U.S. L/C Sublimit, the U.S. L/C Sublimit shall be automatically and permanently reduced (without any further action by, or notice to or from, any Person), to the amount of the U.S. Revolving Credit Facility at such time.

Section 2.6            Repayment of Loans.

(a)           The Borrower promises to repay the entire unpaid principal amount of the U.S. Revolving Loans (together with all accrued but unpaid interest) on the U.S. Revolving Credit Termination Date.

(b)           The Borrower promises to repay the outstanding principal amount of Term Loans (together with all accrued but unpaid interest) in installments on the dates and in the amounts set forth below (as adjusted from time to time pursuant to Sections 2.12):

Date of Payment	Percentage of Aggregate Principal of the Term Loans
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%
September 30, 2019	0.25%
December 31, 2019	0.25%
March 31, 2020	0.25%
June 30, 2020	0.25%
September 30, 2020	0.25%
Term Loan Maturity Date	The entire remaining amount

(c)           The Borrower shall make principal payments on the Incremental Term Loans on each Incremental Term Loan Payment Date equal to the amount set forth for such date in the applicable Increased Commitment Agreement, together with accrued and unpaid interest on the principal amount to be paid.

Section 2.7            Optional Prepayments.  The Borrower may prepay the outstanding principal amount of any Loan in whole or in part at any time, without premium or penalty, but subject to any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment; provided, however, that each partial prepayment that is not of the entire outstanding amount under any U.S. Facility shall be in an aggregate amount that is an integral multiple of $1,000,000 and multiples of $500,000 in excess of that amount.

Section 2.8            Mandatory Prepayments.

(a)           Excess Cash Flow.  The Borrower shall pay or cause to be paid to the Administrative Agent, within five Business Days after the last date financial statements are required to be delivered pursuant to Section 6.1(c) for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2015), an amount equal to 50% of the Excess Cash Flow for such Fiscal Year less the sum of (x) the amount of voluntary prepayments of the Term Loans made during such Fiscal Year (other than prepayments funded with the proceeds of Indebtedness (other than U.S. Revolving Loans)) and (y) the amount of voluntary prepayments of the U.S. Revolving Loans (to the extent accompanied by a permanent reduction in the U.S. Revolving Credit Commitments) made during such Fiscal Year (other than prepayments funded with the proceeds of Indebtedness); provided, however, that should the Consolidated Net Leverage Ratio of the Borrower as of the last day of such Fiscal Year be equal to or less than (i) 2.25 to 1.00, the percentage set forth above shall be reduced to 25% or (ii) 1.50 to 1.00, the percentage set forth above shall be reduced to 0%.

(b)           Debt Issuance or Incurrence.  On the same Business Day following the receipt by any the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from the issuance or incurrence by it or such Subsidiary of any Indebtedness (other than any Indebtedness permitted hereunder in reliance upon Section 8.1), the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c)           Asset Sales and Property Loss Events.  Within three Business Days following the receipt by any U.S. Loan Party of Net Cash Proceeds in the aggregate in excess of $2,000,000 with respect to all transactions described in this Section 2.8(c) arising from (i) any non-ordinary course Disposition by any U.S. Loan Party of any of its Property other than Dispositions of its own Equity Interests and Dispositions of Property permitted hereunder in reliance upon Section 8.4(a), (b)(i) or (d) or (ii) any Property Loss Event with respect to any Property of any U.S. Loan Party, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 100% of such excess Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Default shall be continuing, any U.S. Loan Party may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to be made to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments, (y) the Borrower so notifies the Administrative Agent within one Business Day of such receipt of intention, and (z) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(d)           Excess Drawing.  If, at any time, the aggregate outstanding principal amount of the U.S. Revolving Loans exceeds the lesser of (i) the aggregate U.S. Revolving Credit Commitments, and (ii) the U.S. Revolving Borrowing Base (as most recently determined)

(any such date, an “Excess Date” and the amount of any such excess, the “U.S. Revolving Loan Excess”), the Borrower shall promptly thereafter (but in no event later than five Business Days following the Excess Date), make a prepayment in respect of the outstanding amount of the U.S. Revolving Loans in the amount of the U.S. Revolving Loan Excess; provided that if such U.S. Revolving Loan Excess results from the Issuance of any Letter of Credit, then the Borrower shall promptly thereafter (but in no event later than five Business Days following the Excess Date) provide cash collateral for such Letter of Credit in the manner and to the extent described in Section 2.4(k).

(e)           Extraordinary Receipts.  Within three Business Days following the receipt by any U.S. Loan Party of any Extraordinary Receipts in a cumulative amount in excess of $5,000,000, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 100% of such excess (less all reasonable and customary fees and out-of-pocket expenses paid to Persons other than Affiliates of the Borrower or its Subsidiaries in connection with obtaining such Extraordinary Receipts).

(f)            Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied in accordance with Section 2.12(b).

(g)           Other amounts.  All prepayments under this Section 2.8 shall be accompanied by (i) all interest accrued on the amount prepaid or repaid and all other amounts then due on, or with respect to, such portion of the Loans being prepaid; (ii) any Repricing Premium (in the event of any prepayment made in accordance with Section 2.8(b)) and (iii) any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment.

Section 2.9            Interest.

(a)           Rate.  All Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate in effect from time to time and the Applicable Margin, and (ii)  in the case of LIBOR Rate Loans, at a rate per annum equal to the sum of the LIBOR Rate in effect for the applicable Interest Period and the Applicable Margin.

(b)           Payments.  Interest accrued on the principal amount of any Loan shall be payable in arrears (i) at maturity (whether by acceleration or otherwise), (ii) if such Loan is a Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (iii)(1) if such Loan is a Base Rate Loan, on the last day of each Fiscal Quarter and (2) (x) if such Loan is a LIBOR Rate Loan with an Interest Period of one month, on the last day of each Interest Period applicable to such Loan, and (y) if such Loan is a LIBOR Rate Loan with an Interest Period longer than one month, every three months during such Interest Period following the date on which such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor (provided that subject to the proviso set forth in the definition of “Interest Period”, if any such three-month date is a day that is not a Business Day, such three-month date shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such three-month date into the next calendar month, in which case such three-month date shall be the immediately preceding Business Day).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any U.S. Loan Document: upon the occurrence and continuation of any Event of Default under Section 9.1(a) or (e), or upon the election of the Required Lenders in the case of any other Event of Default (1) the principal balance of all Loans (including (A) any U.S. Secured Obligation that bears interest by reference to the rate applicable to any other U.S. Secured Obligation and (B) post-petition interest in any proceedings under the Bankruptcy Code or other applicable insolvency laws) shall thereafter bear interest at a rate that is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans and (2) to the extent permitted under any applicable Requirement of Law, any interest payments on the Loans and any fees and other amounts then due and payable hereunder or under any of the other U.S. Loan Documents, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceedings under the Bankruptcy Code or other applicable insolvency laws) at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans) and shall, in each case, be payable on demand by Administrative Agent.  Any imposition of default interest pursuant to this clause (c) may be made retroactive to the date of the occurrence of the applicable Default.

(d)           Savings Clause.  Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by any applicable Requirement of Law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as provided in this Agreement.

Section 2.10          Conversion and Continuation Options.

(a)           Option.  The Borrower may elect (i) in the case of any LIBOR Rate Loan, (A) to continue such LIBOR Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such LIBOR Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into LIBOR Rate Loans at any time on any Business Day upon three Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of LIBOR Rate Loans having such Interest Period must be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) no conversion in whole or in part of Base Rate Loans to LIBOR Rate Loans and no continuation in whole or in part of LIBOR Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)           Procedure.  Each such election shall be made by giving the Administrative Agent at least one Business Day prior notice in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”).  The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any LIBOR Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable U.S. Facility in accordance with their Pro Rata Share.

Section 2.11          Fees.

(a)           Unused Commitment Fee.  The Borrower agrees to pay to Administrative Agent, for the benefit of each U.S. Revolving Credit Lender (other than a Non-Funding Lender to the extent provided in Section 2.2(c)(vi)), a commitment fee (the “Unused Commitment Fee”) at the rate of 0.50% per annum on the average daily amount by which the U.S. Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of U.S. Revolving Loans and (ii) the outstanding amount of the L/C Obligations for all Letters of Credit from the date hereof through the U.S. Revolving Credit Termination Date.  The Unused Commitment Fee shall be payable in arrears (x) on the last day of each Fiscal Quarter and (y) on the U.S. Revolving Credit Termination Date.

(b)           Letter of Credit Fees.  The Borrower agrees to pay, with respect to all Letters of Credit issued by any L/C Issuer, (i) to the Administrative Agent for the benefit of such L/C Issuer, (A) such L/C Issuer’s customary issuance and administration fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, amendment and extension of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued, and (B) a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the face amount of each such Letter of Credit payable in arrears (x) on the last day of each Fiscal Quarter following the issuance of such Letter of Credit and (y) on the U.S. Revolving Credit Termination Date; and (ii) to the Administrative Agent, for the benefit of the U.S. Revolving Credit Lenders according to their Pro Rata Shares, a fee (the “Letter of Credit Fee”) accruing at a rate per annum equal to the Applicable Margin for U.S. Revolving Loans that are LIBOR Rate Loans on the average daily issued but undrawn face amount of such Letters of Credit, payable in arrears (x) on the last day of each Fiscal Quarter following the issuance of such Letter of Credit and (y) on the U.S. Revolving Credit Termination Date; provided, however, that the fee payable under this clause (ii) shall be increased by 2.00% per annum and shall be payable, in addition to be payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon the occurrence of any Event of Default under Section 9.1 for as long as such Event of Default shall be continuing.

(c)           Additional Fees.  The Borrower agrees to pay the additional fees described in the Fee Letter.

Section 2.12          Application of Payments.

(a)           Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.12 or elsewhere in any U.S. Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower pursuant to Section 2.7 shall be applied to repay the U.S. Secured Obligations the Borrower designates or, if no such direction is given, applied as provided in Section 2.12(d) hereto.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below, (i) in the case of a mandatory prepayment consisting of the proceeds of a Disposition of Receivables that constitute U.S. Collateral and part of the U.S. Revolving Borrowing Base, such proceeds shall be applied (A) first, to the ratable payment of the outstanding principal amounts of the U.S. Revolving Loans in an amount equal to the amount of such proceeds, and (B) second, the remainder to reduce the Term Loans, to be applied pro rata against all such scheduled installments based on the respective amounts of such scheduled installments and (ii) to the extent not applied pursuant to clause (i) above, any other payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the U.S. Secured Obligations required to be applied in accordance with this clause (b) shall be applied first, (other than in respect of any payment required pursuant to Section 2.8(d)) to repay the outstanding principal balance of the Term Loans, applied pro rata against all such scheduled installments based on the respective amounts of such scheduled installments; second, to repay the outstanding principal balance of the U.S. Revolving Loans (without a permanent reduction in the U.S. Revolving Credit Commitment); and third, to provide cash collateral to the extent and in the manner in Section 9.3.

(c)           Application of Payments During an Event of Default.  The Borrower hereby irrevocably waives, and agrees to cause each U.S. Loan Party to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any U.S. Secured Obligation and any proceeds of U.S. Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any U.S. Secured Obligation pursuant to Section 9.2, shall, apply all payments in respect of any U.S. Secured Obligation and all other proceeds of U.S. Collateral (i) first, to pay U.S. Secured Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay U.S. Secured Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations, (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations and to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 9.3 and to pay amounts owing with respect to Secured Hedging Agreements, (v) fifth, to the ratable payment of all other U.S. Secured Obligations, and (vi) sixth, thereafter, to pay any excess proceeds to or upon the order of the relevant U.S. Loan Party or U.S. Loan Parties or whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(d)           Application of Payments Generally.  All repayments of any U.S. Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as LIBOR Rate Loans, with those LIBOR Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  Except as otherwise provided in this Agreement, all repayments of any Term Loans shall be applied pro rata against all such scheduled installments based on the respective amounts of such scheduled installments. All payments that would otherwise be allocated to the U.S. Revolving Credit Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on any portion of the U.S. Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or the Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the U.S. Revolving Loans.  If sufficient amounts are not available to repay all outstanding U.S. Secured Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such U.S. Secured Obligations ratably based on the proportion of the U.S. Secured Parties’ interest in such U.S. Secured Obligations.  Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13          Payments and Computations.

(a)           Procedure.  The Borrower shall make each payment under any U.S. Loan Document not later than 2:00 p.m. on the day when due to the Administrative Agent by wire transfer or ACH transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No: 026-004-226

Account Number: 9051422

Société Générale

245 Park Avenue

New York, NY 10167

Attn: Loan Servicing Group

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.  The Lenders shall make any payment under any U.S. Loan Document in immediately available Dollars and without setoff or counterclaim.  Each U.S. Revolving Credit Lender shall make each payment for the account of any L/C Issuer required pursuant to Section 2.4 (A) if the notice or demand therefor was received by such Lender prior to 2:00 p.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt.  Payments received by the Administrative Agent after 2:00 p.m. shall be deemed to be received on the next Business Day.

(b)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a LIBOR Rate or Base Rate in accordance with the definitions of “LIBOR Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each such determination.

(c)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Effective Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable U.S. Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent; provided that nothing herein or in any other U.S. Loan Document shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender.

Section 2.14          Evidence of Debt.

(a)           Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its U.S. Secured Obligations or having identified an SPV as such to the Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for Tax purposes and solely with respect to the actions described in this Section 2.14(a), shall establish and maintain at its address referred to in Annex IV (or at such other address as such Lender shall notify the Borrower) a record of ownership (a “Participant Register”), in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any U.S. Secured Obligation, in any Commitment

and in any right to receive any payment hereunder; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or other obligations under any U.S. Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the applicable Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as non-fiduciary agent of the Borrower solely for Tax purposes and solely with respect to the actions described in this Section 2.14(b), shall establish and maintain at its address referred to in Annex IV (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender and each L/C Issuer in the Term Loans and the U.S. Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right (which shall include any transfer or grant of an option to an SPV pursuant to Section 11.2(f) and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 and Section 11.2, (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the U.S. Secured Obligations.

(c)           Registered Obligations.  This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any U.S. Loan Party to repay the Loans in accordance with their terms.  In addition, the U.S. Loan Parties, the Agents, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agents, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  No

Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

(e)           Notes.  Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a U.S. Facility and substantially in the form of Exhibit B; provided, however, that only one Note for each U.S. Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes, and (ii) subject to the receipt of a simple, unsecured indemnity from such Lender, in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15          Suspension of LIBOR Rate Option.  Notwithstanding any provision to the contrary in this Article 2, the following shall apply:

(a)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines in good faith that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate is determined or (B) the Required Lenders determine in good faith and notify the Administrative Agent that the LIBOR Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that Required Lenders have determined that the circumstances causing such suspension no longer exist.  The Administrative Agent and each such Lender shall promptly so notify the Borrower once such circumstances no longer exist; provided that the Administrative Agent shall not be liable as Administrative Agent for any failure to give such notice.

(b)           Illegality.  If after the date hereof (i) any Lender determines in good faith that the introduction of, or any change in or in the interpretation of, any Requirement of Law shall make it unlawful, or (ii) any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make LIBOR Rate Loans; provided that any such affected Lender shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would avoid giving such notice and demand and would not, in the good faith determination of such Lender, be otherwise materially disadvantageous to such Lender.  The Administrative Agent and each such Lender shall promptly so notify the Borrower once such circumstances no longer exist; provided that the

Administrative Agent shall not be liable as Administrative Agent for any failure to give such notice.  Except as provided in the immediately preceding sentence, nothing in this Section 2.15(b) shall affect the obligation of any other Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

(c)           Effect of Suspension.  If the obligation of any Lender to make or to continue LIBOR Rate Loans is suspended, (i) the obligation of such Lender to convert Base Rate Loans into LIBOR Rate Loans shall be suspended, (ii) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Rate Loan, (iii) the Borrower may revoke or rescind any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any LIBOR Rate Loan or to convert any Base Rate Loan into a LIBOR Rate Loan and (iv) each LIBOR Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16          Breakage Costs; Increased Costs; Capital Requirements.

(a)           Breakage Costs.  The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for any loss or expense (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the LIBOR Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender incurs (i) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of LIBOR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (ii) to the extent any LIBOR Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (iii) as a consequence of any failure by the Borrower to repay LIBOR Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each LIBOR Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)           Increased Costs.  If at any time any Lender or L/C Issuer determines in its reasonable discretion that the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of LIBOR Reserve Requirements) from any Governmental Authority, in each case after the date hereof, shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any LIBOR Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so, (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any U.S. Loan Document, or (iv) subjecting any Lender or L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit,  commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, on demand by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost.

(c)           Increased Capital Requirements.  If at any time any Lender or L/C Issuer determines in its reasonable discretion that the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of LIBOR Reserve Requirements) from any Governmental Authority regarding capital adequacy, liquidity, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, U.S. Secured Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of LIBOR Reserve Requirements), in each case after the date hereof, shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer’s (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any U.S. Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, on demand by such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such reduction.

(d)           Compensation Certificate Look Back.  Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder in reasonable detail, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(e)           Additional Costs.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank for International Settlements and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued; and (ii) all requests, rules, guidelines or directives under or issued in connection with the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law regardless of the date enacted, adopted or issued.

Section 2.17          Taxes.

(a)           Payments Free and Clear of Taxes.  Except as required by a Requirement of Law, each payment by any U.S. Loan Party under any U.S. Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties with respect thereto (collectively, “Taxes”).

(b)           Gross-Up.  If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any U.S. Loan Document to any Tax Indemnitee (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions or withholdings for Indemnified Taxes are made (including deductions or withholdings applicable to any increases to any amount under this Section 2.17), such Tax Indemnitee receives the amount it would have received had no such deductions or withholdings been made, (ii) the relevant U.S. Loan Party shall make such deductions or withholdings, (iii) the relevant U.S. Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant U.S. Loan Party shall deliver to the Administrative Agent an original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(c)           Other Taxes.  In addition, each U.S. Loan Party agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority in each case arising from the execution, delivery or registration of, or otherwise with respect to, any U.S. Loan Document or any transaction contemplated therein, except any such Taxes imposed with respect to an assignment (other than an assignment requested by Borrower, pursuant to Section 2.18) or a change in Lender’s lending office (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Other Taxes by any U.S. Loan Party, the relevant U.S. Loan Party shall furnish to the Administrative Agent an original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification. Each U.S. Loan Party shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Tax Indemnitee for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid or payable by such Tax Indemnitee whether or not such Indemnified Taxes were correctly or legally asserted.  A certificate of such Tax Indemnitee (or of the Administrative Agent on behalf of such Tax Indemnitee) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the relevant U.S. Loan Party with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.  Without limiting their liability under other provisions of this Agreement, the U.S. Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such change.

(f)            Tax Forms.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any U.S. Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.   In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii), (f)(iii), (f)(iv) and (f)(v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, each Non-U.S. Lender Party that is entitled to an exemption from United States withholding Tax or is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes invalid or obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (ii) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payment in connection with any U.S. Loan Document are effectively connected with such Non-U.S. Lender Party’s or its direct or indirect partners/members’ conduct of a U.S. trade or business, (C) to the extent a Non-U.S. Lender Party is not the beneficial owner of such payments, Form W-8IMY, accompanied by Forms W-8ECI, W-8BEN and/or W-9, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3 and/or other certification documents from each beneficial owner, as applicable; provided that if such Non-U.S. Lender Party is a partnership for U.S. federal income Tax purposes and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4, or (D) to the extent the Non-U.S. Lender Party is legally entitled to do so, any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the U.S. Loan Documents.  Each Non-U.S. Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so.

(iii)          Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes invalid or obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iv)          If a payment made to a Lender Party under any U.S. Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party fails to comply with the applicable reporting requirements of FATCA, such Lender Party shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)           Each Lender having sold a participation in any of its U.S. Secured Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

(g)           Treatment of Certain Refunds.  If a Tax Indemnitee determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including the payment of additional amounts pursuant to Section 2.17), it shall pay to the relevant U.S. Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Tax Indemnitee and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Tax Indemnitee, agrees to repay the amount paid over to such U.S. Loan Party (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to such Governmental Authority.  Notwithstanding anything contrary in this Section 2.17(g), in no event shall a Tax Indemnitee would be required to pay any amount to the Borrower pursuant to this

Section 2.17(g) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.17(g) shall not be construed to require any Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.18          Substitution of Lenders.

(a)           Substitution Right.  Unless a Default has occurred and is continuing, in the event that any Lender in any U.S. Facility (an “Affected Lender”), (i) makes a claim under clause (b) or (c) of Section 2.16, (ii) notifies the Administrative Agent pursuant to Section 2.15(b) that it becomes illegal for such Lender to continue to fund or make any LIBOR Rate Loan in such U.S. Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) or Section 2.17(d), (iv) becomes a Non-Funding Lender, or (v) does not consent to any amendment, waiver or consent to any U.S. Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in such U.S. Facility, the Borrower may either pay in full such Affected Lender with respect to amounts due in such U.S. Facility with the consent of the Administrative Agent or substitute for such Affected Lender in such U.S. Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person reasonably acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”); provided that in any prepayment made pursuant to Section 2.18(a)(v) that has the effect of reducing the Effective Yield for the Loans shall be accompanied by the Repricing Premium.

(b)           Procedure.  To substitute such Affected Lender or pay in full the U.S. Secured Obligations owed to such Affected Lender under such U.S. Facility as described in the first sentence of clause (a) above, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all U.S. Secured Obligations owing to such Affected Lender with respect to such U.S. Facility (including those that will be owed because of such payment and all U.S. Secured Obligations that would be owed to such Lender if it was solely a Lender in such U.S. Facility), (ii) in the case of a payment in full of the U.S. Secured Obligations owing to such Affected Lender in the U.S. Revolving Credit Facility (and in addition to such amounts owing pursuant to clause (b)(i)), payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(d) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the U.S. Loan Documents and assume the Commitment of the Affected Lender under such U.S. Facility.

(c)           Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any U.S. Facility, such Affected Lender’s Commitments in such U.S. Facility shall be terminated and (ii) in the case of any substitution in any U.S. Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the U.S. Loan Documents with respect to such U.S. Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the U.S. Secured Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder holding such Affected Lender’s Commitment and outstanding Loans in such U.S. Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such U.S. Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.  Each Lender agrees that if the Borrower or the Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Affected Lender, such Lender shall, promptly after receipt of notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.2.

Section 2.19          Increased Commitments.

(a)           Incremental Term Loans.

(i)            The Borrower may, by notice to Administrative Agent, elect to request the establishment of incremental term loan commitments (the “Incremental Term Loan Commitments”); provided that upon giving effect to such establishment, the aggregate principal amount of the Incremental Term Loan Commitments shall not exceed $30,000,000. The Borrower shall request Incremental Term Loan Commitments in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Each such notice shall specify (A) the date (each, an “Incremental Amount Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be not less than ten Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender, which may be a Term Loan Lender or a Person that is not then a Term Loan Lender and meeting such requirements set forth in Section 11.2(b) and becoming a party hereto as a Term Loan Lender with an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”), to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations.  The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Incremental Amount Date and in the Incremental Term Loan Commitments respect thereof.  Such Incremental Term Loan Commitments shall become effective as of such Incremental Amount Date upon the satisfaction in form and substance reasonably satisfactory to the Administrative Agent of the conditions set forth in Section 2.19(c).

(ii)           On any Incremental Amount Date on which any Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (A) each Incremental Term Loan Lender shall make a loan to the Borrower (an

“Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment and (B) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto.

(iii)          The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except as otherwise set forth herein or in the Increased Commitment Agreement, identical to the Term Loans and shall be treated as Term Loans for all purposes hereunder and the other Loan Documents (including, for the avoidance of doubt, calculations of “Pro Rata Share” and “Required Lenders”). In any event (A) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans (without giving effect to any prepayments or scheduled amortization thereof, which prepayments shall be on terms no more favorable to Incremental Term Loan Lenders than those set forth in Sections 2.7 and 2.8 with respect to the Term Loans), (B) the maturity date thereof shall be no earlier than the Term Loan Maturity Date, (C) the rate of interest applicable to the Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Loan Lenders and shall be set forth in each applicable Increased Commitment Agreement; provided, however, that in the event that interest rate margins for the Incremental Term Loans is more than 0.25% higher than the corresponding interest rate margins for the existing Term Loans (on a yield basis including any offered upfront closing fees or original issue discount (based on an assumed four-year average life to maturity) but excluding one-time underwriting fees paid in cash) then the interest rate margins for the existing Loans shall be increased to not more than 0.25% less than the yield on the Incremental Term Loans, and (D) the proceeds of any Incremental Term Loan shall be used solely in connection with Permitted Acquisitions. Each Increased Commitment Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent, to effect the provisions of this Section 2.19(a).

(b)           Increase in U.S. Revolving Credit Commitments  The Borrower may, at any time after the Closing Date by notice to the Administrative Agent and with the reasonable consent of the L/C Issuers, propose an increase in the total U.S. Revolving Credit Commitments (each such proposed increase being a “U.S. Revolving Credit Commitment Increase”) either by having a U.S. Revolving Credit Lender increase its U.S. Revolving Credit Commitment then in effect (each an “U.S. Revolving Increasing Lender”) or by having a Person which is not then a U.S. Revolving Credit Lender and meeting such requirements set forth in Section 11.2(b) become a party hereto as a U.S. Revolving Credit Lender with a new U.S. Revolving Credit Commitment (each an “U.S. Revolving Assuming Lender”); provided that upon giving effect to such establishment, the aggregate amount of the U.S. Revolving Credit Commitment Increases shall not exceed $15,000,000 minus the aggregate amount of increases in the commitments of the lenders theretofore or concurrently effected pursuant to Section 2.19 of the International Credit Agreement.  Such notice shall specify (A) the name of each U.S. Revolving Increasing Lender or U.S. Revolving Assuming Lender, as applicable, (B) the amount of the Commitment Increase and the portion thereof being committed to by each such U.S. Revolving Increasing Lender or U.S. Revolving Assuming Lender and (C) the date on which such U.S. Revolving Credit Commitment Increase is to be effective (a “U.S. Revolving Credit Commitment Increase Date”) (which shall be a Business Day at least five Business Days after delivery of such notice and 30 days prior to the U.S. Revolving Credit Termination Date).  The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each U.S. Revolving Credit Commitment Increase Date and the U.S. Revolving Credit Commitment Increases in respect thereof.  Such U.S. Revolving Credit Commitment Increase shall become effective as of such U.S. Revolving Credit Commitment Increase Date upon the satisfaction in form and substance reasonably satisfactory to the Administrative Agent of the conditions set forth in Section 2.19(c).

On each U.S. Revolving Credit Commitment Increase Date, if there are U.S. Revolving Loans then outstanding, the Borrower shall (notwithstanding the provisions of Section 11.9 requiring that Borrowings and prepayments be made ratably in accordance with the principal amounts of the U.S. Revolving Loans and U.S. Revolving Credit Commitments held by the U.S. Revolving Credit Lenders) borrow from the U.S. Revolving Increasing Lenders and U.S. Revolving Assuming Lenders (if any), and such lenders shall make, U.S. Revolving Loans to the Borrower (in the case of LIBOR Rate Loans, with Interest Periods ending on the dates of any then-outstanding Interest Periods) and the Borrower shall prepay U.S. Revolving Loans held by the other U.S. Revolving Credit Lenders in such amounts as may be necessary, so that after giving effect to such U.S. Revolving Loans and prepayments, the U.S. Revolving Loans (and Interest Periods of LIBOR Rate Loans) shall be held by the U.S. Revolving Credit Lenders pro rata in accordance with the respective amounts of their U.S. Revolving Credit Commitments (as so increased).  In addition, the U.S. Revolving Credit Lenders shall be deemed to have sold, and such U.S. Revolving Increasing Lenders, U.S. Revolving Assuming Lenders (if any) and U.S. Revolving Credit Lenders, as applicable, shall be deemed to have purchased, Letter of Credit participation interests from the other U.S. Revolving Credit Lenders so that the participations in Letters of Credit and L/C Obligations are held by the U.S. Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the U.S. Revolving Credit Commitment after giving effect to the U.S. Revolving Credit Commitment Increase.

(c)           Conditions to Increase.  The effectiveness of each Incremental Term Loan Commitment and each U.S. Revolving Credit Commitment Increase shall be subject to the following conditions that on and as of such Incremental Amount Date or U.S. Revolving Credit Commitment Date, as applicable:

(i)            No Default would occur or be continuing before or after giving effect to such Incremental Term Loan Commitment or U.S. Revolving Credit Commitment Increase, as applicable.

(ii)           Both before and after giving effect to the consummation of the Incremental Term Loans or the U.S. Revolving Credit Commitment Increase, as applicable, and the transactions related thereto, each of the representations and warranties contained in this Agreement and in the other U.S. Loan Documents shall be true and correct in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (provided that if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition).

(iii)          The Borrower and its Subsidiaries shall be in compliance for the most recently completed Test Period with the lesser of (x) the ratio required pursuant to Section 5.1 for the applicable period except that the “Maximum Consolidated Net Leverage Ratio” shall be 0.25 less than the relevant figure set forth in the table in such Section and (y) 2.65 to 1.00, in each case on a pro forma basis after giving effect to the Incremental Term Loan Commitments or the U.S. Revolving Credit Commitment Increase and deeming, for purposes of such calculation, that the Borrower shall have borrowed in full the Loans made available pursuant to the U.S. Revolving Credit Commitment Increase on such U.S. Revolving Credit Commitment Increase Date, as applicable (whether or not such loans have in fact been borrowed on such date).

(iv)          The Borrower shall make any payments required pursuant to Section 2.12 and Section 2.17(f) in connection with such Incremental Term Loan Commitment or U.S. Revolving Credit Commitment Increase, as applicable.

(v)           The Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(vi)          An agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which, effective as of such Incremental Amount Date or U.S. Revolving Credit Commitment Increase Date, as applicable, each Incremental Term Loan Lender, U.S. Revolving Increasing Lender or U.S. Revolving Assuming Lender, as applicable, shall provide its Incremental Term Loan Commitment, U.S. Revolving Credit Commitment, or an increase of its applicable U.S. Revolving Credit Commitment, as applicable, shall be duly executed by each such lender, the Borrower and the other U.S. Loan Parties and delivered to the Administrative Agent (each, an “Increased Commitment Agreement”). Each Increased Commitment Agreement shall be subject to the requirements set forth in Section 2.17(f).

(vii)         A certificate of a Responsible Officer shall be delivered to the Administrative Agent stating that the conditions with respect to such Incremental Term Loan Commitment or U.S. Revolving Credit Commitment Increase, as applicable, under this Section 2.19 have been satisfied.

(d)           Register.  Upon the Administrative Agent’s receipt of a fully executed Increased Commitment Agreement from each relevant lender, together with such Responsible Officer certificate described in Section 2.19(c)(vii), the Administrative Agent shall acknowledge the same and record the information contained in such agreement in the Register and give prompt notice of the relevant Incremental Term Loan Commitment or U.S. Revolving Credit Commitment Increase, as applicable, to the Borrower and the Lenders (including, if applicable, each U.S. Revolving Assuming Lender).

(e)           Effectiveness.       For avoidance of doubt, each Incremental Term Loan Commitment and each U.S. Revolving Credit Commitment Increase shall become a “Commitment”, each Incremental Term Loan and each loan made pursuant to a U.S. Revolving Credit Commitment Increase shall be a “Loan”, and each lender thereunder shall be a “Lender” in respect of the Term Loan Facility or U.S. Revolving Credit Facility, as applicable, in each case for all purposes of this Agreement and the other U.S. Loan Documents.

(f)            No Obligation to Increase.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase any of its Commitments hereunder and any election to do so shall be in the sole discretion of such Lender.

(g)           Supersession.  Sections 2.19(a) and 2.19(b) shall supersede any provisions in Section 11.9 or Section 11.1 to the contrary.

ARTICLE 3
CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1            Conditions Precedent to Closing.  The obligation of each Lender to make any Loan on the Closing Date and the obligation of each L/C Issuer to Issue any Letter of Credit on the Closing Date is subject to, the satisfaction or due waiver of each of the following conditions and that each of the following documents have been received and actions undertaken, each of which shall be in form and substance satisfactory to the Lenders:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date:

(i)            an executed counterpart of this Agreement, the Fee Letter, the U.S. Guaranty and Security Agreement and the Intercreditor Agreement from each of the Persons party hereto;

(ii)           executed legal opinions of Duane Morris LLP, and New York Delaware, Massachusetts, Nevada and California counsel to the U.S. Loan Parties, addressed to the Lead Arranger, Administrative Agent, the L/C Issuers and the Lenders and dated as of the Closing Date;

(iii)          subject to the first sentence of Section 7.12, a copy of each Constituent Document of each U.S. Loan Party certified as of a recent date by the relevant Governmental Authority, together with, if applicable, certificates attesting to the good standing of such U.S. Loan Party in such jurisdiction;

(iv)          a certificate of the secretary or other officer of each U.S. Loan Party in charge of maintaining books and records of such U.S. Loan Party certifying (on behalf of such U.S. Loan Party) (A) as to the names and signatures of the officers of such U.S. Loan Party that are authorized to, and that will, execute and deliver any U.S. Loan Document, (B) that the Constituent Documents of such U.S. Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (iii) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such U.S. Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each U.S. Loan Document to which such U.S. Loan Party is a party;

(v)           a solvency certificate executed by a Responsible Officer of each of the Borrower and Guarantors (on behalf of such Person) in the form of Exhibit I hereto;

(vi)          the financial statements referred to in Section 4.4(a);

(vii)         (A) a Compliance Certificate for the Fiscal Quarter most recently ended demonstrating that the Consolidated Net Leverage Ratio for such quarter after giving pro forma effect to the Borrowings to be made on such Closing Date and the Equity Contribution is no greater than 3.15 to 1.00 (it being understood that the amount of any loans borrowed under the U.S. Revolving Credit Facility or the International Credit Agreement on the Closing Date to be used to fund any original issue discount or upfront fees and any letters of credit issued on the Closing Date to backstop letters of credit that would not otherwise be included in the definition of Indebtedness shall be disregarded for the calculation of such ratio) and (B) updated corporate structure information;  and

(viii)        copies of insurance certificates demonstrating that the insurance policies required by Section 7.5 are in full force and effect.

(b)           (i) copies of UCC lien search reports ordered by the International Collateral Agent (at the sole cost of the Borrower) and of all effective prior filings listed therein, together with evidence of the termination of any such prior filings with respect to Indebtedness not permitted under Section 8.1, in each case as may be requested by the Administrative Agent, (ii) evidence that the Term Collateral Agent shall have received all certificates (if any) representing all Equity Interests being pledged pursuant to such U.S. Guaranty and Security Agreement (to the extent the same are certificated) and related undated powers duly executed in blank, and (iii) evidence that all documents and instruments, including UCC financing statements, required by law or requested by the Administrative Agent to be entered into, filed, registered or recorded to perfect the Liens created and purported to be created by the U.S. Security Documents have been so entered into, filed, registered or recorded with the priority required thereby.

(c)           Fees and Expenses.  The Administrative Agent shall have received all Transaction Costs due and payable to any Agent, the Lead Arranger, any Lender or L/C Issuer on or prior to the Closing Date.

(d)           International Credit Agreement.  The International Credit Agreement and the other International Loan Documents shall have become effective in accordance with their terms.

(e)           Equity Contribution; Available Cash.  The Equity Contribution shall have been consummated and the Administrative Agent shall have received a certificate of the chief financial officer of the Borrower (on behalf of the Borrower) dated the Closing Date and certifying in reasonable detail the most recent amount of Available Cash based on the latest information made available to the Borrower.

(f)            Refinancing Transactions.  The Refinancing Transactions shall have been consummated or shall be consummated substantially contemporaneously with the Borrowing and the Administrative Agent shall have received (i) a funds flow relating to the Refinancing Transactions and (ii) a payoff letter confirming the payment and release of Liens contemplated by the Refinancing Transactions.

(g)           PATRIOT Act.  The Administrative Agent shall have received at least five Business Days prior to the Closing Date all documentation and other information required by the Administrative Agent, the U.S. Collateral Agents, the Lenders or any regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in connection with the U.S. Facilities.

(h)           Approvals.  All material permits and Governmental Authorizations necessary in connection with the making and performance by the U.S. Loan Parties of the U.S. Loan Documents shall have been obtained.

(i)            Notes.  To the extent requested under Section 2.14(e), each Lender shall have received Notes duly executed and completed in the manner as required thereby.

(j)            No Material Adverse Effect.  There shall not have occurred or arisen any event, circumstance or condition of any kind or character that has had or could reasonably be expected to have a Material Adverse Effect.

(k)           Closing Borrowing Base Availability.  A certificate of the chief financial officer of the Borrower (on behalf of the Borrower) dated the Closing Date and certifying in reasonable detail (i) as to the calculation of the U.S. Revolving Borrowing Base as of the most recent Revolving Measurement Date and (ii) the amount of U.S. Revolving Loans available to be drawn hereunder as of the Closing Date.

(l)            Other Documents.  Such other documents relating to the U.S. Loan Documents or the U.S. Loan Parties as the Administrative Agent or Lenders shall reasonably request.

Section 3.2            Conditions Precedent to Each Loan or Issuance.  The obligation of each Lender to make any Loan on any date and the obligation of each L/C Issuer to Issue any Letter of Credit on any date is subject to, the satisfaction or due waiver of each of the following documents have been received and actions undertaken, each of which shall be in form and substance satisfactory to the Lenders:

(a)           Request.  The Administrative Agent (or, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article 2, a timely and duly executed and completed Notice of Borrowing or, as the case may be, L/C Request.

(b)           Letters of Credit.  In the case of any issuance, amendment, renewal, extension or utilization of a Letter of Credit hereunder, any notices required pursuant to Section 2.4(a) or (b).

(c)           Borrowing Base Certificate.  The Administrative Agent shall have received on or prior to the date of the relevant Borrowing or Issuance, a certificate of the chief financial officer of the Borrower (on behalf of the Borrower) dated the date of such Borrowing, certifying the amount of U.S. Revolving Loans available to be drawn hereunder as of such date, and certifying (on behalf of the Borrower) in reasonable detail as to the calculation of the U.S. Revolving Borrowing Base as of the most recent Revolving Measurement Date (for or relating to the immediately preceding calendar month) and certifying that the U.S. Revolving Loans requested pursuant to such Borrowing are in accordance with and in pro forma compliance with the drawing requirements in respect of the U.S. Revolving Borrowing Base.

(d)           Closing Date Certificate.  A certificate of the chief financial officer of the Borrower certifying (on behalf of the Borrower) as to the matters specified in clauses (e) through (f) of this Section 3.2.

(e)           Representations and Warranties.  The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance:  (i) the representations and warranties set forth in any U.S. Loan Document shall be true and correct in all material respects on and as of such date and immediately after giving effect to the application of the proceeds of the Borrower or the delivery of the relevant Letter of Credit, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(f)            No Defaults.  No Default shall have occurred or be continuing or would result from the Borrowing or the Issuance, as applicable.

The Administrative Agent shall be entitled to assume that the conditions specified in Section 3.1 and Section 3.2 have been fulfilled unless it receives notice to the contrary from any Lender prior to the date of each Loan or Issuance, as applicable.

Notwithstanding anything to the contrary herein, each Notice of Borrowing by the Borrower hereunder and each Borrowing, each notice with respect to the issuance of a Letter of Credit, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of such Borrowing (including the Closing Date) or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, as to the matters specified in Section 3.2.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuers and the Agents to enter into the U.S. Loan Documents, the Borrower makes the following representations and warranties to and for the benefit of the U.S. Secured Parties:

Section 4.1            Corporate Existence; Compliance with Law.  Each U.S. Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary except where the failure to be qualified could not be reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its Property, to lease or sublease any Property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with all applicable Requirements of Law except (unless such failure relates to any Anti-Terrorism Laws, Anti-

Money Laundering Laws, Anti-Corruption Laws or Sanctions, in which case it shall be in compliance in all respects) where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (e) has all necessary permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such permits, make such filings or give such notices, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.2                                    U.S. Loan Documents and Related Documents.

(a)                                 Power and Authority.  The execution, delivery and performance by each U.S. Loan Party of the U.S. Loan Documents to which it is a party (i) are within its corporate or similar powers and have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene its Constituent Documents, (B) violate any applicable material Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of the Borrower or any of its Material Subsidiaries, or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any Property of it and (iii) do not require any material permit of, or filing with, any Governmental Authority other than (A) with respect to the U.S. Loan Documents, the filings required to perfect the Liens created by the U.S. Loan Documents and (B) those material permits or filings that have been obtained or made and are in full force and effect pursuant to Section 3.1(h).

(b)                                 Due Execution and Delivery.  Each U.S. Loan Document has been duly executed and delivered to the other parties thereto by each U.S. Loan Party, and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                                  Matters Relating to Collateral. This Agreement and the other U.S. Loan Documents, when executed and delivered and, upon the making of the initial Loans, will create and grant to the U.S. Collateral Agents a valid (x) first lien security interest for the benefit of the First Lien U.S. Secured Parties and (y) second lien security interest for the benefit of the Second Lien U.S. Secured Parties in the U.S. Collateral and upon (including subsequent to the Closing Date) (i) the filing of the appropriate UCC-1 financing statements and (ii) to the extent required pursuant to the U.S. Security Documents, (A) the entry into the U.S. Account Control Agreements and (B) the delivery of the all certificates representing all Equity Interests being pledged pursuant thereto with appropriate stock powers and other endorsements in blank to the Term Collateral Agent, and the Term Collateral Agent taking possession or control of such certificates, such security interest in the U.S. Collateral shall be perfected with the priority required by the U.S. Security Documents, free and clear of all Liens except as set forth in the U.S. Security Documents.

Section 4.3                                    Group Ownership.  Set forth on Schedule 4.3 is a complete and accurate Corporate Chart showing, as of the date hereof, for each of the Borrower and its Subsidiaries, (a)

the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the name of the holders of each Equity Interest of such Person and the ownership percentage thereof.  Set forth on Annex V is a complete and accurate list of all Material Subsidiaries as of the date hereof and the percentage of Consolidated Total Assets and Consolidated gross revenues represented by each such Material Subsidiary.

Section 4.4                                    Financial Condition.

(a)                                 Each of (i) the audited Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2013 and the related Consolidated statements of operations stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by an independent registered public accounting firm reasonably acceptable to the Administrative Agent, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2014 and the related Consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the six months then-ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Borrower and its Subsidiaries as at the dates indicated and for the periods indicated.

(b)                                 The Projections have been prepared by the Borrower in light of the past operations of the business of the Borrower and its Subsidiaries and reflect projections for the six-year period beginning on January 1, 2014.  The Projections are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect reasonable estimates of the future Consolidated financial performance of the Borrower and its Subsidiaries and the other information projected therein for the periods set forth therein, it being understood that (i) the Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies that actual results during the period or periods covered by any such projections may differ from the projected results and that such Projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or industry-specific nature.

(c)                                  Except as set forth in the financial statements referred to in clause (a) above (as may be modified by the Borrower’s Form 10-Q filed on August 6, 2014 with the United States Securities and Exchange Commission), there are no material liabilities of the Borrower or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise.

Section 4.5                                    Material Adverse Effect.  Since December 31, 2013, there have been no events, circumstances, developments or other changes in facts that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.6                                    Solvency.  The U.S. Loan Parties, individually and on a Consolidated basis, are Solvent after giving effect to (a) the execution, delivery and performance by each U.S.

Loan Party of the U.S. Loan Documents to which it is a party, the borrowing of Loans hereunder, the use of the proceeds hereof in accordance with the terms hereof, and the issuance of Letters of Credit hereunder; and (b) the payment of the Transaction Costs.

Section 4.7                                    Litigation.  Except as disclosed in Schedule 4.7, there are no pending (or, to the knowledge of any U.S. Loan Party, threatened) actions, investigations, suits, arbitrations, proceedings, audits, claims, demands, orders or disputes by or against any U.S. Loan Party by or before any Governmental Authority that could (a) reasonably be expected to have a Material Adverse Effect or (b) expressly call into question the legality, validity, binding effect or enforceability against any U.S. Loan Party of any U.S. Loan Document or of any of the transactions contemplated thereby.

Section 4.8                                    Taxes.  Except as set forth on Schedule 4.8A, all federal and other Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, correct and complete in all material respects, and Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof, to the extent that the breach of the foregoing or failure to do so could reasonably be expected to have a Material Adverse Effect, except in the case of non-payment, for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate.  No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for a material amount of Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, except where any inaccuracy, failure to withhold or failure to make timely payment could not reasonably be expected to result in a Material Adverse Effect.  Schedule 4.8B sets forth a detailed breakdown of Cash Netting of the Borrower and its Subsidiaries, as well as the cash balance of the Borrower and its Subsidiaries by country, any tax withholding associated with repatriation of foreign cash, and a reconciliation of Cash Netting of the Borrower and its Subsidiaries to its total cash.

Section 4.9                                    Margin Regulations.  No U.S. Loan Party is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10                             No Defaults.  No U.S. Loan Party (and, to the knowledge of such U.S. Loan Party, no other party thereto) is in default under or with respect to any Contractual Obligation of such U.S. Loan Party, except for any such default that could not be reasonably expected to have a Material Adverse Effect.

Section 4.11                             Investment Company Act.  No U.S. Loan Party is an “investment company” or a company “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12                             Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of such U.S. Loan Party, threatened) against or involving any U.S. Loan Party, except, for those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is (a) no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any U.S. Loan Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any U.S. Loan Party and (c) no such representative has sought certification or recognition with respect to any employee of any U.S. Loan Party.

Section 4.13                             Benefit Plans.

(a)                                 ERISA.  With respect to the U.S. Loan Parties, there are no Title IV Plans or Multiemployer Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law has received a favorable determination letter from the IRS or a timely application has been filed with respect thereto.  Except for those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the knowledge of any U.S. Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any U.S. Loan Party contributes or otherwise has or could have any Liability and (iii) no ERISA Event is reasonably expected to occur.  No ERISA Event has occurred in connection with which Liabilities remain outstanding, either individually or in the aggregate, that could reasonably be expected to result in Liability to any U.S. Loan Party.  No ERISA Affiliate would have any Withdrawal Liability on the date this representation is made that could reasonably be expected to result in a Material Adverse Effect.

(b)                                 Foreign Plans.  With respect to the U.S. Loan Parties, each applicable Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained in good standing with applicable Governmental Authorities, except where failure so to comply could not reasonably be expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Foreign Plan documents or applicable Requirements of Law to be paid or accrued by any U.S. Loan Party have been paid or accrued as required, except where failure so to pay or accrue could not reasonably be expected to have a Material Adverse Effect.

Section 4.14                             Environmental Matters.  Except as set forth on Schedule 4.14, no U.S. Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental

Liability, in each of clauses (i) through (iv) except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.15                             Intellectual Property.  Except, in each case, as set forth on Schedule 4.15, each U.S. Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person, except where any such infringement could not reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the U.S. Loan Parties infringes upon any rights held by any other Person, except where any such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such U.S. Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.16                             Title; Property.

(a)                                 Each U.S. Loan Party has good and marketable title to (or valid and effective title insurance policies covering same), or valid leasehold or subleasehold interests (or applicable local equivalents) in, or other right to use, all its material Property free and clear of all Liens, except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such Properties for their intended purposes and except for Permitted Liens; provided that such U.S. Loan Party’s title in any U.S. Collateral shall be free and clear of all Liens except as set forth in the U.S. Security Documents.

(b)                                 Set forth on Schedule 8.15 is, as of the date hereof, a complete and accurate list of all deposit accounts, securities accounts and commodity accounts of the U.S. Loan Parties (i) in which the proceeds of Receivables constituting U.S. Collateral are deposited in accordance with the provisions of the U.S. Security Documents and (ii) in respect of which the daily average amount of funds standing to the credit of such account is $50,000 or greater for calendar month ended August 31, 2014.

(c)                                  Each U.S. Loan Party owns each of the Receivables purported to be owned by it, free and clear of all Liens (except, in the case of any Receivables purported to constitute U.S. Collateral, for such Liens so specified in the U.S. Security Documents, and, in any other case, for Permitted Liens) and holds such title and all of such Property in its own name and not in the name of any nominee or other Person.  Schedule 4.16C is a complete and correct list of all of government contracts of the U.S. Loan Parties subject to the Federal Assignment of Claims Act of 1940.

(d)                                 Set forth on Schedule 4.16D is, as of the date hereof, a complete and accurate list of (i) all real property owned in fee simple by any U.S. Loan Party or in which any U.S. Loan Party owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any U.S. Loan Party and (iii) for each such real property that the U.S. Collateral Agents or the Administrative Agent has requested be subject to a mortgage or that is otherwise material to the business of any U.S. Loan Party, each Contractual Obligation by any U.S. Loan Party, whether contingent or otherwise, to sell such real property.

Section 4.17                             Full Disclosure.  All written information (other than information of a general economic or general industry nature) contained in any U.S. Loan Document or in any other document, certificate or written statement when furnished to any Agent, the Lead Arranger, the L/C Issuers or Lenders by or on behalf of any U.S. Loan Party for use in connection with any U.S. Loan Document (including the information contained in any Disclosure Document) or the transactions contemplated therein, when taken as a whole and when furnished, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances when made, not misleading; provided, however, that any projections, forecasts, budgets, forward-looking information, information of a general economic or industry-specific nature and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such U.S. Loan Party to be reasonable at the time made (including with respect to estimates and assumptions made by the Borrower with respect to its international operations), it being recognized that such projections, forecasts, budgets, forward-looking information, information of a general economic or industry-specific nature and pro forma financial information as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

Section 4.18                             OFAC; Anti-Money Laundering; Corrupt Practices.

(a)                                 None of the U.S. Loan Parties, none of their Subsidiaries, none of the respective officers, directors, brokers or agents of it or any their Subsidiaries or the Permitted Management Shareholders, and, to their knowledge after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of any of their Affiliates (i) has violated or is in violation of Anti-Terrorism Laws, Sanctions or Anti-Money Laundering Laws or (ii) has been convicted of, has been charged with, or is under investigation by, a Governmental Authority for violations of Anti-Terrorism Laws, Sanctions or Anti-Money Laundering Laws.

(b)                                 The funds used by any U.S. Loan Party to make payments under the U.S. Loan Documents, will, to the knowledge of such U.S. Loan Party after reasonable due diligence, not be derived from activities that violate Anti-Terrorism Laws, Sanctions or Anti-Money Laundering Laws.  None of the borrowing of the Loans by the Borrower or its use of the proceeds thereof will violate any Anti-Terrorism Laws, Sanctions or Anti-Money Laundering Laws.

(c)                                  None of the U.S. Loan Parties, none of their Subsidiaries, none of the respective officers, directors, brokers or agents of it or any their Subsidiaries or the Permitted Management Shareholders, and, to their knowledge after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of any of their Affiliates acting or benefiting in any capacity in connection with the Loans is subject to special measures because of money laundering concerns under Section 311 of the PATRIOT Act and its implementing regulations.

(d)                                 None of the U.S. Loan Parties, none of their Subsidiaries, none of the respective officers, directors, brokers or agents of it or any their Subsidiaries or the Permitted Management Shareholders, and, to their knowledge after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of any of their Affiliates acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person (it being understood that Hill International (Syria) LLC maintains no office in Syria and conducts no business operations in Syria, as further described in clause (g)), (ii) deals in, or otherwise engages in any transaction related to, any Property or interests in Property blocked pursuant to any Anti-Terrorism Law or Sanction (other than any of the foregoing as aforeseaid in respect of Hill International (Syria) LLC) or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law or Sanction.

(e)                                  None of the U.S. Loan Parties, none of their Subsidiaries, none of the respective officers, directors, brokers or agents of it or any their Subsidiaries or the Permitted Management Shareholders, and, to their knowledge after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of any of their Affiliates acting or benefiting in any capacity in connection with the Loans, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, Property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and each of it, its Subsidiaries and its Affiliates have conducted their respective businesses in compliance with Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Law and with the representation and warranty contained herein.

(f)                                   None of the U.S. Loan Parties, none of their Subsidiaries, none of the respective officers, directors, brokers or agents of it or any their Subsidiaries or the Permitted Management Shareholders, and, to their knowledge after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of any of their Affiliates acting or benefiting in any capacity in connection with the Loans, is a Sanctioned Person (other than as set forth in clause (g) in respect of Hill International (Syria) LLC).

(g)                                  (i) Hill International (Syria) LLC has taken all such actions and executed all such documents and instruments that are commercially reasonable to cause it to wind up or dissolve itself under all applicable Requirements of Law; (ii) Hill International (Syria) LLC has discontinued all of its operations; and (iii) Schedule 4.18 is a complete and correct description of all business conducted by any of the Borrower and its Subsidiaries in Syria, all offices of any of the Borrower and its Subsidiaries in Syria, and each Subsidiary of the Borrower that is organized in Syria.

Section 4.19                             Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes set forth in Section 7.9.

Section 4.20                             Indebtedness; Liens.

(a)                                 Schedule 8.1 sets forth (i) all Indebtedness owing by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries existing as of August 31, 2014 and (ii) all other Indebtedness of the Borrower and its Subsidiaries as of the date immediately preceding the date hereof; in each case showing the aggregate amount thereof and the name of the respective debtors and the Borrower (or Subsidiary) which directly or indirectly has outstanding a contingent obligation in respect of such Indebtedness.

(b)                                 Schedule 8.2 is a complete and correct list of each Lien covering any Property of any of the Borrower or any of its Subsidiaries that are U.S. Loan Parties or “International Loan Parties” as defined in the International Credit Agreement, as of the date hereof, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 8.2.

Notwithstanding anything contained herein to the contrary, for purposes of this Article 4, all reference to Subsidiaries and U.S. Loan Parties shall exclude any and all Immaterial Subsidiaries other than to the extent a particular provision refers to such Persons on a Consolidated basis or on a “taken as a whole” basis.

ARTICLE 5
FINANCIAL COVENANTS

The Borrower covenants and agrees that, on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the U.S. Secured Obligations are paid in full (other than contingent indemnification claims and other than L/C Obligations and any related obligations hereunder or under any of the other U.S. Loan Documents in respect in any Letters of Credit outstanding after the U.S. Revolving Credit Termination Date, provided that the Borrower is in compliance with the provisions of Section 2.4(k) relating thereto):

Section 5.1                                    Maximum Consolidated Net Leverage Ratio.  The Borrower and its Subsidiaries shall not have, commencing with the Fiscal Quarter ended December 31, 2014, a Consolidated Net Leverage Ratio greater than the maximum ratio set forth opposite the last day of any Fiscal Quarter set forth below for the Test Period then-ended:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED NET LEVERAGE RATIO
December 31, 2014	3.50
March 31, 2015	3.50
June 30, 2015	3.50
September 30, 2015	3.25
December 31, 2015	3.25
March 31, 2016	3.00
June 30, 2016	3.00
September 30, 2016	2.75
December 31, 2016	2.75
March 31, 2017	2.50
June 30, 2017	2.50
September 30, 2017	2.25
December 31, 2017	2.25
March 31, 2018	2.00
June 30, 2018	2.00
September 30, 2018	2.00
December 31, 2018	2.00
Thereafter	1.75

Section 5.2                                    Excess Account Concentration.  If, as of the last day of any Fiscal Quarter of the Borrower, either (a) the Receivables of the Borrower and its Subsidiaries payable by all Clients located in any country not set forth in Schedule 6.1(h) (other than the United Arab Emirates) that are more than 120 days old (relative to the invoice date) constitute more than 10% of the total outstanding Receivables of the Borrower and its Subsidiaries or (b) the Receivables of the Borrower and its Subsidiaries payable by all Clients located in the United Arab Emirates that are more than 120 days old (relative to the invoice date) constitute more than 14% of the total outstanding Receivables of the Borrower and its Subsidiaries, then, the provisions of Section 2.9(c) shall become applicable (without duplication if such default rate is already in effect); provided that, in each case, the Receivables payable by Clients located in Libya that exist as of the Closing Date shall be excluded for all purposes of this Section 5.2; provided, further, that the determination of the relevant percentages in this Section 5.2 shall be based upon the Compliance Certificate relating to the relevant determination date and compliance with clause (a) and (b) shall be tested on a quarterly basis.  In any event, the implementation of Section 2.9(c) pursuant to this Section 5.2 shall only apply so long as (x) the Receivables exceed the relevant limits set forth in Section 5.2(a) or (b), as applicable, and (y) the Borrower has not obtained political risk insurance (including from the United States Export Import Bank or the Overseas Private Investment Corporation) reasonably acceptable to the Administrative Agent insuring the amount of such Receivables in excess of relevant percentages referred to in this Section 5.2.  For avoidance of doubt, the Borrower’s failure to comply with this Section 5.2 shall not constitute an Event of Default.

ARTICLE 6
REPORTING COVENANTS

The Borrower covenants and agrees that, on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the U.S. Secured Obligations are paid in full (other than contingent indemnification claims and other than L/C Obligations and any related obligations hereunder or under any of the other U.S. Loan Documents in respect in any Letters of

Credit outstanding after the U.S. Revolving Credit Termination Date provided that the Borrower is in compliance with the provisions of Section 2.4(k) relating thereto):

Section 6.1                                    Financial Statements.  The Borrower shall deliver to the Administrative Agent each of the following:

(a)                                 Monthly Reports.  As soon as available, and in any event within 30 days after the end of each of the first two fiscal months of each Fiscal Quarter, the Consolidated unaudited balance sheet of the Borrower and its Subsidiaries as of the close of such month and related Consolidated statement of operations for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (the “Monthly Report”), in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position and results of operations of the Borrower and its Subsidiaries as at the dates indicated and for the periods indicated in accordance with the Accounting Principles (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)                                 Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter) of each Fiscal Year, the Consolidated unaudited balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and related Consolidated statements of operations and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (the “Quarterly Report”), in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and its Subsidiaries as at the dates indicated and for the periods indicated in accordance with the Accounting Principles (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)                                  Annual Reports.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and related Consolidated statements of operations, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with the Accounting Principles, together with a certification by an independent registered accounting firm reasonably acceptable to the Administrative Agent that (i) such Consolidated financial statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and its Subsidiaries as at the dates indicated and for the periods indicated therein in accordance with the Accounting Principles without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of the Borrower and its Subsidiaries, which audit was conducted in accordance with the standards of the United States’ Public Company Accounting Oversight Board, such accounting firm have obtained no knowledge that a Default in respect of Section 5.1 is continuing or, if in the opinion of such accounting firm such a Default is continuing, a statement as to the nature thereof.

(d)                                 Compliance Certificate.  Together with each delivery of any financial statement pursuant to clause (b) or (c) above (with the exception of the Quarterly Report for the last quarter of the Fiscal Year), a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) demonstrates the calculations used in determining Excess Cash Flow if such Compliance Certificate is delivered with the financial statements pursuant to clause (b) or (c) above, (ii) demonstrates compliance with Sections 5.1 and 5.2 as at the last day of the relevant Test Period, (iii) demonstrates compliance with the U.S. Revolving Borrowing Base pursuant to Section 2.3, (iv) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (v) attaches an updated Schedule 4.8B, current as of the date of delivery of such Compliance Certificate, and (vi) attaches an updated Schedule 4.16C, current as of the date of delivery of such Compliance Certificate.

(e)                                  Corporate Chart and Other U.S. Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower (on behalf of the Borrower) that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) a list identifying in reasonable detail (which shall in any event be consistent with the applicable information provided in schedules to the U.S. Loan Documents for similar matters) all Equity Interests in, deposit accounts of, securities accounts of, commodities accounts of, or Receivables of any of the Borrower or its Subsidiaries created or acquired during the period that is subject of such Compliance Certificate (it being understood that in respect of the Receivables of the Borrower and its Subsidiaries, the Borrower may provide an updated Accounts Detail Report), and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of the Borrower or any of its Subsidiaries or joint venture on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(f)                                   U.S. Revolving Borrowing Base Certificate.  On each Revolving Measurement Date (for or relating to the immediately preceding calendar month), a U.S. Revolving Borrowing Base Certificate of the president or chief financial officer of the Borrower (on behalf of the Borrower) in substantially the form of Exhibit D (a “U.S. Revolving Borrowing Base Certificate”), accompanied by the Accounts Detail Report and Accounts Report supporting such certificate, which sets forth the calculation of the U.S. Revolving Borrowing Base as of such Revolving Measurement Date for or relating to the immediately preceding calendar month in accordance with the definition thereof in Section 2.3 and that demonstrates compliance with the U.S. Revolving Borrowing Base eligibility for such immediately preceding calendar month.  No later than 10 days prior to the delivery of the U.S. Revolving Borrowing Base Certificate for the next succeeding Revolving Measurement Date, the Borrower may submit an updated U.S. Revolving Borrowing Base Certificate current as of the date of delivery of such certificate.

(g)                                  Collateral Audit.  (i) Commencing on June 30, 2015, once per Fiscal Year, within 90 days of each June 30, a report by an independent auditor or independent auditors reasonably acceptable to the Administrative Agent (it being understood that Eisner Amper LLP and Protiviti shall be deemed to be acceptable to the Administrative Agent) addressing whether or not (A) all criteria in respect of determining Eligible Domestic Receivables for the U.S. Revolving Borrowing Base have been correctly applied, (B) all Receivables identified as Eligible

Domestic Receivables satisfy the requirements set forth in the definition thereof and are owned by the Borrower or any of the other U.S. Loan Parties, and (C) the dilutive credits for the most recent period are less than the Dilution Reserve or, if higher than the Dilution Reserve, containing a computation of a revised Dilution Reserve; and (ii) once per Fiscal Year, within 90 days of each December 31, a report by the Borrower’s auditor addressing the quality of the applicable Receivables and the scope of work of the relevant independent auditor under clause (g)(i) above.

(h)                                 Permitted Countries Report.  As soon as available, and in any event within 30 days after the end of each Fiscal Quarter of each Fiscal Year,  a certificate of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth in reasonable detail the Receivables of the Borrower or any of its Subsidiaries payable from Persons located in the countries set  forth in Schedule 6.1(h), together with an updated Schedule 6.1(h) or a certification that the last Schedule 6.1(h) delivered pursuant to this clause (h) is correct and complete as of the date of such certificate (it being understood that Borrower may update such schedule from time to time in form reasonably acceptable to the Administrative Agent).

(i)                                     Annual Budget.  Within 60 days after the end of each Fiscal Year, an annual budget of the Borrower and its Subsidiaries in reasonable detail and form and substance reasonably acceptable to the Administrative Agent for the current Fiscal Year.

Section 6.2                                    Other Events.  The Borrower shall give the Administrative Agent notice of each of the following promptly (and in any event within five Business Days) after any Responsible Officer of Borrower or any of its Subsidiaries has knowledge of it:  (a)(i) any Default and (ii) any event that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event reasonably expected to result in a mandatory payment of the U.S. Secured Obligations pursuant to Section 2.8 stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, and (c) the commencement of, or any material development (in the reasonable judgment of the Borrower) in, any action, investigation, suit, arbitration, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes it or any of its Subsidiaries to liability in an aggregate amount in excess of $500,000 or (iii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.3                                    ERISA Matters.  The Borrower shall give the Administrative Agent (a) on or prior to any filing by any U.S. Loan Party of any notice of intent to terminate any Title IV Plan, or promptly (and in any event within 10 days) upon becoming aware of any such filing by an ERISA Affiliate, a copy of such notice, (b) promptly, and in any event within ten days, after any Responsible Officer of any U.S. Loan Party knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate has taken or proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto and (c) promptly, and in any event within 15 days after any Responsible Officer of any U.S. Loan Party knows or should have known that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower (on behalf of the Borrower) describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the relevant U.S. Loan Party from the PBGC or any other Governmental Authority with respect thereto.

Section 6.4                                    Environmental Matters.

The Borrower shall provide to the Administrative Agent notice of each of the following promptly (and in any event within five Business Days) after any Responsible Officer of the Borrower obtains knowledge thereof (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i) that any U.S. Loan Party is or may be liable to any Person as a result of a Release or threatened Release that, either individually or in the aggregate, would  reasonably be expected to result in a Material Adverse Effect; (ii) the receipt by any U.S. Loan Party of any notice of violation of or potential liability under, or knowledge by such U.S. Loan Party that there exists a condition that would reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (iii) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, either individually or in the aggregate, would  reasonably be expected to result in a Material Adverse Effect.

Section 6.5                                    Other Information.  The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, Property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of the Borrower or any of its Subsidiaries as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE 7
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the U.S. Secured Obligations are paid in full (other than contingent indemnification claims and other than L/C Obligations and any related obligations hereunder or under any of the other U.S. Loan Documents in respect in any Letters of Credit outstanding after the U.S. Revolving Credit Termination Date provided that the Borrower is in compliance with the provisions of Section 2.4(k) relating thereto):

Section 7.1                                    Maintenance of Corporate Existence.  The Borrower will, and will cause each other U.S. Loan Party to, at all times preserve and keep in full force and effect (a) its legal existence in the jurisdiction of incorporation, organization or formation, and (b) all material rights, qualifications, licenses, permits, Governmental Authorizations, intellectual property rights and franchises necessary to conduct its business, except in the consummation of a transaction expressly permitted by Section 8.4 or 8.7; provided, however, that in the case of the preceding clause (b), no Person shall be required to preserve and keep in full force and effect any such rights, qualifications, licenses, permits, Governmental Authorizations, intellectual property rights or franchises, unless the lack of preservation and the failure to keep in full force and effect thereof, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 7.2                                    Compliance with Laws, Etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Requirements of Law and permits, except (unless such failure relates to any Anti-Terrorism Laws, Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, in which case it shall be in compliance in all respects) for such failures to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.3                                    Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay all material Taxes, assessments, levies and other governmental charges imposed upon it or any of its Properties or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all other material claims, liabilities and obligations (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its Properties, except where the failure to pay (on a timely basis or otherwise) any of the foregoing could not reasonably be expected to have a Material Adverse Effect, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, levy, charge, claim, liability or obligation need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provision, if any, as shall be required in conformity with the Accounting Principles shall have been made therefor and (ii) in the case of a Tax, assessment, charge, claim, liability or obligation that has or may become a Lien against any of the U.S. Collateral, such Proceedings conclusively operate to stay the sale of any portion of the U.S. Collateral to satisfy such charge or claim.

Section 7.4                                    Maintenance of Property.  The Borrower will, and will cause each of its Subsidiaries to,  maintain and preserve in good working order and condition, ordinary wear and tear, and casualty and condemnation excepted, all of its material Property necessary in the conduct of its business, in each case except as permitted by Section 8.4 or 8.7 and in all cases except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.5                                    Maintenance of Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to the Properties and businesses of the Borrower or any of its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses or owning similar properties in the same general area and in any event all insurance required by any of the U.S. Security Documents, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry in the same general area.

Section 7.6                                    Keeping of Books.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account, in which full, true and correct entries, in all material respects, shall be made in accordance with the Accounting Principles and all other applicable Requirements of Law of all financial transactions and the assets and business of the Borrower or any of its Subsidiaries, including establishing a system reasonably satisfactory to the Lenders that identifies each Receivable by Client and accurately associates each payment in respect of any Receivable with the respective invoice related thereto.

Section 7.7                                    Access to Books and Property; Lender Meetings.  The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the U.S. Collateral Agents, no more than two times per calendar year in the aggregate between such Agents  (unless a Default shall have occurred and is continuing, in which case, as often as requested and at the expense of the Borrower), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of a Default, no such notice shall be required) to (a) visit and inspect the Property of the Borrower or any of its Subsidiaries and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of the Borrower or any of its Subsidiaries, (b) discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with any officer or director of the Borrower or any of its Subsidiaries, and (c) hold a meeting (at a mutually agreeable location and time or, at the option of Administrative Agent, by conference call) with Lenders, the Borrower or any of its Subsidiaries regarding the items in the foregoing clause (b).

Section 7.8                                    Environmental Compliance.  The Borrower will, and will cause each of its Subsidiaries to, comply with, and maintain its real Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), except for failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.9                                    Use of Proceeds.

(a)                                 The proceeds of the Term Loans made on the Closing Date shall be used by the Borrower to consummate the Refinancing Transactions and thereafter for general corporate purposes.

(b)                                 The proceeds of the U.S. Revolving Loans made on the Closing Date shall be used by the Borrower solely (i) to fund any original issue discount and upfront fees payable under the Fee Letter, and (ii) for the replacement, backstopping of or cash collateralization of any existing letters of credit of the Borrower set forth in Schedule 8.1.  The proceeds of U.S. Revolving Loans made after the application of such proceeds as set forth in the foregoing sentence or after the Closing Date shall be used by the Borrower and its Subsidiaries for working capital and general corporate purposes and for any other purpose not prohibited by the U.S. Loan Documents.

(c)                                  No U.S. Loan Party shall use all or any portion of the proceeds of any Loan extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 7.10                             Additional Guaranties.

(a)                                 Execution of Guaranty Documents.  If at any time the Borrower elects that a Subsidiary become a U.S. Loan Party or any Person becomes a Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) of a U.S. Loan Party after the date hereof, then the Borrower will promptly (but in any event no later than 10 days after the occurrence of such event) notify Administrative Agent of that fact and  cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of each of the U.S. Guaranty and Security Agreement and the Intercreditor Agreement and to comply with the following clause (b).

(b)                                 Subsidiary Constituent Documents, Legal Opinions, Etc.  Promptly on request and at any time from time to time, to the extent reasonably requested by Administrative Agent, the Borrower shall take all such further actions and execute all such further documents and instruments that are necessary or, in the reasonable opinion of Administrative Agent, desirable to cause such relevant Subsidiary to become a Guarantor under the U.S. Guaranty and Security Agreement or evidence the binding nature of such obligations, including the delivery of the following together with any U.S. Loan Documents delivered pursuant to this Section 7.10: (i) certified copies of the Constituent Documents of any new Subsidiary referred to in Section 7.10(a), together with a good standing certificate (to the extent such concept is applicable in the relevant jurisdiction) from the Secretary of State or similar Governmental Authority of the jurisdiction of its incorporation, organization or formation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the governing body of such Subsidiary approving and authorizing the execution, delivery and performance of such U.S. Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such U.S. Loan Documents and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such U.S. Loan Documents, and (C) the enforceability of such U.S. Loan Documents against such Subsidiary.

Section 7.11                             Deposit Accounts; Securities Accounts and L/C Cash Collateral Account.

(a)                                 Within 30 days from the Closing Date, the Borrower will, and will cause each of the U.S. Loan Parties to, enter into U.S. Account Control Agreements (as well any additional control agreements that may be necessary in the reasonable opinion of the U.S. Collateral Agents) in respect of each of the deposit accounts, securities accounts and commodity accounts set forth in Schedule 8.15.

(b)                                 Following the date that is 30 days from the Closing Date, (i) the Borrower shall, on or before the last day of each calendar month, deliver to the Administrative Agent an updated Schedule 8.15; and (ii) the Borrower will, and will cause each of its Subsidiaries that are U.S. Loan Parties to, enter into U.S. Account Control Agreements (as well any additional control agreements that may be necessary in the reasonable opinion of the U.S. Collateral Agents) for each of its deposit accounts, securities accounts and commodity accounts (x) in which the proceeds of Receivables constituting U.S. Collateral are deposited in accordance with the provisions of the U.S. Security Documents or (y) in respect of which the daily average amount of funds standing to the credit of such account is $50,000 or greater for the calendar month most recently ended.

(c)                                  The Borrower will, and will cause each of the U.S. Loan Parties to, ensure that such U.S. Loan Party owns each of the Receivables purported to be owned by it, free and clear of all Liens (except, in the case of any Receivables purported to constitute U.S. Collateral, such Liens so specified in the U.S. Security Documents, and, in any other case, for Permitted Liens), in its own name and not in the name of any nominee or other Person.

(d)                                 The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any L/C Cash Collateral Account.  From time to time after funds are deposited in any L/C Cash Collateral Account, the Administrative Agent may apply funds then held in such L/C Cash Collateral Account to the payment of U.S. Secured Obligations in accordance with Section 2.12.  Neither the Borrower nor any of its Subsidiaries and no Person claiming on behalf of or through the Borrower or any of its Subsidiaries shall have any right to demand payment of any funds held in any L/C Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all U.S. Secured Obligations (other than contingent indemnification obligations and obligations under any Secured Hedging Agreement, in each case, for which no claim has been made) and the termination of all outstanding Letters of Credit.

Section 7.12                             Further Assurances. Within 10 Business Days from the Closing Date, the Borrower will cause MyLCM Solutions, Inc. to deliver to the Administrative Agent a certificate (in form and substance satisfactory to the Lenders) attesting to MyLCM Solutions, Inc.’s good standing in the State of California.  Within 15 Business Days from the Closing Date, the Borrower will, and will cause each of the U.S. Loan Parties (as applicable) to, enter into the U.S. Borrower Dutch Deed of Share Pledge.  In addition, the Borrower will, and will cause each of its Subsidiaries to, (a) upon the request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Borrower, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Agreement and the other U.S. Loan Documents, and (b) upon the request of the Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Borrower, such further instruments as may be appropriate in the judgment of the Administrative Agent, to provide the U.S. Collateral Agents a valid (x) first lien security interest for the benefit of the First Lien U.S. Secured Parties and (y) second lien security interest for the benefit of the Second Lien U.S. Secured Parties in the U.S. Collateral and any and all documents (including the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other applicable Requirement of Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time as requested by the Administrative Agent, in order to grant and maintain in favor of the U.S. Collateral Agents for the benefit of U.S. Secured Parties, the Lien in the U.S. Collateral contemplated hereunder and under the other U.S. Loan Documents with the priority required by the U.S. Security Documents.  The Borrower will notify the Administrative Agent of any U.S. Collateral that constitutes a claim against any Governmental Authority of the United States, the assignment of which claim is restricted by federal law.  Without derogation of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, take such steps as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to comply with any applicable federal assignment of claims laws and other comparable laws, including obtaining or filing such notices, consent, instruments or other documentation (which shall be in each case in form and substance satisfactory to the Administrative Agent) to comply with the Federal Assignment of Claims Act of 1940 that the Administrative Agent may request; it being understood that in respect of any such request made by the Administrative Agent on or before the date hereof, the Borrower shall have taken such relevant steps to comply with any applicable federal assignment of claims laws and other comparable laws within 10 Business Days of the Closing Date.

Section 7.13                             Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement and each other Contractual Obligation by which it or any of its Properties is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrower will take all actions necessary to ensure that the U.S. Secured Obligations will rank pari passu (or superior) in priority of payment with all of its existing and future unsecured and unsubordinated obligations of each U.S. Loan Party, except for obligations mandatorily preferred by applicable Requirements of Law.

Section 7.14                             Other Matters.  As soon as reasonably practicable, and in any event within 90 days of the Closing Date, the Borrower will deliver evidence in form and substance reasonably satisfactory to the Administrative Agent that either (a) the Borrower has replaced the International Borrower as guarantor for the Marfin Bank Letter of Credit Overdraft Facility (the “Marfin Facility”), between Marfin Bank of Romania and the International Borrower, and no Subsidiary of the Borrower shall remain an obligor under such facility; or (b) the guarantee provided by the International Borrower to such facility shall have been reduced to, or a replacement facility guaranteed by the International Borrower shall have been entered into that replaces the Marfin Facility in its entirety, in each case in an amount not exceeding €3,750,000 and no other Subsidiary of the Borrower shall be an obligor under such facility.

Section 7.15                             Material Subsidiaries.  The Compliance Certificate required in Section 6.1(d)  delivered by the Borrower to the Administrative Agent shall include a list of all Material Subsidiaries as of the last day of the Fiscal Quarter most recently ended (and specifying the percentage of Consolidated Total Assets and Consolidated gross revenues represented by each such Material Subsidiary (calculated in accordance with the definition of “Material Subsidiaries” and this Section 7.15)) so that as of the last day of any Fiscal Quarter for the most recently ended Test Period, (a) the revenues of all such designated Material Subsidiaries, in the aggregate with the Borrower and all other Material Subsidiaries, account for or contribute at least 80% of Consolidated gross revenues of the Borrower and its Subsidiaries as of such date and (b) such list includes each Subsidiary the assets of which were at least 5% of the Consolidated gross revenues or at least 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date. In absence of a different designation by the Borrower on any subsequent date, the designation of Material Subsidiaries most recently made by the Borrower shall continue in effect. Notwithstanding anything herein to the contrary, no Subsidiary of the Borrower designated at any time as a Material Subsidiary may have its designation removed, released, revoked or modified without the prior consent of all the Lenders, other than (x) pursuant to a merger, consolidation or amalgamation subject to Section 8.7 or (y) any Subsidiary not required to be included as a Material Subsidiary pursuant to the first sentence of this Section 7.15.

Notwithstanding anything contained herein to the contrary, for purposes of this Article 7, all reference to Subsidiaries and U.S. Loan Parties shall exclude any and all Immaterial Subsidiaries other than to the extent a particular provision refers to such Persons on a Consolidated basis or on a “taken as a whole” basis.

ARTICLE 8
NEGATIVE COVENANTS

The Borrower covenants and agrees that, on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the U.S. Secured Obligations are paid in full (other than contingent indemnification claims and other than L/C Obligations and any related obligations hereunder or under any of the other U.S. Loan Documents in respect in any Letters of Credit outstanding after the U.S. Revolving Credit Termination Date provided that the Borrower is in compliance with the provisions of Section 2.4(k) relating thereto):

Section 8.1                                    Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for any of the following:

(a)                                 the U.S. Secured Obligations;

(b)                                 Indebtedness set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted under this Section 8.1 in reliance upon this clause (b);

(c)                                  Indebtedness consisting of Capitalized Lease Obligations and purchase money Indebtedness, in each case incurred by the Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of the Borrower or such Subsidiary; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and Permitted Refinancings thereof does not exceed $1,500,000 at any time (each measured at the time such acquisition, repair, improvement or construction is made);

(d)                                 Indebtedness in the form of intercompany loans or advances (including any amounts referenced in Section 8.3(j)(i)) owing to the Borrower or any Subsidiary of the Borrower, but only to the extent the same constitutes an Investment permitted under Section 8.3 in respect of the lender thereof;

(e)                                  the International Obligations; provided that at no time shall the aggregate outstanding principal amount and aggregate commitments under the International Credit Agreement exceed the euro equivalent of $30,000,000;

(f)                                   Indebtedness consisting of the endorsement of negotiable instruments in the ordinary course of business;

(g)                                  Indebtedness expressly contemplated by Section 7.14;

(h)                                 secured Indebtedness of the Foreign Subsidiaries of the Borrower in an aggregate (as to all such Subsidiaries) amount not to exceed $2,500,000 at any time in addition to any amounts under clause (b) of this Section 8.1;

(i)                                     Indebtedness (i) of any Person assumed by the Borrower or one or more of its Subsidiaries in connection with a Permitted Acquisition, (ii) of any Person that becomes a Subsidiary of the Borrower as a result of a Permitted Acquisition or Investment permitted under Section 8.3 and in existence on the date of such Permitted Acquisition or Investment, or (iii) comprised of earnout obligations, deferred compensation and other similar arrangements in connection with Permitted Acquisitions; provided that (A) in the case of subclauses (i) and (ii) above, (x) such Indebtedness is not created in contemplation of such Permitted Acquisition or Investment, and (y) such Indebtedness is secured only by assets acquired in such Permitted Acquisition or Investment and the only obligors in respect of such Indebtedness shall be those Persons who were obligors in respect thereof prior to such Permitted Acquisition or Investment, (B) in the case of subclause (iii) above, such Indebtedness is unsecured, and (C) the aggregate principal amount of Indebtedness permitted under this clause (i), shall not exceed $5,000,000 at any time outstanding, and any Permitted Refinancing of any such Indebtedness;

(j)                                    Indebtedness incurred in the ordinary course of business consisting of cash management obligations and other Indebtedness in respect of netting services, overdraft protection, payment card and similar arrangements;

(k)                                 Indebtedness consisting of Interest Rate Contracts and foreign exchange Hedging Agreements entered into for non-speculative purposes;

(l)                                     Indebtedness consisting of Guaranty Obligations of Indebtedness permitted under this Section 8.1; or

(m)                             additional unsecured Indebtedness of the Borrower or any of its Subsidiaries not permitted by any of the other clauses of this Section 8.1 in the aggregate principal amount not to exceed $5,000,000 at any time.

provided that the International Borrower will not incur or suffer to exist any Indebtedness other than Indebtedness that is necessary to fund the maintenance of its corporate existence and Indebtedness permitted pursuant to the foregoing clause (g), or Indebtedness permitted under clauses (b) or (d) owing from time to time to the Borrower or any other Subsidiary of the Borrower.

Section 8.2                                    Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, incur, maintain or suffer to exist any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for any of the following (each, a “Permitted Lien”):

(a)                                 Liens created pursuant to the U.S. Loan Documents;

(b)                                 Liens on the International Collateral securing the International Obligations pursuant to the terms of the International Loan Documents;

(c)                                  Customary Permitted Liens;

(d)                                 Liens securing obligations under Interest Rate Contracts and foreign exchange Hedging Agreements, in each case entered into for non-speculative purposes;

(e)                                  Liens existing on the date hereof and set forth on Schedule 8.2 or securing any Permitted Refinancing thereof; provided that the principal amount of Indebtedness secured thereby (e.g., Indebtedness existing on the date hereof or incurred subsequent to the date hereof under any credit agreement or facility as in effect on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing) is not increased; and provided, further, that such Liens do not attach to or cover any Property with a cumulative fair market value greater than such Property secured by such Liens on the date hereof (including after-acquired Property affixed or incorporated into such Property to the extent such Liens would attach to or cover such Property immediately prior to the date hereof);

(f)                                   Liens on the Property of the Borrower or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such Property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any Property of the Borrower or any of its Subsidiaries other than the Property acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;

(g)                                  Liens (a) assumed by Borrower and/or one or more of its Subsidiaries in connection with a Permitted Acquisition or (b) on assets of a Person that becomes a Subsidiary of Borrower after the date of this Agreement in a Permitted Acquisition or as a result of an Investment otherwise permitted under Section 8.3, provided, however, (x) that such Liens exist at the time such Person becomes a Subsidiary or such asset is acquired and are not created in contemplation of such acquisition or Investment and, in any event, do not secure Indebtedness other than that assumed pursuant to Section 8.1(i) at the time of such Permitted Acquisition or Investment or attach to or encumber the assets of any other U.S. Loan Party or its Subsidiaries and (y) the aggregate amount of Indebtedness secured by all Liens pursuant to this Section 8.2(g) shall not exceed the amount set forth in clause (iii) to the proviso to Section 8.1(i);

(h)                                 Liens on any property of the Borrower or any of its Subsidiaries not otherwise permitted by any of the other clauses of this Section 8.2 securing any of their

Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $1,000,000 at any time;

(i)                                     Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement;

(j)                                    Liens relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations in each case in the ordinary course of business and not prohibited under the U.S. Loan Documents;

(k)                                 pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business; provided, however the aggregate amount of such pledges or deposits of cash and Cash Equivalents shall not exceed $1,000,000;

(l)                                     Liens securing Indebtedness permitted under Section 8.1(h); or

(m)                             Liens securing performance bonds/letters of credit, bid bonds, advance payment bonds and similar obligations, and Guaranty Obligations in respect thereof, in each case entered into in the ordinary course of business (including obligations under or relating to performance letters of credit, letters of credit and advance payment guarantees issued in connection with payments by a customer in advance of when such payments are due in an amount not to exceed the remaining amount of payments by such customer that have not yet been earned) but not at any time securing more than the sum, at any date of determination, of (i) an amount, at such date, equal to the amount of obligations of the Borrower or any of its Subsidiaries currently secured by such Liens as of the date hereof, (ii) $5,000,000, (iii) an amount, at such date, equal to 20% of any advance payments secured solely by the cash received in connection with such advance payment on such date, and (iv) if (A) no Default shall have occurred and be continuing or shall occur as a result thereof, (B) after incurrence of such Lien on a pro forma basis, the Borrower shall be in compliance with Section 5.1 and the Consolidated Net Leverage Ratio for the most recently completed Test Period  shall not be greater than 2.50:1:00 and (C) the Borrower delivers to Administrative Agent of a certificate of an Responsible Officer (on behalf of the Borrower) demonstrating the calculation of the Available Amount and compliance with the immediately preceding clauses (A) and (B), the Available Amount as of the applicable date of the incurrence of such Lien.

Notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, enter into, or suffer to exist, any Lien (except such Liens so specified in the U.S. Security Documents) upon any Receivable or any bank accounts of the U.S. Loan Parties in which Receivables are deposited, or any Equity Interests, in each case pledged pursuant to the U.S. Security Documents.

Section 8.3                                    Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or maintain, directly or indirectly, any Investment except for any of the following:

(a)                                 Investments in the Borrower or any of its Subsidiaries to the extent existing as of August 31, 2014 and all other Investments to the extent existing as of the date immediately preceding the date hereof, in each case as set forth on Schedule 8.3 and extensions and renewals thereof (i) that do not require the Borrower or any of its Subsidiaries to make additional Investments, (ii) where the terms of any such extension or renewal are not less favorable to the Borrower or any of its Subsidiaries in any material respect than the terms of the Investments existing as of the date hereof are not materially adverse to the Lenders and (iii) so long as no Default shall have occurred and be continuing or shall be caused thereby; provided that net cash proceeds received from any such Investment may be reinvested by such Person in the same Person or in any other Person from time to time so long as the aggregate outstanding amount of Investments permitted under this clause (a) after giving effect to any such reinvestment (net of such net cash proceeds) does not increase in an amount exceeding $2,500,000;

(b)                                 the Permitted Reinvestments;

(c)                                  Use of Letters of Credit or letters of credit issued under the International Credit Agreement for the benefit of any of the Borrower or its Subsidiaries (and the corresponding Indebtedness resulting therefrom);

(d)                                 Investments by Hill International Brasil Participações Ltda. and Hill International (Spain) S.A. in Engineering S.A. Serviços Técnicos and Engineering S.A. Serviços Técnicos SP for the purpose of increasing the Hill International Brasil Participações Ltda.’s ownership interest in such Persons in an amount due from time to time in accordance with the acquisition documentation entered into by Hill International Brasil Participações in respect of its acquisition of Ltda, Engineering S.A. Serviços Técnicos and Engineering S.A. Serviços Técnicos SP, in each case as in effect as of the date hereof;

(e)                                  Investments in cash and Cash Equivalents;

(f)                                   endorsements for collection or deposit in the ordinary course of business consistent with past practice, extensions of trade credit (other than to Affiliates of the Borrower or any of its Subsidiaries) arising or acquired in the ordinary course of business, or Investments received in settlements in the ordinary course of business of such extensions of trade credit or in connection with the bankruptcy or reorganization of suppliers or customers;

(g)                                  the acquisition (by way of acquisition, merger, consolidation or otherwise) of any, or all or substantially all of the Property (including Business Lines or divisions) or a majority of the Equity Interests (including Equity Interests of Subsidiaries formed in connection with any such acquisition) of any Person not previously owned by the Borrower or any of its Subsidiaries; provided that (A)(I) in the case of any such acquisition subject to customary “certain funds” provisions (x) no Default shall have occurred and be continuing at the time the purchase agreement for such acquisition is entered into or shall occur as a result thereof and (y) no Default, in each case, under either Section 9.1(a) or 9.1(e) shall have occurred and be continuing at the time such acquisition is consummated or immediately after giving effect thereto and (II) in the case of any other such acquisition, no Default shall have occurred and be continuing at the time of consummation of such acquisition and immediately after giving effect thereto; (B) each of the Borrower and its Subsidiaries shall comply with the requirements of Sections 7.10 and 7.11; (C) the acquired Properties comprise or are in respect of a business permitted by Section 8.8; (D) after giving effect to such acquisition (including any incurrence of Indebtedness in connection therewith), the Borrower and its Subsidiaries shall be in compliance for the most recently completed Test Period with the ratio required pursuant to Section 5.1 for the applicable period except that the “Maximum Consolidated Net Leverage Ratio” shall be 0.25 less than the relevant figure set forth in the table in such Section, on a pro forma basis after giving effect to such acquisition; (E) the Borrower shall have provided to the Administrative Agent 10 Business Days before the date of such acquisition (1) to the extent available, audited and unaudited financial statements (audited or reviewed by an independent certified public accountant) in respect of such acquired Person (or division or business line acquired in any such acquisition for the last Fiscal Year of such Person), division or business line for the period including at least the four consecutive Fiscal Quarters ended on or prior to the date that the relevant acquisition is consummated, and (if the Borrower so elects) such quality of earnings report  prepared by an independent registered accounting firm reasonably satisfactory to the Administrative Agent described in clause (A) of the proviso to the definition of Consolidated EBITDA, and (2) a pro-forma Compliance Certificate certified by the chief financial officer of the Borrower (on behalf of the Borrower) and demonstrating compliance with the foregoing clause (D); and (F) with respect to any such acquisition by the Borrower, the International Borrower or any of the other U.S. Loan Parties involving Properties not located in the United States and all other Permitted Acquisitions by the Borrower, the International Borrower or any of the other U.S. Loan Parties involving Properties not located in the United States consummated subsequent to the date hereof and on or prior to the date of such acquisition, the aggregate amount of consideration (other than common stock) paid in respect of such acquisitions with Investments permitted under this Section 8.3(g) shall not exceed $5,000,000;

(h)                                 Investments by the Borrower and its Subsidiaries in Interest Rate Contracts or foreign exchange Hedging Agreements entered into for non-speculative purposes;

(i)                                     Investments in the form of Indebtedness of any Foreign Subsidiary (1) where the amount and terms of the Indebtedness of the International Borrower to a Foreign Subsidiary are at all times promptly matched in all material respects by Indebtedness owing from such Foreign Subsidiary to the International Borrower, provided that no such Investment may be made during the pendency of any Default except in respect of Indebtedness the proceeds of which are used to fund payrolls, benefits or associated taxes of such Foreign Subsidiary (but only if such Indebtedness is repaid by such Foreign Subsidiary within 60 days of the date incurred), or (2) owing to another Foreign Subsidiary other than the International Borrower or any U.S. Loan Party;

(j)                                    Investments in the form of Indebtedness owing to or from the Borrower or any of its Subsidiaries arising in the ordinary course of business from (i) payments for goods or services made by the Borrower or the International Borrower on behalf of a Foreign Subsidiary or made by a Foreign Subsidiary on behalf of another Foreign Subsidiary or the International Borrower or (ii) transfer pricing obligations;

(k)                                 Investments in the form of Indebtedness constituting intercompany loans or advances or Guaranty Obligations (i) owing to (or in the case of Guaranty Obligations, where the principal obligor is) any U.S. Loan Party, but only if the such loans or advances are at all times evidenced by promissory notes that are negotiable instruments and are pledged pursuant to the U.S. Security Documents, provided that no such Investment may be made during the pendency of any Default and that Investments outstanding under this clause (i) shall not at any time exceed, in addition to any other Investments permitted under this Section 8.3, $10,000,000, or (ii) owing by any U.S. Loan Party to any Foreign Subsidiary (or in the case of Guaranty Obligations, where the guarantor is a Foreign Subsidiary and the principal obligor is a U.S. Loan Party), but only if such loans or advances (or the reimbursement obligations under such Guaranty Obligations) shall at all times be subordinated in full to the payment of the U.S. Secured Obligations of such U.S. Loan Party on terms and conditions reasonably satisfactory to the Administrative Agent and shall be subject to Section 8.5;

(l)                                     in addition to any other Investments permitted under this Section 8.3, Investments in Foreign Subsidiaries, whether in the form of Indebtedness, Equity Securities or otherwise, provided that the aggregate amount of Investments made pursuant to this clause (l) outstanding at any time shall not exceed (at cost): (1) $5,000,000 for Investments made in a direct Wholly-Owned Subsidiary that is a Foreign Subsidiary of the Borrower, (2) $1,000,000 for Investments made in an indirect Wholly-Owned Subsidiary that is a Foreign Subsidiary of the Borrower by any U.S. Loan Party, the International Borrower or any other direct Wholly-Owned Subsidiary that is a Foreign Subsidiary of the Borrower, and (3) $1,000,000 for Investments made in any non-Wholly-Owned Subsidiary that is a Foreign Subsidiary of the Borrower;

(m)                             Investments outstanding (net of all returns in respect of such Investments) at any time constituting non-cash consideration received by the Borrower or any of its Subsidiaries in connection with Dispositions of assets permitted hereby, to the extent such non-cash consideration is permitted to be received hereunder;

(n)                                 Guaranty Obligations expressly permitted under Section 8.1 or Guaranty Obligations in respect of performance bonds/letters of credit, bid bonds, advance payment bonds and similar obligations entered into in the ordinary course of business (including obligations under or relating to performance letters of credit, letters of credit and advance payment guarantees issued in connection with payments by a client in advance of when such payments are due in an amount not to exceed the remaining amount of payments by such client that have not yet been earned);

(o)                                 in addition to any other Investments permitted under this Section 8.3, any Investment by the Borrower or any of its Subsidiaries the aggregate amount (at cost) of which , at any time outstanding, shall not exceed $10,000,000; or

(p)                                 other Investments (including Permitted Acquisitions and other Investments that are permitted under this Section 8.3 pursuant to any of the other clauses of this Section 8.3) by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed the Available Amount as of the applicable date of such Investment; provided that (i) no Default shall have occurred and be continuing or shall occur as a result thereof, (ii) after giving effect to such Investment on a pro forma basis, the Borrower shall be in compliance with Section 5.1 and the Consolidated Net Leverage Ratio for the most recently completed Test Period  shall not be greater than 2.65:1:00 and (iii) delivery by the Borrower to Administrative Agent of a certificate of an Responsible Officer (on behalf of the Borrower) demonstrating the calculation of the Available Amount and compliance with the immediately preceding clauses (i) and (ii).

Section 8.4                                    Asset Sales.  The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its Property or enter into any Sale and Leaseback Transaction, except for any of the following:

(a)                                 in each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, sales, leases, assignments, conveyances, transfers or other Dispositions (including exchanges or swaps) of Cash Equivalents, inventory, or Property that is obsolete, damaged, worn out or surplus assets or no longer used or useful in the ordinary course of business;

(b)                                 (i) any Disposition of any Property (other than their own Equity Interests or Equity Equivalents) by the Borrower or any of its Subsidiaries to the Borrower or any other Subsidiary to the extent any resulting Investment is not prohibited by Section 8.3 or any other provision of any U.S. Loan Document, (ii) any Restricted Payment by the Borrower or any of its Subsidiaries permitted pursuant to Section 8.5 or (iii) the transactions permitted pursuant to Section 8.7;

(c)                                  so long as no Default under Section 9.1(a) or 9.1(e) shall have occurred and be continuing or shall result therefrom, Dispositions of Property in an aggregate amount not to exceed $5,000,000 (it being understood that the value of such Property shall be measured by its fair market value), not permitted under any other clause of this Section 8.4; provided that, at least 75% of the consideration for any such Disposition received by the seller of such Property shall be in the form of cash or Cash Equivalents and any remainder that is not cash consideration is an Investment permitted pursuant to Section 8.3;

(d)                                 the sale or discount of overdue accounts receivable arising in the ordinary course of business (but only in connection with the compromise, write down or collection thereof and not in connection with any financing) and collections on account of receivables;

(e)                                  Liens expressly permitted by Section 8.2; Investments expressly permitted by Section 8.3 and Restricted Payments expressly permitted under Section 8.5 in each case to the extent constituting a Disposition;

(f)                                   Dispositions of Property as a result of a Property Loss Event upon receipt of the Net Cash Proceeds from such Property Loss Event; or

(g)                                  Dispositions of property permitted under Section 8.7.

provided that except as otherwise provided under the U.S. Loan Documents, the Borrower will not, and will not permit any of its Subsidiaries to, in any event consummate any of the foregoing transactions (other than pursuant to Section 8.7) in respect of any certain Receivables of the U.S. Loan Parties, such bank accounts of the U.S. Loan Parties in which Receivables are deposited, or any Equity Interests, in each case which are pledged pursuant to the U.S. Security Documents are deposited.

Section 8.5                                    Restricted Payments.

(a)                                 Unless mandatorily required by applicable Requirements of Law, but subject to the exceptions set forth in this Section 8.5, the Borrower will not, and will not permit any Subsidiary of it to, declare or pay any dividends, or return any Equity Interest (including capital contributions for future capitalization), to its stockholders or authorize or make any other distribution, payment or delivery of Property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of Equity Interest now or hereafter outstanding (or any options or warrants issued by the Borrower or such Subsidiary with respect to its Equity Interest), or set aside any funds for any of the foregoing purposes, except that any Subsidiary of the Borrower shall be all times permitted to declare or pay any of the foregoing amounts to the Borrower or any Wholly-Owned Subsidiary thereof or to any minority shareholder of such declaring or paying Subsidiary ratably in accordance with its outstanding shareholdings (other than upon the occurrence and continuation of an Event of Default, in which case such amounts may be declared and paid only if the International Borrower (if such Subsidiary is  a Subsidiary of the International Borrower) or if the Borrower (if such Subsidiary is not a Subsidiary of the International Borrower) receives, within two Business Days of such payment, a cash amount corresponding to such declared amounts (other than the ratable portion thereof allocable to any such minority shareholder in accordance with its outstanding shareholdings, which amount may be paid to such minority shareholder)).

(b)                                 Notwithstanding the foregoing, the following Restricted Payments shall be permitted: (i) dividends and distributions declared and paid on the common Equity Interests of any the Borrower or any Subsidiary thereof ratably to the holders of such common Equity Interests (including, in the case of any non-Wholly-Owned Subsidiaries, to any minority shareholders) and payable only in common Equity Interests of such Person and Restricted Payments by the Borrower solely in the form of its Equity Equivalents; (ii) the redemption, purchase or other acquisition or retirement for value by the Borrower of its common Equity Interests (or Equity Equivalents with respect to its common Equity Interests) from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such employee, director or officer; provided, however, that the amount of all such cash dividends shall not exceed $1,000,000 in any Fiscal Year of the Borrower or $3,000,000 in the aggregate; and (iii) Restricted Payments by the Borrower in cash consisting of dividends or distributions not permitted to be made by this Section 8.5 in an aggregate amount not to exceed the sum of $3,000,000 and the Available Amount as of the applicable date of such Restricted Payment shall be permitted so long as (A) no Default shall have occurred and be continuing or shall occur as a result thereof, (B) after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower shall be in compliance with Section 5.1 and the Consolidated Net Leverage Ratio for the most recently completed Test Period  shall not be greater than 2.00 to 1:00 and (C) delivery by the Borrower to Administrative Agent of a certificate of an Responsible Officer (on behalf of the Borrower) demonstrating the calculation of the Available Amount and compliance with the immediately preceding clauses (A) and (B).

Section 8.6                                    Prepayment of Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness that is subordinated to, or secured on a junior Lien basis with, the U.S. Secured Obligations or Indebtedness incurred under Section 8.1(m);

provided, however, that the Borrower and each of its Subsidiaries may prepay, redeem, repurchase, defease or otherwise satisfy any subordinated intercompany Indebtedness referred to in Section 8.1(d) to the extent such prepayment, redemption, defeasance or satisfaction is made to a U.S. Loan Party when owing by any Subsidiary thereof or to an International Loan Party (as defined in the International Credit Agreement) when owing by any Foreign Subsidiary thereof.

Section 8.7                                    Fundamental Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) merge, consolidate, amalgamate with or liquidate into any Person, (b) acquire all or substantially all of the Equity Interests or Equity Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (i) to consummate any Permitted Acquisition or any other Investment permitted under Section 8.3; (ii) the merger, consolidation, amalgamation or liquidation of any Subsidiary of the Borrower into any U.S. Loan Party, (iii) the merger, consolidation, amalgamation or liquidation of any Subsidiary of the Borrower that is not a U.S. Loan Party with or into any other Subsidiary that is not a U.S. Loan Party, (iv) the dissolution of any Immaterial Subsidiary to the extent its assets were previously liquidated into another U.S. Loan Party or the dissolution of any Immaterial Subsidiary that is a Foreign Subsidiary to the extent its assets were previously liquidated into another Foreign Subsidiary; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other U.S. Loan Party, a U.S. Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such U.S. Loan Party shall have been made.

Section 8.8                                    Change in Nature of Business; Limited Activities of the International Borrower.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries at the date hereof and business, operations and activities, incidental, ancillary or related thereto; and (b) the International Borrower will not engage in any business operations or activities other than the ownership of its Subsidiaries’ Equity Interests, the making of Investments and the incurrence of Indebtedness as shall be necessary solely to maintain its corporate existence, and the incurrence of Indebtedness in respect of the Marfin Facility as permitted pursuant to Section 7.14.

Section 8.9                                    Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for transactions (a) on a basis no less favorable to the Borrower or such Subsidiary as would be obtained at the time in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) in respect of such transactions described in Section 8.1(b), (d), (h) or (l), Section 8.2(e), (k) or (m), Section 8.3(a), (b), (c), (d), or (i) through (n), Section 8.6 or Section 8.7, such transactions directly or directly with, or for the benefit of, the Borrower or any Subsidiary of the Borrower, (c) services provided to the Borrower in the ordinary course of business, or (d) such transactions effected pursuant to Section

8.1(m), Section 8.2(h), or Section 8.3(o) that would otherwise be permitted pursuant to the sections referred to in clause (b) but for such applicable monetary limitation set forth therein.

Section 8.10                             Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.    Except as otherwise permitted or provided in any U.S. Loan Document:

(a)                                 The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, whether, direct or indirect, on the ability of any Subsidiary of the Borrower to pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests.

(b)                                 Neither the Borrower nor any of its Subsidiaries will enter into any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired (including any “equal and ratable” clause and any similar contractual obligation requiring, when a Lien is granted on any Property, another Lien to be granted on such Property or any other Property), other than (i) the U.S. Loan Documents and the International Loan Documents, (ii) any agreement evidencing Indebtedness secured by Permitted Liens permitted by Sections 8.2(b), (e) or (f) as to the assets securing or required to secure such Indebtedness, (iii) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary of Borrower or any asset pending such Disposition; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be Disposed of and such Disposition is permitted hereunder, (iv) customary anti-assignment and anti-licensing provisions in contracts or licenses restricting the assignment or licensing thereof, (v) any agreements governing any leasehold interest (including any rights of way, allocation agreements and other similar such interests in real estate) or building entry agreements that limit the ability to grant a Lien in such leasehold interest or building entry agreements, (vi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties of any Person, other than the Person or the Properties of the Person so acquired, and (vii) pursuant to any agreement in effect at the time any Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower.

Section 8.11                             Modification of Certain Documents.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, the Borrower or any of its Subsidiaries (including the terms of any of their outstanding Equity Interests or Equity Equivalents) in a manner that could reasonably be expected to be adverse to any U.S. Secured Party;

(b) waive or otherwise modify any term of any International Loan Documents except in accordance with the Intercreditor Agreement; or

(c) waive or otherwise modify any term of any Contractual Obligation in any manner that could reasonably be expected to be materially adverse to any U.S. Secured Party.

Section 8.12                             Accounting Changes; Fiscal Year.  The Borrower will not, and will not permit any of its Subsidiaries to, change its (a) accounting treatment or reporting practices, except as required by the Accounting Principles or any Requirement of Law, or (b) its Fiscal Year or its method for determining fiscal years, fiscal quarters or fiscal months.

Section 8.13                             Compliance with ERISA and Foreign Plans.  The Borrower will not, and will not permit any other U.S. Loan Party to shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event or similar event under a Foreign Plan.

Section 8.14                             OFAC.

(a)                                 The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the U.S. Facilities (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by any Lender Party (including as a result of the proceeds of the U.S. Facilities being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the U.S. Loan Parties to any Lender Party in connection with the U.S. Facilities, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to any Lender Party in respect of the U.S. Facilities.

(c)                                  The Borrower will, and will cause each of its Subsidiaries to, implement and maintain appropriate safeguards designed to prevent any action that would be contrary to clauses (a) or (b) above.

(d)                                 The Borrower will, and will cause each of its Subsidiaries to, promptly upon becoming aware of the same, supply to the Administrative Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

Section 8.15                             Bank Accounts.  Except as provided in Section 7.11(a), the Borrower will not, and will not permit any of its Subsidiaries that are U.S. Loan Parties to, fail to promptly enter into an U.S. Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to any deposit accounts, securities accounts or commodity accounts (x) in which the proceeds of Receivables constituting U.S. Collateral are deposited in accordance with the provisions of the U.S. Security Documents or (y) in respect of which the daily average amount of funds standing to the credit of such account is $50,000 or greater for the calendar month most recently ended.

Notwithstanding anything contained herein to the contrary, for purposes of this Article 8, all reference to Subsidiaries and U.S. Loan Parties (other than with respect to Section 8.14) shall exclude any and all Immaterial Subsidiaries other than to the extent a particular provision refers to such Persons on a Consolidated basis or on a “taken as a whole” basis.

ARTICLE 9
EVENTS OF DEFAULT

Section 9.1                                    Definition.  Each of the following shall be an “Event of Default”:

(a)                                 the Borrower shall fail to pay (i) any principal of any Loan or any L/C Reimbursement Obligation when the same becomes due and payable (whether at stated maturity, upon prepayment or otherwise) or (ii) any interest on any Loan, any fee under any U.S. Loan Document or any other U.S. Secured Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of three Business Days after the due date therefor; or

(b)                                 any representation, warranty or certification made or deemed made by or on behalf of any U.S. Loan Party in any U.S. Loan Document or by any U.S. Loan Party (or any Responsible Officer thereof) in connection with any U.S. Loan Document shall prove to have been incorrect in any material respect (or, if such representation or warranty is qualified by “material” or “Material Adverse Effect” in any respect) when made or deemed made; or

(c)                                  any U.S. Loan Party shall fail to comply with (i) any provision of Article 5, Article 6, Sections 7.1, 7.2, 7.5, 7.9 through 7.12, the second sentence of Section 7.13, Section 7.14, Section 7.15 or Article 8 or (ii) any other provision of any U.S. Loan Document if, in the case of this clause (ii), such failure (if capable of remedy within such period) shall remain unremedied for a period of 30 days; or

(d)                                 (i) the Borrower or any of its Subsidiaries shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any amount under the International Obligations and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, (ii) the Borrower or any of its Subsidiaries shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of the Borrower or any of such Subsidiaries (other than the U.S. Secured Obligations or the International Obligations) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, (iii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness unless such holder or holders of such Indebtedness shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedging Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedging Agreements), prior to the stated maturity thereof; or

(e)                                  (i) any of the U.S. Loan Parties shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any U.S. Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its Property and, in the case of any such proceedings instituted against (but not by or with the consent of) any U.S. Loan Party, either such proceedings shall remain undismissed, unvacated, or unstayed, in each case for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) any U.S. Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)                                   one or more judgments, orders or decrees (or other similar process) shall be rendered against any U.S. Loan Party (i) requiring payment of an aggregate amount (excluding amounts adequately covered by insurance payable to any U.S. Loan Party, to the extent the relevant insurer (which shall be solvent and unaffiliated) has not denied coverage therefor) in excess of $5,000,000 and (ii) either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) any such judgment shall remain unsatisfied, unstayed, unvacated or undischarged for a period of at least 30 days; or

(g)                                  at any time after the execution and delivery thereof, (i) any material provision of any U.S. Loan Document, for any reason other than the payment in full of all U.S. Secured Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any U.S. Collateral Agent shall not have or shall cease to have a valid and perfected (subject to the qualifications with respect to perfection contained in the U.S. Loan Documents) Lien in any U.S. Collateral purported to be covered by the U.S. Security Documents with the priority set forth in the U.S. Security Documents, to the extent required by the U.S. Security Documents, having a fair market value, individually or in the aggregate, exceeding $250,000 or (iii) any U.S. Loan Party (or any agent or representative acting on behalf of a U.S. Loan Party) shall contest the validity or enforceability of any U.S. Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any U.S. Loan Document or any provision thereof to which it is a party; or

(h)                                 there shall occur any Change of Control; or

(i)                                     an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event or a similar event with respect to any Foreign Plan shall have occurred that, when taken together with all other such ERISA Events or events under any Foreign Plans, has resulted in liability of the Borrower, of any other U.S. Loan Party or of any of their respective ERISA Affiliates in an aggregate amount exceeding $1,000,000.

Notwithstanding anything contained herein to the contrary, for purposes of this Article 9, all reference to Subsidiaries and U.S. Loan Parties (other than with respect to any Event of Default that would result from a failure of such applicable Subsidiary or U.S. Loan Party to comply in any or all respects with Section 8.14) shall exclude any and all Immaterial Subsidiaries other than to the extent a particular provision refers to such Persons on a Consolidated basis or on a “taken as a whole” basis.

Section 9.2                                    Remedies.  During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any U.S. Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any U.S. Secured Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, effective immediately upon the occurrence of any Event of Default specified in Section 9.1(e), (x) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each U.S. Secured Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower.

Section 9.3                                    Actions in Respect of Letters of Credit.  At any time, in each case, (i) upon the U.S. Revolving Credit Termination Date, (ii) after the U.S. Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 105% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the difference between (A) the L/C Obligations for all Letters of Credit at such time and (B) the amount of L/C Obligations that are otherwise secured to the reasonable satisfaction of the relevant L/C Issuer and for which the Borrower shall in any event provide the Administrative Agent prompt notice if such other arrangements expire, are replaced or are extended (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

ARTICLE 10
THE AGENTS

Section 10.1                             Appointment and Duties; Appointment of Administrative Agent and U.S. Collateral Agents.

(a)                                 Appointment.  Each Lender and each L/C Issuer hereby irrevocably appoints Société Générale (together with any successor Administrative Agent, Term Collateral

Agent or U.S. Revolver Collateral Agent pursuant to Section 10.9) as the Administrative Agent, Term Collateral Agent and U.S. Revolver Collateral Agent hereunder and authorizes the Administrative Agent , the Term Collateral Agent and the U.S. Revolver Collateral Agent, as applicable, to (i) execute and deliver the U.S. Loan Documents and accept delivery thereof on its behalf from the Borrower or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent or any U.S. Collateral Agent, as applicable, under such U.S. Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Administrative Agent and the U.S. Collateral Agents, as applicable, shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the U.S. Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any U.S. Loan Document to any U.S. Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the U.S. Secured Parties with respect to any U.S. Secured Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such U.S. Secured Party), (iii) act as collateral agent for each U.S. Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the U.S. Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the U.S. Loan Documents, (vi) exercise all remedies given to the U.S. Collateral Agents and the other U.S. Secured Parties with respect to the U.S. Collateral, whether under the U.S. Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the U.S. Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that each U.S. Collateral Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for such U.S. Collateral Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the U.S. Collateral, including any deposit account maintained by a U.S. Loan Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the U.S. Collateral subject thereto to such U.S. Collateral Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties.  Under the U.S. Loan Documents, each of the Administrative Agent and the U.S. Collateral Agents (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, “U.S. Revolver Collateral Agent”, “Term Collateral Agent” and “U.S. Collateral Agent”, the terms “agent”, “administrative agent”, “U.S. Revolver Collateral agent”, “term collateral agent” and “U.S. collateral agent” and similar terms in any U.S. Loan Document to refer to the Administrative Agent, the U.S. Revolver Collateral Agent, the Term Collateral Agent or the U.S. Collateral Agents, as applicable, which terms are used for title purposes only, (ii) is not assuming any obligation under any U.S. Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other U.S. Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any U.S. Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent or the U.S. Collateral Agents based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2                             Binding Effect.  Each Lender and each L/C Issuer  agrees that (i) any action taken by the Administrative Agent, the U.S. Collateral Agents or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the U.S. Loan Documents, (ii) any action taken by the Administrative Agent or the U.S. Collateral Agents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent, the U.S. Collateral Agents or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the U.S. Secured Parties.

Section 10.3                             Use of Discretion.  (a)  No Action without Instructions.  The Administrative Agent and the U.S. Collateral Agents shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any U.S. Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Administrative Agent and the U.S. Collateral Agents shall not be required to take, or to omit to take, any action (i) unless, upon demand, any of the Administrative Agent or the U.S. Collateral Agents, as applicable, receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent or the U.S. Collateral Agents, as applicable, any other U.S. Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent, the U.S. Collateral Agents or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent, the U.S. Collateral Agents or its counsel, contrary to any U.S. Loan Document or applicable Requirement of Law.

Section 10.4                             Delegation of Rights and Duties.  The Administrative Agent and the U.S. Collateral Agents may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any U.S. Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any U.S. Secured Party).  Any such Person shall benefit from this Article 10 to the extent provided by the Administrative Agent and the U.S. Collateral Agents.

Section 10.5                             Reliance and Liability.  (a) The Administrative Agent and the U.S. Collateral Agents may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any U.S. Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of the Administrative Agent, the U.S. Collateral Agents and its respective Related Persons shall be liable to any U.S. Secured Party for any action taken or omitted to be taken by any of them under or in connection with any U.S. Loan Document, and each Lender and L/C Issuer hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent, the U.S. Collateral Agents or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent and the U.S. Collateral Agents, as applicable:

(i)                                     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent or the U.S. Collateral Agents, when acting on behalf of it);

(ii)                                  shall not be responsible to any U.S. Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any U.S. Loan Document;

(iii)                               makes no warranty or representation, and shall not be responsible, to any U.S. Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any U.S. Loan Party in connection with any U.S. Loan Document or any transaction contemplated therein or any other document or information with respect to any U.S. Loan Party, whether or not transmitted or (except for documents expressly required under any U.S. Loan Document to be transmitted to the Lenders) omitted to be transmitted by it, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by it in connection with the U.S. Loan Documents; and

(iv)                              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any U.S. Loan Document, whether any condition set forth in any U.S. Loan Document is satisfied or waived, as to the financial condition of any U.S. Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default clearly labeled “notice of default” (in which case it shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and L/C Issuer any right, claim or cause of action it might have against any of the Administrative Agent or the U.S. Collateral Agents based thereon.

Section 10.6                             The Agents Individually.  The Administrative Agent, the U.S. Collateral Agents and its respective Affiliates may make loans and other extensions of credit to, acquire Equity Interests and Equity Equivalents of, engage in any kind of business with, any U.S. Loan Party or Affiliate thereof as though it were not acting as Administrative Agent or U.S. Collateral Agent and may receive separate fees and other payments therefor.  To the extent that any of the Administrative Agent, the U.S. Collateral Agents or any of its respective Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “U.S. Revolving Credit Lender”, “Term Loan Lender”, “Required Lender”, “Required U.S. Revolving Credit Lender” and “Required Term Loan Lender” and any similar terms shall, except where otherwise expressly provided in any U.S. Loan Document, include the Administrative Agent, the U.S. Collateral Agents or such Affiliate, as the case may be, in its individual capacity as Lender, U.S. Revolving Credit Lender, Term Loan Lender or as one of the Required Lenders, Required U.S. Revolving Credit Lenders or Required Term Loan Lenders respectively.

Section 10.7                             Lender Credit Decision.  Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon any of the Administrative Agent or the U.S. Collateral Agents, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by any of the Administrative Agent, the U.S. Collateral Agents or any of its respective Related Persons, conduct its own independent investigation of the financial condition and affairs of each U.S. Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any U.S. Loan Document or with respect to any transaction contemplated in any U.S. Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any U.S. Loan Document to be transmitted by any of the Administrative Agent or the U.S. Collateral Agents to the Lenders or L/C Issuers, the Administrative Agent and the U.S. Collateral Agents shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any U.S. Loan Party or any Affiliate of any U.S. Loan Party that may come in to the possession of any of the Administrative Agent, the U.S. Collateral Agents or any of its respective Related Persons.

Section 10.8                             Expenses; Indemnities.

(a)                                 Each Lender agrees to reimburse the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer and each of its respective Related Persons (to the extent not reimbursed by any U.S. Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the U.S. Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any U.S. Loan Party) that may be incurred by the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer or any of its respective Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any U.S. Loan Document.

(b)                                 Each Lender further agrees to indemnify the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer and each of its respective Related Persons (to the extent not reimbursed by any U.S. Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the U.S. Facilities of the Liabilities that may be imposed on, incurred by or asserted against any of the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer or any of its respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any U.S. Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by any of the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer or any of its respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any of the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer or any of its respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of any of the Administrative Agent, the U.S. Collateral Agents, the L/C Issuer or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  This Section 10.8(b) shall not apply with respect to Taxes.

(c)                                  To the extent required by any Requirement of Law, the Administrative Agent and the U.S. Collateral Agents may withhold from any payment to any Lender under a U.S. Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent or the U.S. Collateral Agents did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify the Administrative Agent, the U.S. Collateral Agents or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or the Administrative Agent or any U.S. Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Administrative Agent or the U.S. Collateral Agents, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent or the U.S. Collateral Agents as Tax or otherwise, including any penalties and interest, and together with all reasonable expenses incurred by the Administrative Agent or the U.S. Collateral Agents, as applicable, including legal expenses and out-of-pocket expenses (but only to the extent that the U.S. Loan Parties have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the U.S. Loan Parties to do so).  The Administrative Agent and the U.S. Collateral Agents may offset against any payment to any Lender under a U.S. Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such

Lender but which was not so withheld, as well as any other amounts for which it is entitled to indemnification from such Lender under this.

Section 10.9                             Resignation of Agent or L/C Issuer.

(a)                                 The Administrative Agent and each U.S. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If the Administrative Agent or any U.S. Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor agent.  If, within 30 days after the retiring agent having given notice of resignation, no successor agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring agent may, on behalf of the Lenders, appoint a successor agent.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)                                 Effective immediately upon its resignation, (i) the retiring agent shall be discharged from its duties and obligations under the U.S. Loan Documents, (ii) the Lenders shall assume and perform all of the duties of such agent until a successor agent shall have accepted a valid appointment hereunder, (iii) the retiring agent and its Related Persons shall no longer have the benefit of any provision of any U.S. Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such agent had been, validly acting as agent under the U.S. Loan Documents and (iv) subject to its rights under Section 10.3, the retiring agent shall take such action as may be reasonably necessary to assign to the successor agent its rights as the relevant Agent under the U.S. Loan Documents.  Effective immediately upon its acceptance of a valid appointment as the relevant Agent, a successor agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring agent under the U.S. Loan Documents.

(c)                                  Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the U.S. Loan Documents.

Section 10.10                      Release of U.S. Collateral.  Each Lender and L/C Issuer hereby consents to the automatic release and hereby directs the Administrative Agent and the U.S. Collateral Agents, as applicable, to release or subordinate any Lien held by the U.S. Collateral Agents for the benefit of the U.S. Secured Parties in accordance with the U.S. Security Documents.

Each Lender and L/C Issuer hereby directs the Administrative Agent and the U.S. Collateral Agents, as applicable, and the Administrative Agent and U.S. Collateral Agents (as applicable) hereby agree, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release such Liens when and as directed in this Section 10.10.

Section 10.11                      Lead Arranger.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other U.S. Loan Document, the Lead Arranger shall not have any duties or responsibilities, nor shall the Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other U.S. Loan Document or otherwise exist against the Lead Arranger.

ARTICLE 11
MISCELLANEOUS

Section 11.1                             Amendments, Waivers, Etc.

(a)                                 No amendment or waiver of any provision of any U.S. Loan Document and no consent to any departure by any U.S. Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) as provided in Section 2.18, (2) in the case of an amendment, consent or waiver (A) to cure any technical error, ambiguity, omission, defect or inconsistency or (B) granting a new Lien for the benefit of the U.S. Secured Parties or extending an existing Lien over additional Property, in each case by the U.S. Collateral Agents, the Borrower and any other U.S. Loan Party which is a party to the U.S. Loan Document in question, (3) in the case of any other waiver or consent (other than to effect the intent of clauses (ii), (iii) and (iv) below which, for the avoidance of doubt, shall require consent of each Lender directly affected thereby (or by the Administrative Agent with consent of such Lender) and which shall not require consent of the Required Lenders), by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (4) in the case of any other amendment (other than to effect the intent of clauses (ii), (iii) and (iv) below which, for the avoidance of doubt, shall also require consent of each Lender directly affected thereby (or by the Administrative Agent with consent of such Lender) and which shall not require consent of the Required Lenders), by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower;

provided, however, that no amendment, consent or waiver described in clause (3) or (4) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any U.S. Loan Document, do any of the following:

(i)                                     waive any condition specified in Article 3, except any condition referring to any other provision of any U.S. Loan Document;

(ii)                                  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)                               reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a U.S. Revolving Credit Lender, any L/C Reimbursement Obligation or any obligation of the Borrower to repay (whether or not on a fixed date) any L/C Reimbursement Obligation; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;

(iv)                              waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)                                 except as provided in Section 10.10, release all or substantially all of the U.S. Collateral or any Guarantor from its guaranty of any U.S. Secured Obligation of the Borrower;

(vi)                              reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)                           alter Section 2.3 or U.S. Revolving Borrowing Base in a manner that is less favorable to the Lenders or affects the amount of U.S. Revolving Loans to be made thereunder;

and provided, further, that no amendment, consent or waiver described in clause (3) or (4) above shall, unless in writing and signed by each Lender (or by the Administrative Agent with the consent of each Lender), in addition to any other Person the signature of which is otherwise required pursuant to any U.S. Loan Document, (i) change the definition of the terms “Required Lenders” or (ii) amend Section 2.8(a) (or any related definition), Section 2.12(c) or (d), Section 10.10, Section 10.11, Section 11.9 or this Section 11.1;

and provided, further, that (x)(A) any modification of the application of any such payment to, (1) the Term Loans shall require the consent of the Required Term Loan Lenders without also requiring the consent of the Required Lenders and (2) the U.S. Revolving Loans shall require the consent of the Required U.S. Revolving Credit Lenders without also requiring the consent of the Required Lenders, (B) any change to the definition of the term “Required Term Loan Lender” shall require the consent of the Required Term Loan Lenders without requiring the consent of the Required Lenders, and (C) any change to the definition of the term “Required U.S. Revolving Credit Lender” shall require the consent of the Required U.S. Revolving Credit Lenders without also requiring the consent of the Required Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any U.S. Loan Document of, or any payment to, the Administrative Agent or the U.S. Collateral Agents (or otherwise modify any provision of Article 10 or the application thereof) or any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the relevant Agent, or such

L/C Issuer, or as the case may be, such SPV, in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.  No amendment, modification or waiver of this Agreement or any U.S. Loan Document altering the ratable treatment of U.S. Secured Obligations arising under Secured Hedging Agreement resulting in such U.S. Secured Obligations being junior in right of payment to principal of the Loans or resulting in U.S. Secured Obligations owing to any Secured Hedging Counterparty being unsecured (other than releases of Liens applicable to all Lenders in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the consent of such Secured Hedging Counterparty.

(b)                                 Each waiver or consent under any U.S. Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any U.S. Loan Party shall entitle any U.S. Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any U.S. Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2                             Assignments and Participations; Binding Effect.

(a)                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the U.S. Loan Parties, the Lenders, the Administrative Agent and the U.S. Collateral Agents.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of the Borrower (in each case except for Article 10), the Administrative Agent, the U.S. Collateral Agents, each Lender and L/C Issuer and, to the extent provided in Section 10.11, each other Indemnitee.  Except as expressly provided in any U.S. Loan Document (including in Section 10.9), none of the L/C Issuer, the U.S. Collateral Agents or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.  None of the U.S. Loan Parties shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign.  Each Lender may only sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:

(i)                                     any existing Lender (other than a Non-Funding Lender or Impacted Lender);

(ii)                                  any Affiliate (other than an individual) or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); or

(iii)                               any other Person (other than a Non-Funding Lender, an Impacted Lender, or an individual);

with the consent of, (A) in the case of the any assignment under clause (i) or (iii), (1) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), (2) with respect to assignments of U.S. Revolving Credit Commitments, each L/C Issuer that is a Lender, and (3) as long as no Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to a proposed assignment unless the Borrower objects thereto by notice to Administrative Agent within five Business Days after having received notice thereof); and (B) in the case of any assignment under clause (ii) of U.S. Revolving Credit Commitments, each L/C Issuer that is a Lender.

Assignments do not have to be ratable between the U.S. Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a U.S. Facility.

For each U.S. Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such assignments shall be in a minimum amount of $500,000 with respect to Term Loans and $1,000,000 with respect to U.S. Revolving Credit Commitments, and in each case, in multiples of $500,000 in excess thereof, unless such assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such U.S. Facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and the Administrative Agent.

Assignments by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s prior consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.2(c)(v).  The Administrative Agent’s refusal to accept an assignment to a U.S. Loan Party, an Affiliate of a U.S. Loan Party or to a Person that would be (or could reasonably be expected to become) a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon assignments to such Persons, shall not be deemed to be unreasonable.

(c)                                  Procedure.  The parties to each assignment made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such assignment, together with any existing Note subject to such assignment (or any affidavit of loss therefor reasonably acceptable to the Administrative Agent), any Tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500 (unless waived or reduced by the Administrative Agent), provided that (1) if an assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such assignment, and (2) if an assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment (unless waived or reduced by the Administrative Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Effectiveness.  Subject to the acknowledgment and recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the U.S. Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender (provided that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 2.17 than that to which the assignor would have been entitled to receive had no such assignment occurred), (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the U.S. Secured Obligations) and be released from its obligations under the U.S. Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the U.S. Loan Documents, such Lender shall cease to be a party hereto, except that each Lender agrees to remain bound by Article 10, Section 11.8 and Section 11.9 to the extent provided in Section 11.20 and Section 10.11).

(e)                                  Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) secure any obligations of the Lenders, including any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or other central bank, without notice to the Administrative Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such grantee, assignee, holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any U.S. Secured Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons (other than (x) a Person that is a U.S. Loan Party or an Affiliate of a U.S. Loan Party) in or to all or a portion of its rights and obligations under the U.S. Loan Documents (including all its rights and obligations with respect to the Term Loans, U.S. Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any U.S. Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the U.S. Loan Parties and the U.S. Secured Parties towards such Lender, under any

U.S. Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the U.S. Secured Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 and 2.17, but only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, except to the extent such entitlement to receive a greater payment results from a change in a Requirement of Law that occurs after such grant or participation, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or a participant have the right to enforce any of the terms of any U.S. Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any U.S. Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the U.S. Loan Documents (including the right to enforce or direct enforcement of the U.S. Secured Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the U.S. Collateral).  No party hereto shall institute against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).

Section 11.3                             Costs and Expenses.  The Borrower agrees to pay or reimburse, on demand, (a) the Agents, the L/C Issuer and the Lead Arranger for all reasonable and documented out-of-pocket costs and expenses incurred by it in connection with the preparation, negotiation, execution, delivery or administration of, any modification of any term of or termination of, any U.S. Loan Document (including the reasonable and documented fees, charges and disbursements of legal counsel), reasonable and documented fees, costs and expenses  incurred in connection with Intralinks® or any other E-System and allocated to the U.S. Facilities by the Administrative Agent in its sole discretion and reasonable fees, charges and disbursements of the auditors, appraisers and printers and (b) each of the Agents, each Lender and each L/C Issuer for all out-of-pocket costs and expenses (including the fees, charges and disbursements of legal counsel) incurred in connection with (i) the enforcement or preservation of any right or remedy under any U.S. Loan Document, any U.S. Secured Obligation, with respect to the U.S. Collateral or any other related right or remedy or (ii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any bankruptcy or insolvency proceeding related to any U.S. Loan Party, any of its Subsidiaries, any U.S. Loan Document or U.S. Secured Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).

Section 11.4                             Indemnities.  The Borrower agrees (a) to indemnify and hold harmless the Agents, the Lead Arranger, the Lenders, the L/C Issuers, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against any and all out-of-pocket losses, claims, damages and liabilities (including the reasonable and documented fees, charges and disbursements of legal counsel) incurred by or imposed against any Indemnitee arising out of or in connection with this Agreement, the other U.S. Loan Documents, the financing contemplated hereby or the use or the proposed use of proceeds hereof or any claim, litigation, arbitration, investigation or proceeding relating to any of the foregoing, and (b) to reimburse each Indemnitee for the reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of legal counsel) incurred by it in connection with investigating, preparing to defend or defending or providing evidence in or preparing to serve or serving as a witness with respect to any lawsuit, investigation, arbitration, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of those indemnification obligations), except, in the case of each of clauses (a) and (b) above, to the extent that such loss, claim, damage, liability or expense resulted from the willful misconduct, bad faith or gross negligence of the Indemnitee or any of its Related Persons (as found by a final non-appealable judgment of a court of competent jurisdiction).

Section 11.5                             Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any U.S. Loan Document (including pursuant to Section 2.16, Section 2.17, Article 10, Section 11.3, Section 11.4 or this Section 11.5) shall (A) survive the termination of the Commitments and the payment in full of other U.S. Secured Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6                             Limitation of Liability for Certain Damages.  In no event shall any Agent, L/C Issuer or Lender hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each U.S. Loan Party hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7                             Lender-Creditor Relationship.  The relationship between the Lenders, the L/C Issuers and the Agents, on the one hand, and the U.S. Loan Parties, on the other hand, is solely that of lender and creditor.  No U.S. Secured Party has any fiduciary relationship or duty to any U.S. Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the U.S. Secured Parties and the U.S. Loan Parties by virtue of, any U.S. Loan Document or any transaction contemplated therein.

Section 11.8                             Right of Setoff.  Each of the Administrative Agent and the U.S. Collateral Agents, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each U.S. Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final), but excluding payroll accounts, at any time held and other Indebtedness, claims or other obligations at any time owing by such Agent, such Lender, such L/C Issuer or any of their respective

Affiliates to or for the credit or the account of such U.S. Loan Party against any U.S. Secured Obligation of any U.S. Loan Party now or hereafter existing, whether or not any demand was made under any U.S. Loan Document with respect to such U.S. Secured Obligation and even though such U.S. Secured Obligation may be unmatured.  Each of the Administrative Agent, the U.S. Collateral Agents, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the U.S. Collateral Agents, the Lenders and the L/C Issuers and their Affiliates and other U.S. Secured Parties may have.

Section 11.9                             Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any U.S. Secured Obligation of any U.S. Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any U.S. Collateral or “proceeds” (as defined under the applicable UCC) of U.S. Collateral) other than pursuant to Sections 2.16, 2.17, 2.18 and 11.2  and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the U.S. Loan Documents, such Lender shall purchase for cash from other U.S. Secured Parties such participations in their U.S. Secured Obligations as necessary for such Lender to share such excess payment with such U.S. Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement; provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such U.S. Loan Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.2(c).

Section 11.10                      Marshaling; Payments Set Aside.  No U.S. Secured Party shall be under any obligation to marshal any Property in favor of any U.S. Loan Party or any other party or against or in payment of any U.S. Secured Obligation.  To the extent that any U.S. Secured Party receives a payment from a U.S. Loan Party, from the proceeds of the U.S. Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11                      Notices.

(a)                                 Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to, with respect to any party, the Persons and addresses specified under such party’s name on Annex IV or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified, in the case of all parties, to the Borrower and the Administrative Agent.  Transmission by electronic mail shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)                                 Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective upon receipt.

Section 11.12                      Electronic Transmissions.

(a)                                 Authorization.  Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the U.S. Collateral Agents, the U.S. Loan Parties, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any U.S. Loan Document and the transactions contemplated therein.  Each U.S. Loan Party and each U.S. Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any U.S. Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each U.S. Secured Party and U.S. Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by U.S. Secured Parties and the U.S. Loan Parties in connection with the use of such E-System.

(d)           Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Each U.S. Loan Party and each U.S. Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13       Governing Law.  This Agreement and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without reference to principles of conflicts of laws other than Sections 5-1401 and 5-1402 of the New York General Obligations Law if such provisions would lead to the application of law other than the State of New York.

Section 11.14       Jurisdiction.

(a)           Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent or the U.S. Collateral Agents to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent or the U.S. Collateral Agents determines that such action is necessary or appropriate to exercise its rights or remedies under the U.S. Loan Documents.  Each of the parties hereto hereby irrevocably waives, to the extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  Each of the parties hereto hereby irrevocably waives, to the extent permitted by law, personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or arising out of or in connection with this Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address such party specified in Annex IV (and shall be effective when such mailing shall be effective, as provided therein).  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent, the U.S. Collateral Agents or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or proceed against any U.S. Loan Party in any other jurisdiction.

Section 11.15       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR RELATED HERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by the mutual waivers and certifications in this Section 11.15.

Section 11.16       Severability.  Any provision of any U.S. Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any U.S. Loan Document or any part of such provision in any other jurisdiction.

Section 11.17       Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18       Entire Agreement.  This Agreement embodies the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any U.S. Loan Party and any of the Administrative Agent, the U.S. Collateral Agents, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect (other than the Fee Letter).

Section 11.19       Use of Name .  No U.S. Loan Party nor any of the Administrative Agent, the U.S. Collateral Agents, any L/C Issuer or any Lender or any other U.S. Secured Party shall, and no U.S. Loan Party or any of the Administrative Agent or the U.S. Collateral Agents or any Lender shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority or stock exchange relating to a public offering of securities of any U.S. Loan Party or relating to the compliance by any such U.S. Loan Party with any applicable Requirements of Laws (including United States federal and state securities laws and regulations)) using the name, logo or otherwise referring to any other party or of any of its Affiliates, the U.S. Loan Documents or any transaction contemplated herein or therein without the prior consent of the other parties hereto or such Affiliates except to the extent required to do so under applicable Requirements of Law and then, only after consulting with the other parties hereto.

Section 11.20       Non-Public Information; Confidentiality.

(a)           Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the U.S. Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)           Each Lender, L/C Issuer and the Administrative Agent and each U.S. Collateral Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to this Agreement and designated by the Borrower as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or Agent or L/C Issuer, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.20 or any other confidentiality obligations owing to any U.S. Loan Party or any of its Affiliates or (B) available to such Lender, L/C Issuer or such Agent or any of their Related Persons, as the case may be, from a source (other than any U.S. Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (in which case (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority having jurisdiction over such Person or its Affiliates exercising examination or regulatory authority or any regulatory reporting requirements of any Lender) such person shall promptly notify the Borrower if and to the extent permitted by law), (v) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the U.S. Loan Parties, (vi) to current or prospective assignees, SPVs, grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (vii) to any other party hereto and (viii) in connection with the exercise or enforcement of any right or remedy under any U.S. Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or such Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by the U.S. Loan Parties or their Related Persons referring to a Lender, L/C Issuer or such Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any U.S. Loan Party (whether or not a U.S. Loan Document), the terms of this Section 11.20 shall govern. Any Person required to maintain the confidentiality of information as provided in this Section 11.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  In addition, each U.S. Loan Party consents to the publication by the Administrative Agent or any Lender of any tombstones, advertising or other promotional materials relating to the financing transactions contemplated by this Agreement using such U.S. Loan Party’s name, product photographs, logo or trademark, in each case to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials; provided that the Administrative Agent or such Lender shall provide a draft of any such advertising or other material to the Borrower for review and comment prior to the publication thereof.

Section 11.21       PATRIOT Act Notice.  The Administrative Agent, the U.S. Collateral Agents, the Lead Arranger, each L/C Issuer and each Lender subject to the PATRIOT Act hereby notifies each U.S. Loan Party that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies such U.S. Loan Party, including the name and address of such U.S. Loan Party and other information allowing such Lender to identify such U.S. Loan Party in accordance with such act.  Promptly upon the request of any Lender, the Lead Arranger, any L/C Issuer or the Administrative Agent, each U.S. Loan Party shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender, the Lead Arranger, any L/C Issuer or the Administrative Agent (for itself or on behalf of the L/C Issuer, the Lead Arranger, any Lender or any prospective Lender) in order for such Lender, the Lead Arranger, such L/C Issuer, the Administrative Agent or any prospective Lender to carry out and be reasonably satisfied with the results of all necessary “know your customer” or other checks in relation to such U.S. Loan Party under all applicable laws and regulations pursuant to the transactions contemplated under the U.S. Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. LOAN PARTIES

HILL INTERNATIONAL, INC.,

as Borrower and U.S. Loan Party

By:	/s/ Irvin E. Richter
	Name:	Irvin E. Richter
	Title:	Chairman & CEO

MYLCM SOLUTIONS, INC.,

as U.S. Loan Party

By:	/s/ Irvin E. Richter
	Name:	Irvin E. Richter
	Title:	Chairman & CEO

HILL INTERNATIONAL (NEW ENGLAND), INC.,

as U.S. Loan Party

By:	/s/ Irvin E. Richter
	Name:	Irvin E. Richter
	Title:	Chairman

PCI GROUP, LLC,

as U.S. Loan Party

By:	/s/ Irvin E. Richter
	Name:	Irvin E. Richter
	Title:	Chairman & CEO

SIGNATURE PAGE TO HILL INTERNATIONAL, INC. CREDIT AGREEMENT

AGENTS

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent

By:	/s/ Richard O. Knowlton
	Name:	Richard O. Knowlton
	Title:	Managing Director

SOCIÉTÉ GÉNÉRALE,

as Term Collateral Agent

By:	/s/ Richard O. Knowlton
	Name:	Richard O. Knowlton
	Title:	Managing Director

SOCIÉTÉ GÉNÉRALE,

as U.S. Revolver Collateral Agent

By:	/s/ Richard O. Knowlton
	Name:	Richard O. Knowlton
	Title:	Managing Director

SIGNATURE PAGE TO HILL INTERNATIONAL, INC. CREDIT AGREEMENT

LENDERS

SOCIÉTÉ GÉNÉRALE,

as U.S. Revolving Credit Lender and Term Loan Lender

By:	/s/ Richard O. Knowlton
	Name:	Richard O. Knowlton
	Title:	Managing Director

SIGNATURE PAGE TO HILL INTERNATIONAL, INC. CREDIT AGREEMENT

TD BANK, N.A.,

as U.S. Revolving Credit Lender

By:	/s/ John T. Callaghan
	Name:	John T. Callaghan
	Title:	Vice President

SIGNATURE PAGE TO HILL INTERNATIONAL, INC. CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,

as U.S. Revolving Credit Lender

By:	/s/ Christer M. Andresen
	Name:	Christer M. Andresen
	Title:	Vice President

SIGNATURE PAGE TO HILL INTERNATIONAL, INC. CREDIT AGREEMENT